Exhibit 99.1

Explanatory Note

        Keane, Inc. (the "Company") is furnishing business and preliminary unaudited financial information for the fiscal year ended December 31, 2006. The results presented in this Exhibit are preliminary and may be subject to additional adjustments, which could be material.

        As previously announced, the Securities and Exchange Commission (the "SEC") has contacted the Company requesting documents related to the Company's stock option grants and stock option practices. The Company intends to cooperate with the SEC in this matter.

        The Company's Board of Directors has appointed a special committee of disinterested directors to initiate an inquiry into its stock option grants and practices. The special committee has retained independent legal counsel to assist in this inquiry. The inquiry has not been completed as of the date of this filing.

        The Company believes it will not be able to file its Annual Report on Form 10-K for the year ended December 31, 2006 until the special committee completes its inquiry and management, in consultation with its independent registered public accounting firm, able to assess whether the Company's historical stock option practices should have had any impact on the Company's historical accounting and, as a result, whether and to what extent any adjustment is required to the Company's historical financial statements.

        THE UNAUDITED FINANCIAL INFORMATION SET FORTH BELOW, INCLUDING INFORMATION ABOUT STOCK-BASED COMPENSATION, NET INCOME, EARNINGS PER SHARE AND STOCKHOLDERS' EQUITY, AS WELL AS COMPARISONS OF THESE AMOUNTS AND RELATED TRENDS BETWEEN PERIODS, ARE SUBJECT TO CHANGE WHEN THE COMPANY HAS COMPLETED THE REVIEW DESCRIBED ABOVE. THESE CHANGES MAY AFFECT THE UNAUDITED FINANCIAL INFORMATION SET FORTH BELOW AND SOME OF THESE EFFECTS MAY BE MATERIAL. CONSEQUENTLY, SUBJECT TO COMPLETION OF THE REVIEW DESCRIBED ABOVE AND THE YEAR-END AUDIT PROCESS, THE COMPANY MAY CONCLUDE THAT ITS PREVIOUSLY FILED FINANCIAL STATEMENTS AND RELATED FINANCIAL INFORMATION FOR THE PERIODS PRESENTED HEREIN, AS WELL AS ANY SUCH INFORMATION CONTAINED HEREIN, SHOULD NOT BE RELIED UPON.

        BECAUSE OF THE PENDING REVIEW, THE COMPANY IS NOT IN A POSITION TO TIMELY FILE ITS ANNUAL REPORT ON FORM 10-K WITH THE SEC. NEVERTHELESS, THE COMPANY BELIEVES IT SHOULD PROVIDE INVESTORS WITH INFORMATION THAT IS CURRENTLY AVAILABLE AND HAS FURNISHED THE INFORMATION BELOW FOR THIS PURPOSE. WHILE THIS EXHIBIT INCLUDES INFORMATION OF THE KIND CALLED FOR BY FORM 10-K, THIS EXHIBIT DOES NOT COMPLY WITH THE REQUIREMENTS OF THAT FORM OR RELATED SEC RULES BECAUSE IT OMITS CERTAIN REQUIRED INFORMATION AND THE INFORMATION IT DOES CONTAIN IS UNAUDITED AND SUBJECT TO CHANGE AS NOTED ABOVE. AMONG OTHER THINGS, THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS NOT EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE ON THE INFORMATION IN THIS EXHIBIT AND THIS EXHIBIT CONTAINS NO AUDIT REPORT ON THE FINANCIAL STATEMENTS FOR FISCAL YEARS 2006, 2005, AND 2004 OR ON MANAGEMENT'S ASSESSMENT OF THE EFFECTIVENESS OF THE COMPANY'S INTERNAL CONTROL OVER FINANCIAL REPORTING. THE COMPANY'S PRELIMINARY ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING AND PRELIMINARY ASSESSMENT OF THE EFFECTIVENESS OF ITS INTERNAL CONTROL OVER FINANCIAL REPORTING INCLUDED IN ITEM 9A IS SUBJECT TO CHANGE IN CONNECTION WITH THE COMPLETION OF THE COMPANY'S ASSESSMENT OF ITS HISTORICAL STOCK OPTION

GRANTING PRACTICES. IN ADDITION, THIS EXHIBIT DOES NOT CONTAIN THE CERTIFICATIONS OF THE CHIEF EXECUTIVE OFFICER OR THE CHIEF FINANCIAL OFFICER REQUIRED TO BE INCLUDED BY THE SARBANES-OXLEY ACT OF 2002 IN REPORTS ON FORM 10-K. MOREOVER, THIS EXHIBIT CONTAINS UNAUDITED FINANCIAL INFORMATION THAT MAY CHANGE AS THE REVIEW AND AUDIT PROCESS ARE COMPLETED. IN PARTICULAR, INFORMATION ABOUT STOCK-BASED COMPENSATION, NET INCOME, EARNINGS PER SHARE AND STOCKHOLDERS' EQUITY, AS WELL AS PERIOD-TO-PERIOD COMPARISONS OF THOSE AMOUNTS AND RELATED TRENDS, FOR ALL PERIODS MAY BE AFFECTED BY THE REVIEW OF THE COMPANY'S STOCK OPTION GRANTS AND STOCK OPTION PRACTICES, AND THE POTENTIAL RESTATEMENTS, DESCRIBED IN THIS EXHIBIT. THIS EXHIBIT IS NOT A SUBSTITUTE FOR THE DISCLOSURE REQUIRED IN THE FORM 10-K.

        WHILE THE COMPANY BELIEVES THAT THE UNAUDITED FINANCIAL INFORMATION INCLUDED IN THIS EXHIBIT HAS BEEN PREPARED IN ACCORDANCE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (GAAP), EXCEPT TO THE EXTENT THE FINANCIAL STATEMENTS WOULD BE AFFECTED BY THE OUTCOME OF ITS REVIEW OF ITS STOCK OPTION GRANTS AND STOCK OPTION PRACTICES, THE COMPANY CAN GIVE NO ASSURANCES THAT ALL ADJUSTMENTS ARE FINAL AND THAT ALL ADJUSTMENTS NECESSARY TO PRESENT ITS FINANCIAL INFORMATION IN ACCORDANCE WITH GAAP HAVE BEEN IDENTIFIED. THE COMPLETION OF THE COMPANY'S ASSESSMENT OF ITS HISTORICAL STOCK OPTION GRANTING PRACTICES COULD RESULT IN ADJUSTMENTS TO THE AMOUNTS REPORTED IN THE FINANCIAL INFORMATION IN THIS EXHIBIT. THEREFORE, ALL RESULTS REPORTED IN THIS EXHIBIT SHOULD BE CONSIDERED PRELIMINARY UNTIL THE COMPANY FILES ITS ANNUAL REPORT ON FORM 10-K FOR THE 2006 FISCAL YEAR.

        This Exhibit contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. For purposes of these Acts, any statement that is not a statement of historical fact may be deemed a forward-looking statement. For example, statements containing the words "believes," "anticipates," "plans," "expects," "estimates," "intends," "may," "projects," "will," "would," and similar expressions may be forward-looking statements. However, the Company cautions investors not to place undue reliance on any forward-looking statements in this Exhibit because these statements represent the Company's expectations and beliefs as of the date of this Exhibit. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's expectations or beliefs as of any date subsequent to the date of this Exhibit. There are a number of factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including without limitation, potential delays in the special committee's review of the Company's stock option grants and stock option practices, the results of the special committee's review, the impact, if any, of such results or findings on the financial statements of the Company, the outcome of the SEC's inquiry into the Company's stock option grants and any other governmental investigations, the Company's ability to file required reports with the SEC and the factors set forth in this Exhibit under the caption "RISK FACTORS."

ITEM 1.    BUSINESS

OVERVIEW

        Keane, Inc. is a leading provider of Information Technology ("IT") and Business Transformation Services ("BTS"). On February 6, 2007, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Caritor, Inc., a California corporation ("Caritor"), and Renaissance Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Caritor (the "Merger Sub"). Under the Merger Agreement, the Merger Sub will be merged with and into Keane (the "Merger"), with Keane continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Caritor. At the effective time of the Merger, each outstanding share of our common stock will be converted into the right to receive $14.30 in cash, without interest. In addition, all outstanding options to purchase our common stock and all shares of restricted stock will become vested in full prior to the effective time of the Merger. Any option not exercised prior to the effective time of the Merger will be cancelled in exchange for cash in an amount equal to the excess, if any, of the merger consideration per share of common stock over the exercise price of the option, multiplied by the number of shares of common stock underlying the option. The Merger is expected to close in the Second Quarter of 2007, subject to shareholder approval and other customary closing conditions. See Note 1 "SUBSEQUENT EVENTS" in the notes to the accompanying preliminary unaudited consolidated financial statements for further discussion of the Merger.

        In business since 1965, our mission is to help clients improve their business performance by providing world class IT and business process solutions through delivery excellence and thought leadership. We deliver our IT services through an integrated network of regional offices in North America, the United Kingdom ("UK") and Australia, and through Advanced Development Centers ("ADCs") in the United States ("U.S."), Canada, and India. This global delivery model enables us to provide our services to clients onsite, at our nearshore facilities in Canada, and through our offshore development centers in India. Our regional offices are supported by centralized Strategic Practices and Quality Assurance Groups.

        Our clients consist primarily of Global 2000 companies across several industries. We have specific expertise and depth of capability in a variety of verticals, including financial services, insurance, healthcare, and the public sector. We strive to build long-term relationships with our clients by improving their business and IT performance, reducing their costs, and increasing their organizational flexibility.

        We are a Massachusetts corporation headquartered in Boston. Our common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "KEA." We maintain a Web site with the address www.keane.com. Our Web site includes links to our Corporate Governance Guidelines, our Code of Business Conduct, and our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee charters, which are available in print to any shareholder upon request. We are not including the information contained in our Web site as part of, or incorporating it by reference into, this Exhibit. We make available, free of charge, through our Web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practical after we electronically file these materials with, or otherwise furnish them to, the Securities and Exchange Commission ("SEC").

        We are registered as a reporting company under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Accordingly, we file or furnish with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as required by the Exchange Act and the rules and regulations of the SEC. We refer to these reports as Periodic Reports. The public may read and copy our periodic reports and other materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room is available by calling 1-800-SEC-0330. In addition, the SEC maintains an Internet Web site that contains reports, proxy and information statements, and other information regarding issuers, such as Keane, that file electronically with the SEC. The address of this Web site is http://www.sec.gov.

        Our registered trademarks or service marks include: Keane, the Keane logo, Keane Worldzen, Application Lifecycle Optimization, KAMCO, EZ-Access, Patcom Plus, VistaCARE, and We Get IT Done. Other trademarks and service marks include: Application Development and Integration Services, Application Development and Management Outsourcing Services, Enterprise Application Integration, Keane-Solutions, Keane Strategy, Minds Making Technology Work, and VistaKeane.

        All other trademarks, service marks, or tradenames referenced in this Exhibit are the property of their respective owners.

SERVICES

        We seek to improve our clients' business performance by maximizing the effectiveness of their business and IT operations. By applying our rigorous processes and management disciplines to our client engagements, we seek to enable clients to reduce costs and increase organizational flexibility and efficiency. We focus on three service offerings:

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  Outsourcing services, which include Application Outsourcing, Application Maintenance, Healthcare Solutions Maintenance, and Business Process Outsourcing;

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  Development and Integration services, which include Application Development & Integration ("AD&I"), and Healthcare Solutions Products; and

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  Other services, which include IT Consulting, Business Consulting, and Staff Augmentation.

        We deliver our services using a global delivery model, from operations in the U.S., UK, Canada, Australia, and India. See Note 18 "SEGMENT INFORMATION" in the notes to the accompanying preliminary unaudited consolidated financial statements for a discussion of our domestic and international revenues.

        We experience a moderate amount of seasonality. Our consulting revenue and profitability are affected by the number of workdays in a quarter. Typically our billable hours per employee are reduced in the second half of the fiscal year, especially during the fourth quarter, due to an increased number of holidays and vacation time taken by employees.

Outsourcing Services

        Application Outsourcing.    Our Application Outsourcing services are designed to help clients manage existing business systems more efficiently and more reliably, improving the performance of these applications while frequently reducing costs. In a typical Application Outsourcing engagement, we assume responsibility for managing a client's business applications with the goal of instituting operational efficiencies that enhance flexibility, increasing availability of client personnel resources, and achieving higher user satisfaction. We seek to obtain competitive advantages in the application outsourcing market by targeting our Global 2000 client base and generating measurable operational and financial benefits to our clients. We achieve these client benefits through the use of our world-class methodologies, continuous process improvement, and our global delivery model.

        Our global delivery model offers clients the flexibility and economic advantage of allocating work among a variety of delivery options, including onsite at a client's facility, nearshore in Halifax, Nova Scotia and Toronto, Ontario, and offshore at one of our four locations in India. This integrated, highly flexible mix of cost-effective onsite, nearshore, and offshore delivery is now a component of most of our new outsourcing engagements. The distribution of work across multiple locations is typically based on a client's cost, technology, and risk management requirements. Our project management approach ensures common methodologies and disciplines across locations, and provides a single point of accountability to the client.

        Our four ADCs in India, located in Hyderabad, Delhi, and Gurgaon, were independently evaluated at Level 5 on the Software Engineering Institute's ("SEI") Capability Maturity Model, ("CMMI") and comply with ISO 9001: 2000 standards. Our ADC in Halifax, Nova Scotia, has also been independently evaluated at Level 5 on the SEI CMMI. The SEI CMMI has five levels of process maturity, and many IT organizations typically operate at Level 1, the lowest level of maturity. Since 1997, we have used the SEI CMMI as a standard for objectively measuring our success in improving our clients' application management environments. The SEI CMMI has become the industry's standard method for evaluating the effectiveness of an IT environment and the process maturity of outsourcing vendors.

        We enter into large, long-term contracts for the provision of Application Outsourcing services. These client engagements usually span three to five years. Application Outsourcing projects typically supply us with contractually obligated recurring revenue and with an ability to cross-sell other solutions to those clients. We believe that our ability to consistently provide measurable business value for an existing client fosters profitable and long-term client relationships and positions us to win additional applications outsourcing engagements, as well as development and integration projects and BTS engagements.

        Business Transformation Services.    We provide BTS through Keane Worldzen, our majority owned subsidiary. Keane Worldzen specializes in providing BTS to clients with complex operational processes in the financial services, insurance, and healthcare industries, and to clients with back office processes in several industries. Keane Worldzen's deep expertise in process redesign and optimization is an important competitive differentiator. We believe that Keane Worldzen leverages this expertise in delivering both front-end business consulting and follow-on Business Process Outsourcing ("BPO") services. These services are designed to reduce the cost of processing and increase the efficiency of our clients' business transactions, enabling companies to focus on their more strategic activities, and avoid the overhead and management distraction of non-core back-office processes. Keane Worldzen provides these low-cost, high-value outsourcing services from operations in both the U.S. and India.

Development and Integration Services

        AD&I.    As application software becomes more complex, it requires sophisticated integration between front-end and back-end systems to enhance access to critical corporate data, enable process improvements, and improve client service. Many of our AD&I projects leverage "best of breed" technology platforms to support integrated development, Application Outsourcing, and BTS solutions for our clients. These "best of breed" solutions are often industry-specific, and therefore leverage Keane's vertical expertise. Frequently, these solutions can be bundled into integrated "solution sets" that are repeatable and cost-effective delivery vehicles. AD&I services include custom development, Enterprise Resource Planning ("ERP") implementations, and other vertically aligned solutions.

        As a result of our significant expertise and experience, including our technical experience in leading edge and commercially accepted tools, we have become a top-tier provider of large, complex software development and integration projects for Global 2000 companies. We also provide AD&I services to the public sector, which includes agencies within the U.S. Federal Government, various states, and other local government entities. We believe that we are well positioned to bid on and win large-scale AD&I projects from both the commercial and public sector markets due to our core competencies in project management, integration, and global delivery. We believe that these competencies, together with our long-term relationships with Global 2000 companies, particularly with those clients for which we provide Application Outsourcing services, will provide a foundation for future growth through cross-selling of our complementary service offerings.

        Healthcare Solutions.    Our Healthcare Solutions Division ("HSD") develops and markets a complete line of open-architecture financial management, patient care, clinical operations, enterprise information, long-term care, and practice management systems for healthcare organizations. The consulting, development, and integration of these systems is included in Development and Integration services. In addition, HSD provides maintenance of these software applications, which is included in Outsourcing Services.

        HSD's products help healthcare organizations overcome the challenge of providing higher quality patient care while administering more efficient operations through the use of information technology. HSD's core healthcare solutions include EZ-Access, Keane InSight, and VistaKeane. EZ-Access is a browser-based family of healthcare information systems designed to improve access to patient data, reduce the occurrence of medical errors, and protect client investment in information technology. EZ-Access includes our widely installed Patcom Plus, a patient management system that is considered a market leader by industry analysts. Keane InSight is a comprehensive healthcare information system that provides immediate access to patient information using secure, browser-based technology. VistaKeane is a fully integrated financial and clinical solution for long-term and post-acute care providers. HSD's clients include integrated delivery networks, hospitals, long-term care facilities, and physician group practices. HSD currently provides proprietary software and services to more than 280 hospital-based clients and approximately 4,000 long-term care facilities throughout the U.S.

Other Services

        IT Consulting.    Our IT Consulting services include several offerings that help companies develop and implement their IT and business process improvement strategies. Many clients engage us to provide Project Management services to ensure consistency of quality and delivery over multiple projects within a client organization. Other IT Services also includes our Network Integration Planning, Strategic Information Planning, and Package Selection offerings.

        Business Consulting.    Our Business Consulting services play an important role in our ability to help clients transform their IT and business operations for maximum business performance. Our Business Consulting services are designed to consider a broad view of business processes, organizational design, and technology architecture. Typically, Business Consulting engagements deliver specific, tactical recommendations for process improvement, often resulting in a follow-on engagement to deliver IT or business outsourcing services. We provide our Business Consulting services through both Keane and Keane Worldzen, our majority-owned BTS subsidiary.

        Staff Augmentation.    Our Staff Augmentation service provides clients with a team of professionals with specialized technical skills to augment their in-house staffs. These professionals help clients develop or manage their applications while on long term assignments, or assist with short-term IT services requirements without adding to clients' fixed personnel costs. In many instances, we provide staff augmentation resources to clients who are also utilizing our outsourcing or AD&I services. In addition, we believe that staff augmentation services provide us with a foundation from which to establish new client relationships and ultimately expand our base of services by cross-selling our other offerings.

Transportation Ticketing Solutions

        We have observed a growing trend for regional public transport ticketing systems, usually built around a large metropolitan area transit agency and often including neighboring agencies that share a common smart card based payment system. Increasingly, these regional payment systems include expanded end-user services to enhance the utility for the end user and to improve the return on investment for the regional system operators. As a result, additional capabilities are frequently included in the total ticketing solution; these can include call center support, smart card production and distribution, financial clearing and settlement, and multi-application support to their smart card payment programs. This growing market provides the opportunity to establish lasting relationships and increase revenues and profits over the long-term. The automated fare collection business is a niche market, and there is significant competition to win contracts due to the long-term expectancy of these systems and few suppliers; therefore, the bidding process is often long, with price competitiveness being a key differentiating factor.

        In 2005, we introduced an automated, smart-card based fare collection system targeted to large metropolitan public transport agencies. Our integrated solution leverages Keane's capabilities in business and technology consulting, application development, application outsourcing and business process outsourcing. We formed Keane Australia Micropayment Consortium Pty Ltd ("Kamco"), a wholly-owned subsidiary of Keane, in order to deliver these services in Australia. On July 26, 2005, Kamco and the Public Transport Ticketing Body trading as Transport Ticketing Authority (the "TTA") of the State of Victoria, Australia, entered into a $494.0 million AUD, or approximately $367.0 million (based on the exchange rate of $.74285 AUD per $1.00), contract (the "Victoria TTA contract") to deliver a public transit ticketing system for the State of Victoria. The Victoria TTA contract has a term of approximately 12 years, including two years of development work, referred to as the Build phase, and 10 years of operation and maintenance, referred to as the Operate phase. The Build phase represents the design, development and implementation of the comprehensive solution including hardware, card distribution, and software. The Operate phase represents the maintenance of the software, hardware and comprehensive solution, refurbishments and replacements, hosting and management of the subcontractors. Keane has established and is leading a consortium of four transit and technology experts to design, build, implement, and maintain a micropayment smartcard technology system and related equipment for the TTA. Keane's consortium includes automatic fare collection specialists Ascom, ERG, and Giesecke & Devrient Australasia ("G&D"). See Note 5 "SIGNIFICANT CONTRACTS" in the notes to the accompanying preliminary unaudited consolidated financial statements for further detail on the terms of the Victoria TTA contract.

        With the entrance into the Transportation Ticketing Solution market in 2005 as a result of our winning the Victoria TTA contract, we have determined that the economic characteristics of the services and the distinct client base would require a separate reportable segment. See Note 18

"SEGMENT INFORMATION" in the notes to the accompanying financial statements for further discussion.

STRATEGY

        Our mission is to help clients improve their business performance by providing world class IT and business process solutions through delivery excellence and thought leadership. We believe that we can achieve this goal by helping clients transform their IT and business operations through the consistent delivery of high-value consulting, development, and outsourcing services. Specifically, we believe that applications services and business process services are large and synergistic growth markets, and that a significant business trend is corporations leveraging Application Outsourcing, BTS, and global delivery to achieve meaningful cost reductions and business improvement. We believe that our depth of capability in each of these areas, along with our vertical expertise, strong client relationships and process management capabilities, position us well to capitalize on this market opportunity.

        In support of this evolution in market demand, in 2006, we migrated Keane's organizational structure from a geographic network of local branches to an integrated global matrix. We continue to align client relationships and business development activities by geographic region, but our business solutions are now designed and delivered by globally integrated practices. We believe that this new organization better positions us to deliver high-value, transformational solutions that bundle vertical expertise, business process and applications services, intellectual property through a technology platform or a proprietary reference architecture, and cost effective global delivery. Moreover we expect it will increase our flexibility and scalability, eliminate redundancy and excess costs, and improve the career growth opportunities that we offer our employees.

        Our major strategic priorities for 2007 include:

Achieve sustainable revenue and earnings growth in order to build per share value.

        Our objective is to achieve long-term revenue expansion by growing our Application Outsourcing, AD&I, and BTS businesses, as well as by leveraging our strong position in less cyclical industries such as healthcare and in the public sector. We seek to increase our operating margins by improving billing rates and utilization, and increasingly leveraging lower-cost offshore resources in providing services to our clients. We strive to effectively manage our working capital, most notably Days Sales Outstanding ("DSO"), and capital spending in order to generate strong operating cash flow. We plan to use excess cash to complete attractive acquisitions and to continue to repurchase shares of our common stock from time-to-time, however the terms of our merger agreement with Caritor currently limit our ability to engage in mergers and acquisitions and share repurchases.

Continue to build compelling value propositions for our clients, leveraging vertical expertise and superior technical solutions.

        We seek to deliver integrated solutions, incorporating innovative application of technology and solutions development expertise. In addition, we feel that deep industry knowledge is increasingly an important strategic differentiator as clients decide to outsource a broader portfolio of IT and business initiatives. Accordingly, in 2007 we plan to invest in building further expertise in our core vertical practices, and in developing integrated business solutions. We believe this will enable Keane to go beyond simply delivering cost and performance improvements to our clients and allow us to deliver transformational business benefits.

Rapidly grow our global delivery capabilities.

        Global delivery has become an important component of our clients' overall sourcing strategies. Use of nearshore and offshore delivery enables clients to access a large pool of cost-effective technical personnel, while enhancing productivity by taking advantage of time differences among Keane delivery centers around the world. As a result, global delivery capability is critical for success in today's IT services market. Over the past several years, we have significantly enhanced our global delivery capabilities, and now operate four offshore development centers in India and two nearshore development centers in Canada. During 2007, we expect to further invest in our India and Canada operations in order to support anticipated acceleration in client demand for lower cost delivery resources.

Build scale and market share in growing Business Transformation Services market.

        We entered the BTS market in October 2003 through our majority investment in Keane Worldzen, which provides clients with high-value business consulting and business process outsourcing, including process optimization and transaction outsourcing. We believe that client demand for transformational business process outsourcing, often bundled with applications outsourcing, represents a significant future growth opportunity. As a result, in 2007, we plan to invest in additional capability and scale in our BTS operations. The terms of our merger agreement with Caritor currently limit our ability to make investments.

Build a flexible, adaptable, and cost-effective organization to anticipate client and marketplace demands and create employee opportunities.

        The dynamic nature of the IT and business process marketplace requires real-time market insight and the ability to rapidly respond to changing client demands. In 2007, we plan to continue to improve the flexibility of our internal organization and operating model, so that our sales, delivery, and support teams are able to respond and adapt more quickly to market demands. We believe that this improved alignment of our market-facing and internal organizations will provide our employees with increased opportunities for challenging work, career growth, and improved overall employee satisfaction, and improve Keane's standing as a choice employer. We expect that, over the long term, this organizational model will continue to drive cost efficiencies, and will result in a more competitive go-to-market cost structure.

COMPETITION

        The IT services market is highly competitive and driven by continual changes in client business requirements and advances in technology. Our competition varies by the type of service provided and by geographic markets.

        We compete with traditional players in the IT services industry, including large integrators (such as Accenture, Electronic Data Systems, Computer Sciences Corporation, IBM Global Services, and Perot Systems); offshore solution providers (such as Wipro and Infosys); IT solutions providers (such as Sapient Corporation, BearingPoint, and Ciber); and management consulting firms (such as McKinsey and Booz Allen). Some of these competitors are larger and have greater financial resources than we do.

        We believe that competition in the IT services industry is based on a firm's ability to deliver integrated solutions that best meet the needs of clients, provide competitive pricing, develop strong client relationships, generate recurring revenue, and offer flexible delivery options. We believe that we compete favorably with respect to these factors.

CLIENTS

        Our clients consist primarily of Global 2000 organizations, government agencies, and healthcare organizations. These organizations generally have significant IT budgets and frequently depend on service providers for outsourcing services.

        In 2006, we derived our revenue from the following industry groups:

Industry	Percentage of Revenue
Financial services	35.5%
Government	20.0
Healthcare	18.4
Manufacturing	13.2
Other	6.1
Retail/Consumer goods	3.5
Energy/Utilities	2.0
High Technology/Software	1.0
Telecommunications	0.3

        Our 10 largest clients, including various agencies of the Federal Government, accounted for approximately 37.3%, 30.9%, and 35.9% of our total revenues during the years ended December 31, 2006, 2005, and 2004, respectively. Our two largest clients during 2006 and 2005 were various agencies of the Federal Government and a leading insurance provider, with approximately 11.4% and 7.0% of our total revenues in 2006, respectively, and approximately 9.8% and 5.4% of our total revenues in 2005, respectively. Our two largest clients during 2004 were various agencies of the Federal Government and PacifiCare Health Systems, Inc. ("PacifiCare"), with approximately 9.4% and 5.3% of our total revenues in 2004, respectively. A significant decline in revenue from the various agencies of the Federal Government and a leading insurance provider would have a material adverse effect on our total revenue. With the exception of the various agencies of the Federal Government, a leading insurance provider, and PacifiCare, no single client accounted for more than 7.0% of our total revenues during any of the three years ended on or before December 31, 2006. Revenues from PacifiCare for the year ended December 31, 2006 were approximately $13.8 million lower than revenues from PacifiCare during the year ended December 31, 2005. See Note 5 "SIGNIFICANT CONTRACTS" in the notes to the accompanying preliminary unaudited consolidated financial statements for further discussion on PacifiCare.

        In accordance with industry practice, many of our orders are terminable by either the client or us on short notice. Moreover, any and all orders relating to the Federal Government may be subject to renegotiation of profits or termination of contract or subcontractors at the election of the Federal Government. We had orders at December 31, 2006 and 2005 of approximately $347.9 million and $631.4 million, respectively, representing backlog for the fiscal years ended December 31, 2007 and 2006, respectively. Because our clients can cancel or reduce the scope of their engagements on short notice, we do not believe that backlog is a reliable indication of future business.

SALES, MARKETING, AND ACCOUNT MANAGEMENT

        We market our services and software products through our regionally organized direct sales force, which is based close to our clients. Our account executives are vertically aligned, and are assigned to a limited number of accounts so they can develop an in-depth understanding of each client's individual needs and form strong client relationships. We believe that Keane's existing clients collectively represent a significant future growth opportunity. Accordingly, we have assigned certain of our account representatives solely to these clients; these account executives identify IT and business services needs and lead the development of solutions that meet these requirements. They also ensure that clients receive responsive service that achieves their objectives. In addition, we have identified a specialized team of account executives focused solely on identifying opportunities and leading solution development for companies that are not currently our clients. All account executives receive training in our sales processes and service offerings and are supported by enterprise knowledge management systems in order to efficiently share organizational learning. Account executives collaborate with our vertical practices, other regional offices, and our offshore team as needed to address specialized client requirements.

        We focus our marketing efforts on organizations with significant IT budgets and recurring software development and outsourcing needs. We maintain a corporate branding campaign focused on communicating our value proposition of reliably delivering application solutions with quantifiable business results. These branding efforts are actively executed through multiple channels.

EMPLOYEES

        As of December 31, 2006, we had 9,573 total employees, including 8,400 business and technical professionals whose services are billable to clients. Our total employees include 3,242 employees in India, including our Keane Worldzen operations. We sometimes supplement our technical staff by utilizing subcontractors, which, as of December 31, 2006, consisted of 416 full-time professionals.

        We believe our growth and success are dependent on the caliber of our people and will continue to dedicate significant resources to hiring, training and development, and career advancement programs. Our efforts in these areas are grounded in our core values, namely: respect for the individual, commitment to client success, achievement through teamwork, integrity, continuous improvement, and commitment to shareholder value. We strive to hire, promote, and recognize individuals and teams who embody these values.

        We have change in control and/or employment agreements with each executive officer. None of our employees are subject to a collective bargaining agreement and we believe that our relations with our employees are good.

ITEM 1A.    RISK FACTORS

        The following important factors, among others, could cause actual results to differ materially from those indicated by forward-looking statements made in this Exhibit and presented elsewhere by management from time-to-time.

        We have entered into a merger agreement that may divert management attention and disrupt our business.    On February 6, 2007, we entered into an agreement and plan of merger with Caritor, Inc. and Renaissance Acquisition Corp., a wholly owned subsidiary of Caritor. Anticipated mergers such as the merger with Caritor are typically accompanied by a number of risks, including potential disruption of ongoing business, potential distraction of management, potential revenue declines as a result of customer uncertainty, potential loss of employees in anticipation of the uncertainties of integration, expenses related to the merger and potential unknown liabilities associated with combined businesses. We may incur substantial expenses and devote significant management time and resources in seeking to complete the proposed merger that ultimately may not generate benefits for us.

        If we are not able to satisfy the closing conditions to the merger agreement with Caritor, we may be required to reevaluate our business strategy.    We may be unable to satisfy the closing conditions to the merger agreement as a result of our ongoing review of Keane's historical stock option practices and the results of this review, which may include our inability to timely file reports with the SEC, the restatement of our financial statements and litigation and governmental investigations or proceedings, as well as other consequences, such as defaults on our indebtedness. If we are unable to deliver to Caritor's prospective debt lenders for the merger the audited financial statements for the fiscal year ended December 31, 2006, as well as specified financial statements for subsequent periods, Caritor will not be obligated to proceed with the merger. In addition, we made representations and warranties in the merger agreement with respect to matters such as our past and current stock option granting practices, our SEC filings and financial statements, our compliance with NYSE rules and regulations, the absence of undisclosed liabilities, the conduct of our business since September 30, 2006, the absence of certain changes related to our business and investigations and litigation or other proceedings. If we are unable to satisfy the condition to effect the merger that relates to the accuracy of our representations and warranties in the merger agreement, Caritor will not be required to proceed with the merger. We may incur substantial expenses and devote significant management time and resources in seeking to complete the proposed merger. If we are not successful in completing the merger, we may be required to reevaluate our business strategy.

        The failure to timely file our Annual Report on Form 10-K for the year ended December 31, 2006, the potential for a restatement of our financial statements and any actual restatement that results from our ongoing review of stock option grants and stock option practices could adversely affect our business, results of operations and stock price.    These factors, and any related uncertainties, could adversely affect our reputation with existing and potential customers and suppliers, our credit standing and investor confidence. If our financial statements are restated because of the outcome of the option review:

  •
  compensation expense for the affected periods may increase to reflect the intrinsic value of options on the revised measurement date;

  •
  net income for the affected periods may decrease as result of the increase in compensation expense;

  •
  paid-in-capital may increase as option-related compensation expense increases paid-in-capital;

  •
  retained earnings may decrease because net income decreases;

  •
  the amount of the deduction from taxable income for the affected periods for option-related compensation may be limited; and

  •
  earnings per share may decrease for the affected periods because net income decreases.

The effect of any restatement on our financial statements could materially affect our stock price. In addition, the delay in filing our Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC could cause the New York Stock Exchange to commence suspension and delisting proceedings of our common stock. On April 2, 2007, we were notified by the NYSE that we would be receiving a letter from the NYSE informing us that, as a result of our failure to timely file our annual report on Form 10-K for the year ended December 31, 2006, we are subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE's Listed Company Manual. We received this letter on April 4, 2007. Section 802.01E provides, among other things, that the NYSE will monitor Keane and the status of our Form 10-K filing. If we have not filed our annual report on Form 10-K for the year ended December 31, 2006 within six months of the filing due date, the NYSE may, in its sole discretion, allow Keane's securities to be traded for up to an additional six-month trading period or, if the NYSE determines that such additional trading period is not appropriate, commence suspension and delisting procedures.

        A restatement of our financial statements or our inability to timely file our Annual Report on Form 10-K for the year ended December 31, 2006 or subsequent quarterly reports on Form 10-Q could result in defaults under our credit facility and our indenture and related debentures, which could adversely affect our business and results of operations.    We are party to a credit agreement, dated as of September 15, 2005, as amended, with Bank of America, N.A., as administrative agent, and the lenders party thereto. As of December 31, 2006, we had $36.2 million in outstanding letters of credit under this facility. An event of default will occur under the credit agreement if we do not deliver our audited financial statements for the year ended December 31, 2006 to the administrative agent within 90 days of December 31, 2006 or if we do not deliver to the administrative agent our unaudited quarterly financial statements within 45 days after the end of each fiscal quarter. However, the administrative agent and the required lenders have agreed to extend the delivery period for our audited financial statements for the year ended December 31, 2006 until the earlier of September 30, 2007 or the date on which we file such financial statements with the SEC and to permit the delivery of unaudited quarterly financial statements that are qualified with respect to our ongoing review of stock option grants and stock option practices. It would also be an event of default under the credit agreement if we breach the indenture described below by failing to timely provide the indenture trustee with copies of the periodic financial reports we are required to file under the Exchange Act (except for the annual report on Form 10-K for the year ended December 31, 2006 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007) and such failure continues for 60 days after we have been given proper notice under the indenture. In addition, a restatement could, depending on its nature and materiality, result in a breach of certain representations under the credit agreement, which would be an event of default under the credit agreement. Upon an event of default under the facility, the administrative agent and the lenders may accelerate the loans, terminate the commitments, require us to cash collateralize the letters of credit and exercise other rights and remedies.

        We entered into an indenture dated as of June 18, 2003 with U.S. Bank, National Association (formerly Wachovia Bank, National Association) as trustee, pursuant to which we issued 2% convertible subordinated debentures due 2013. As of March 31, 2007, the aggregate outstanding principal amount of these debentures, plus unpaid accrued interest, is $150.9 million. If we do not deliver our audited financial statements for the year ended December 31, 2006 or any unaudited quarterly financial statements to the trustee 15 days after they are required to be filed with the SEC, we will not be in compliance with the requirements of the indenture. An event of default under the indenture will not arise until 60 days after the trustee or the holders of 25% of outstanding principal amount of the debentures give us written notice of such default and require us to remedy the default. On April 3, 2007, we received a notice of default from a holder of over 25% of the outstanding principal amount of the debentures asserting that a default had occurred under the debentures as a result of our failure to deliver audited financial statements for the year ended December 31, 2006 to the trustee within 15 days after they were required to be filed with the SEC, and requesting that we remedy the default. An event of default under the indenture will occur if we do not remedy the default within 60 days after this notice was given. We also received, on March 22, 2007, a notice of default from the same holder asserting that a default had occurred under the indenture as a result of our failure to timely file our audited financial statements with the SEC. We have advised such holder and the trustee, and continue to maintain that the March 22, 2007 default notice was ineffective under the indenture due to the fact that on such date, the requisite fifteen days had not elapsed as required under the indenture before a notice of default could properly be issued. If an event of default occurs under the debentures, the holders of not less than 25% of the outstanding principal amount of the debentures may by written notice declare an acceleration of the payment of all of the outstanding principal and unpaid accrued interest on the debentures. If we do not receive waivers for certain events of default, such amounts could be callable by the holders of the debentures and we would be required to classify the debentures as short-term debt.

        We have entered into a first amendment to the merger agreement with Caritor and the Merger Subsidiary which, among other things, permits us, subject to the terms and conditions set forth in the amendment to amend the credit agreement, to increase the commitments under the credit agreement, to make drawdowns under the credit agreement to pay (or to pay in cash) the principal, accrued ordinary, non-penalty interest and default interest on the debentures as a result of the acceleration of the date on which the debentures must be repaid in full due to our failure to timely file our annual report on Form 10-K for the year ended December 31, 2006 or our quarterly report on Form 10-Q for the first or second fiscal quarters of 2007 or to repurchase the debentures prior to the date on which they are due and payable (subject to certain terms and conditions), to pay in cash and incur the obligation to pay tax liabilities in connection therewith, and to pay certain associated costs, fees and expenses.

        If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results, which may cause stockholders to lose confidence in the accuracy of our financial statements and could have a material adverse effect on our business and our stock price.    Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. In addition, compliance with the internal control requirements, as well as other financial reporting standards applicable to a public company, including the Sarbanes-Oxley Act of 2002, has in the past and will in the future continue to involve substantial cost and investment of our management's time.

        In our management's preliminary assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, management identified a number of control deficiencies in the revenue area, specifically related to revenue recognition, which we have determined constitute material weaknesses in our internal control over financial reporting. See Item 9A—Controls and Procedures for further discussion. We have established a remediation program, which includes creating an additional position with technical revenue recognition expertise, re-engineering our time reporting process, enhancing our contract set-up quality assurance process, and other corrective actions. This program may not be effective in remediating the material weaknesses or in preventing other material weaknesses or significant deficiencies in our internal controls. In addition, we may identify additional material weaknesses in connection with our ongoing review of Keane's historic stock option grants and stock option practices.

        We may spend significant time and incur significant costs to assess and report on the effectiveness of internal controls over financial reporting and to remediate any material weaknesses. Discovering material weaknesses in the future could make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, which could harm our business. In addition, if we discover future material weaknesses, disclosure of that fact could reduce the market's confidence in our financial statements, which could harm our stock price.

        Our "One Keane" transformation initiative may not be successfully implemented, which could materially affect our results of operations.    We are continuing with our multi-faceted internal reorganization, which we call the "One Keane Transformation." Our goals in implementing the One Keane Transformation include: the replacement of our current regional operations structure with an overlapping structure including regional client relationship organizations, delivery organizations based on global practices (such as applications services and business transformation services) and vertical industry expertise (including financial services and health care), and global shared services for sales and human resources, aimed at lowering cost. We expect that the One Keane Transformation will be an ongoing process and will touch all areas of Keane, requiring significant internal resources, including significant attention from our management. If we are unable to successfully implement the One Keane Transformation, or a successful implementation does not achieve our stated objectives, it could result in loss of employee morale, an inability to lower our delivery costs and an inability to compete in the global market, and could materially affect our results of operations.

        Our engagement with Melbourne, Victoria Transport Ticketing Authority, or the Victoria TTA contract, exposes us to a number of different risks inherent in such long-term, large-scale, fixed-fee projects.    We have been awarded a contract to perform services in relation to the development, operation and maintenance of a public transport ticketing system for the state of Victoria, Australia.

This engagement requires significant management attention and financial resources, and could adversely affect our results of operations in a number of ways. These include:

  •
  initial costs that could potentially result in lower operating margins for the project in the beginning stages;

  •
  difficulties and costs of staffing and managing complex projects and operations in a new geographic market place;

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  dependence on subcontractors and potential subcontractor non-performance;

  •
  at certain times, the TTA may terminate the Victoria TTA contract for convenience, subject to certain termination fees and for events of default, subject to our wholly-owned subsidiary Kamco's right to cure;

  •
  complexities in interpreting and delivering the broad range of functional and technical requirements required under the project contract;

  •
  difficulties in working with multiple parties in defining these functional and technical requirements and achieving acceptance of deliverables;

  •
  project delays, which could expose us to liquidated damages;

  •
  fluctuations in foreign currency exchange rates; and

  •
  the additional liability we have undertaken in guaranteeing performance of our subsidiary under the contract and entering into performance and security bonds under our credit facility.

        Our quarterly operating results have varied, and are likely to continue to vary significantly. This may result in volatility in the market price of our common stock.    We have experienced and expect to continue to experience fluctuations in our quarterly results. Our gross margins vary based on a variety of factors including employee utilization rates and the number and type of services performed during a particular period. A variety of factors could influence our revenue in a particular quarter, including:

  •
  general economic conditions, which may influence investment decisions or cause downsizing;

  •
  the number and requirements of client engagements;

  •
  employee utilization rates;

  •
  changes in the rates we can charge clients for services;

  •
  acquisitions; and

  •
  other factors, many of which are beyond our control.

        A significant portion of our expenses does not vary relative to revenue. As a result, if revenue in a particular quarter does not meet expectations, our operating results could be materially adversely affected, which in turn may have a material adverse impact on the market price of our common stock. In addition, many of our engagements are terminable without client penalty. An unanticipated termination of a major project could result in an increase in underutilized employees and a decrease in revenue and profits.

        We continue to position ourselves to achieve increasing percentages of revenues and growth through outsourcing. If we are successful in obtaining new outsourcing contracts, we may experience increased pressure on our overall margins during the early stages of these contracts.    This strategy could result in higher concentrations of revenues and contributions to income from a smaller number of larger clients contracting for customized outsourcing solutions. If we were to receive a higher concentration of our revenues from a smaller number of clients, our revenues could decrease significantly if one or more of these clients decreased their spending with us. Outsourcing contracts are generally long-term contracts that require additional staffing in the initial phases of the contract period, which often results in lower gross margins at the beginning of these contracts.

        If our clients are not satisfied with our services, we may have exposure to liabilities, which could adversely affect our profitability and financial condition as well as our ability to compete for future work.    If we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition. The provisions we typically include in our contracts that are designed to limit our exposure to legal claims relating to our services and the applications we develop may not protect us or may not be enforceable under some circumstances or under the laws of some jurisdictions. It is possible, because of the nature of our business, that we will be sued in the future. In addition, although we maintain professional liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities. Moreover, as a consulting firm, we depend to a large extent on our relationships with our clients and our reputation for high-quality services to retain and attract clients and employees. As a result, claims made against our work may damage our reputation, which in turn, could impact our ability to compete for new work and negatively impact our revenue and profitability.

        The termination of a contract by a significant client could reduce our revenue and profitability or adversely affect our financial condition.    Our five largest clients, excluding the Federal Government, accounted for approximately 22.7% of our total revenue for the year ended December 31, 2006, although no individual client accounted for more than 7.0% of our total revenue. Various agencies of the Federal Government represent our largest client, accounting for approximately 11.4% of the total revenue for the year ended December 31, 2006. We strive to develop long-term relationships with our clients. Most individual client assignments are from three to 12 months; however, many of our client relationships have continued for many years. Our clients typically retain us on a non-exclusive, engagement-by-engagement basis. Although they may be subject to penalty provisions, clients may generally cancel a contract at any time. Under many contracts, clients may reduce their use of our services under such contracts without penalty. In addition, contracts with the Federal Government contain provisions and are subject to laws and regulations that provide the Federal Government with rights and remedies not typically found in commercial contracts. Among other things, the Federal Government, as well as other public sector clients, may terminate contracts with short notice, for convenience and may cancel multi-year contracts if funds become unavailable. The TTA also has the ability to terminate its contract with us for convenience, subject to the payment of termination fees. When contracts are terminated, our revenue may decline and if we are unable to eliminate associated costs in a timely manner, our profitability may decline. For the year ended December 31, 2006, approximately 20.0% of our revenue was from public sector clients, including U.S. Federal, state, and local governments and agencies. Often government spending programs depend upon the budgetary capability to support such programs. Most states must operate under a balanced budget. As a result of such budget and deficit considerations, our existing and future revenues and profitability could be adversely affected by reduced government IT spending.

        Unfavorable government audits could require us to refund payments we have received or to forego anticipated revenue, and could subject us to penalties and sanctions.    The government agencies we contract with generally have the authority to audit and review our contracts with them. As part of that process, the government agency reviews our performance on the contract, our pricing practices, our cost structure, and our compliance with applicable laws, regulations, and standards. If the audit agency determines that we have improperly received reimbursement, we would be required to refund any such amount. If a government audit uncovers improper or illegal activities by us or we otherwise determine that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines, and suspension or disqualification from doing business with the government. Any such unfavorable determination could adversely impact our ability to bid for new work.

        Our stock option granting practices are the subject of an inquiry by the Securities and Exchange Commission.    As we announced on February 23, 2007, we have received an inquiry from the SEC requesting documents related to our stock option grants and stock option practices. We cannot assure you that we will not be subject to regulatory fines or penalties or other contingent liabilities at the conclusion of the SEC's inquiry. In addition, our officers and/or directors could be prohibited from serving as officers and directors of any public company and could be subject to criminal penalties and disgorgement.

        We have pursued, and intend to continue to pursue, strategic acquisitions. Failure to successfully integrate acquired businesses or assets may adversely affect our financial performance.    In recent years, we have grown significantly through acquisitions. From January 1, 1999 through December 31, 2006, we completed 17 acquisitions. The aggregate merger and consideration costs of these acquisitions totaled approximately $445.4 million. Our future growth may be based in part on selected acquisitions. At any given time, we may be in various stages of considering acquisition opportunities. We may not be able to find and identify desirable acquisition targets or be successful in entering into a definitive agreement with any one target. In addition, even if we reach a definitive agreement with a target, we may not be able to complete that transaction. The terms of our merger agreement with Caritor currently restrict our ability to engage in mergers and acquisitions.

        We typically anticipate that each acquisition will bring benefits, such as an increase in revenue. Prior to completing an acquisition, however, it is difficult to determine if these benefits will be realized. Accordingly, there is a risk that an acquired company may not achieve an increase in revenue or other benefits for us. In addition, an acquisition may result in unexpected costs, expenses, and liabilities. Any of these events could have a material adverse effect on our business, financial condition, and results of operations.

        We have recorded a significant amount of goodwill and other intangible assets resulting from our acquisitions. We review our goodwill and identifiable assets for impairment in accordance with SFAS No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," and SFAS No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." If the estimated future cash flows of the reporting units related to the underlying assets are not sufficient to support the carrying value of the associated underlying assets, we may be required to record impairment charges related to goodwill and other intangible assets. Any material loss resulting from an impairment charge could have a material adverse effect on our results of operations. As of December 31, 2006, our goodwill totaled $325.1 million, customer lists totaled $29.1 million, and other intangibles assets totaled $3.0 million.

        The process of integrating acquired companies into our existing business might also result in unforeseen difficulties. Unforeseen operating difficulties may absorb significant management attention, which we may otherwise devote to our existing business. In addition, the process may require significant financial resources that we might otherwise allocate to other activities, including the ongoing development or expansion of our existing operations.

        Finally, future acquisitions could result in our having to incur additional debt and/or contingent liabilities. We may also issue equity securities in connection with acquisitions, which could have a dilutive effect on our earnings per share. Any of these possibilities could have a material adverse effect on our business, financial condition, and result of operations.

        We face significant competition for our services, and our failure to remain competitive could limit our ability to maintain existing clients or attract new clients.    The market for our services is highly competitive. The technology for custom software services can change rapidly. The market is fragmented, and no company holds a dominant position. Consequently, our competition for client assignments and experienced personnel varies significantly from city to city and by the type of service provided. Some of our competitors are larger and have greater technical, financial, and marketing resources and greater name recognition in the markets they serve than we do. In addition, clients may elect to increase their internal information systems resources to satisfy their custom software development and integration needs.

        In the healthcare software systems market, we compete with some companies that are larger in the healthcare market and have greater financial resources than we do. We believe that significant competitive factors in the healthcare software systems market include size and demonstrated ability to provide service to targeted healthcare markets.

        We may not be able to compete successfully against current or future competitors. In addition, competitive pressures may materially adversely affect our business, financial condition, and results of operations.

        We conduct business in the UK, Canada, India, and Australia, which exposes us to a number of difficulties inherent in international activities.    We have four software development facilities in India. As of December 31, 2006, we had approximately 2,898 technical professionals in the India, including those at Keane Worldzen. India is currently experiencing conflicts with Pakistan over the disputed territory of Kashmir as well as clashes between different religious groups within the country. These conflicts, in addition to other unpredictable developments in the political, economic, and social conditions in India, could eliminate or reduce the availability of these development and professional services. If access to these services were to be unexpectedly eliminated or significantly reduced, our ability to meet development objectives important to our strategy to add offshore delivery capabilities to the services we provide would be hindered, and our business could be harmed.

        If we fail to manage our geographically dispersed organization, we may fail to meet or exceed our financial objectives and our revenues may decline. We perform development activities in the U.S., Canada, and India, and have offices throughout the U.S., UK, Canada, and India. This geographic dispersion requires us to devote substantial management resources that locally based competitors do not need to devote to their operations.

        Our operations in the UK, Canada, India, and Australia are subject to currency exchange rate fluctuations, foreign exchange restrictions, changes in taxation, and other difficulties in managing operations internationally and overseas. We may not be successful in managing our international operations. In addition, there has been political discussion and debate related to worldwide competitive sourcing, particularly from the United States to offshore locations. Proposed federal and state legislation is currently pending related to this issue. It is too early to determine whether or in what form this legislation will be adopted; however, future legislation, if enacted, could have an adverse effect on our business, results of operations, and financial condition.

        We may be unable to re-deploy our professionals effectively if engagements are terminated unexpectedly, which would adversely affect our results of operations.    Our clients can cancel or reduce the scope of their engagements with us on short notice. If they do so, we may be unable to reassign our professionals to new engagements without delay. The cancellation or reduction in scope of an engagement could, therefore, reduce the utilization rate of our professionals, which would have a negative impact on our business, financial condition, and results of operations. As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and we expect that our results of operations may fluctuate from period-to-period in the future.

        Our growth could be limited if we are unable to attract and retain personnel in the information technology and business consulting industries.    We believe that our future success will depend in large part on our ability to continue to attract and retain highly-skilled technical and management personnel. The competition for such personnel is intense, including attracting and retaining qualified personnel in India. We may not succeed in attracting and retaining the personnel necessary to develop our business. If we do not, our business, financial condition, and results of operations could be materially adversely affected.

        We may be prohibited from repurchasing, and may not have the financial resources to repurchase, our 2.0% Convertible Subordinated Debentures due 2013 (our "Debentures") on the date for repurchase at the option of the holder or upon a designated event, as required by the indenture governing our Debentures, which could cause defaults under our senior revolving credit facility and any other indebtedness we may incur in the future.    The Debenture holders have the right to require us to repurchase all or a portion of their Debentures on June 15, 2008. The Debenture holders may also require us to repurchase all or a portion of their Debentures upon a designated event, as defined in the indenture governing the Debentures. If the Debenture holders elect to require us to repurchase their Debentures on any of the above dates or if a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered Debentures. We are currently prohibited under our senior revolving credit facility from repurchasing any Debentures if a designated event were to occur. We may also be prohibited under any indebtedness we may incur in the future from purchasing any Debentures prior to their stated maturity. In these circumstances, we will be required to repay the entire outstanding principal of, and pay any accrued and unpaid interest on, such indebtedness or to obtain the requisite consents from the holders of any such indebtedness to permit the repurchase of the Debentures. If we are unable to repay all of such indebtedness or are unable to obtain the necessary consents, we will be unable to offer to repurchase the Debentures, which would constitute an event of default under the indenture for the Debentures, which itself could constitute a default under our senior revolving credit facility or under the terms of any future indebtedness that we may incur. In addition, the events that constitute a designated event under the indenture for the Debentures are events of default under our senior revolving credit facility and may also be events of default under other indebtedness that we may incur in the future.

        We incurred indebtedness when we sold our Debentures. We may incur additional indebtedness in the future. The indebtedness created by the sale of our Debentures, and any future indebtedness, could adversely affect our business and our ability to make full payment on the Debentures.    Our aggregate level of indebtedness increased in connection with the sale of our Debentures. As of December 31, 2006, we had approximately $189.0 million of outstanding indebtedness and had the ability to incur additional debt under our revolving credit facility. We may also obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing our total leverage. Any increase in our leverage could have significant negative consequences, including:

  •
  increasing our vulnerability to adverse economic and industry conditions;

  •
  limiting our ability to obtain additional financing;

  •
  limiting our ability to make acquisitions;

  •
  requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and

  •
  placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

        Our ability to satisfy our future obligations, including debt service on our Debentures, depends on our future operating performance and on economic, financial, competitive, and other factors beyond our control. Our business may not generate sufficient cash flow to meet these obligations or to successfully execute our business strategy. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional financing or equity capital, restructure or refinance our debt or sell assets. We may not be able to obtain additional financing or refinance existing debt or sell assets on terms acceptable to us or at all.

ITEM 1B.    UNRESOLVED STAFF COMMENTS

        None.

ITEM 2.    PROPERTIES

        Our principal executive office as of December 31, 2006, was located at 100 City Square, Boston, Massachusetts 02129, in an approximately 95,000 square foot office building which is leased from Gateway Developers LLC ("Gateway LLC"). John Keane Family LLC is a member of Gateway LLC. The members of John Keane Family LLC are trusts for the benefit of John F. Keane, Chairman of the Board of Directors of Keane, and his immediate family members. See Note 17 "RELATED PARTIES, COMMITMENTS, AND CONTINGENCIES" in the notes to the accompanying preliminary unaudited consolidated financial statements.

        Based upon our knowledge of rental payments for comparable facilities in the Boston area, we believe that the rental payments under the lease for 100 City Square, which will be approximately $3.2 million per year ($33.00 per square foot for the first 75,000 square feet and $35.00 per square foot for the remainder of the premises) for the first six years of the lease term and approximately $3.5 million per year ($36.00 per square foot for the first 75,000 square feet and $40.00 per square foot for the remainder of the premises) for the remainder of the lease term, plus specified percentages of any annual increases in real estate taxes and operating expenses, were, at the time we entered into the lease, as favorable to us as those which could have been obtained from an independent third party.

        As of December 31, 2006, we leased and maintained sales and support offices in approximately 56 locations in North America, the UK, Australia, and India. The aggregate annual rental expense for all of our facilities, including our sales and support offices, was approximately $17.5 million in 2006. For additional information regarding our lease obligations, see Note 17 "RELATED PARTIES, COMMITMENTS, AND CONTINGENCIES" in the notes to the accompanying preliminary unaudited consolidated financial statements.

ITEM 3.    LEGAL PROCEEDINGS

        On September 29, 2006, we announced that Richard S. Garnick, former President of North American Services and Global Business Lines and a former member of our Office of the President, was dismissed for cause effective on that date. On October 3, 2006, Mr. Garnick filed a lawsuit in Suffolk Superior Court in the Commonwealth of Massachusetts against us and John Leahy, our Executive Vice President of Finance and Administration and Chief Financial Officer, asserting claims for breach of contract with damages of approximately $2.0 million, defamation, invasion of privacy, and tortious interference with contractual relations with unspecified damages. We intend to vigorously defend against the claim.

        On February 13, 2007, a purported class action suit was filed in Massachusetts Superior Court by Susan Nichols, naming Keane and certain current and former directors as defendants (the "Nichols Suit"). Like the Blaufox Suit, as discussed below, the complaint alleges that Keane's directors breached fiduciary duties in connection with the recently announced proposed acquisition of Keane by Caritor. The plaintiff in the Nichols Suit seeks monetary and equitable relief.

        On February 14, 2007, a purported Keane shareholder, Henry C. Blaufox, filed a derivative and class action against Keane in the United States District Court for the District of Massachusetts (the "Blaufox Suit"). The suit, which names Keane as a nominal defendant, seeks to bring derivative and direct claims on behalf of Keane and a class of Keane's shareholders, against certain of Keane's present and former directors and executive officers. The suit purports to bring claims for monetary and equitable relief under the federal securities laws and state law, allegedly arising out of Keane's past stock option practices and the recently announced proposed acquisition of Keane by Caritor.

        We intend to review the allegations of both suits and respond when it is appropriate.

        As we announced on February 23, 2007, we have received an inquiry from the SEC requesting documents related to our stock option grants and stock option practices. We cannot assure you that we will not be subject to regulatory fines or penalties or other contingent liabilities at the conclusion of the SEC's inquiry. In addition, our officers and/or directors could be prohibited from serving as officers and directors of any public company and could be subject to criminal penalties and disgorgement. Our board of directors has appointed a special committee of disinterested directors to initiate an inquiry into our stock option grants and practices. The special committee has retained independent legal counsel to assist in this inquiry.

        We are involved in various other litigation and legal matters, which have arisen in the ordinary course of business. We do not believe that the ultimate resolution of these other matters will have a material adverse effect on our financial condition, results of operations, or cash flows.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        None.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY:    The executive officers and directors of Keane as of March 2, 2007 are as follows:

Name	Committee	Age	Position
John F. Keane		75	Chairman of the Board and Director
Kirk E. Arnold		47	Vice Chair, President and Chief Executive Officer
John J. Leahy		48	Executive Vice President of Finance and Administration and Chief Financial Officer
Sandeep Bhargava		40	Chief Executive Officer of Keane Worldzen
Russell J. Campanello		51	Senior Vice President, Human Resources and Marketing
Aurora M. Coya		48	Senior Vice President, Global Practices
M. Glenn Giles		52	Senior Vice President, North America Regions and Verticals
Raymond W. Paris		69	Senior Vice President, Healthcare Solutions Division
Laurence D. Shaw		45	Senior Vice President, International Operations
Maria A. Cirino	(2)(3)	43	Director
Philip J. Harkins	(1)(2)(3)	59	Director
John F. Keane, Jr.		47	Director
John F. Rockart	(1)(2)	75	Director
James D. White	(1)(2)	46	Director

(1)
Audit Committee

(2)
Compensation Committee

(3)
Nominating and Corporate Governance Committee

        Officers of Keane serve at the discretion of our Board of Directors.

        Our directors are elected to serve in classes as follows:

    Class I—term expires at our 2008 annual meeting of stockholders:

      Maria A. Cirino
      John F. Keane, Jr.
      James D. White

    Class II—term expires at our 2009 annual meeting of stockholders:

      Philip J. Harkins
      Kirk E. Arnold

    Class III—term expires at our 2007 annual meeting of stockholders:

      John F. Keane
      John F. Rockart

        Mr. John Keane, the founder of Keane, has served as Chairman of the Board of Directors since Keane's incorporation in March 1967. Mr. Keane served as Chief Executive Officer and President of Keane from 1967 to November 1999. Mr. John Keane is a director of American Power Conversion Corporation, a designer, developer, and manufacturer of power protection and management solutions for computer, communications, and electronic applications. Mr. John Keane is the father of Mr. John Keane, Jr., a director of Keane.

        Ms. Arnold joined Keane in January 2007 as Vice Chair, President and Chief Executive Officer. From June 2004 to January 2007, Ms. Arnold served as Executive Vice President of Product, Marketing, and Strategy of the Human Resources Outsourcing Group at Fidelity Investments, a provider of financial services, investment management, and retirement and brokerage services. From May 2003 to June 2004, she led sales and marketing as Senior Vice President in Fidelity's Institutional Retirement Services organization. Prior to joining Fidelity Investments, Ms. Arnold served as President and Chief Executive Officer of NerveWire, Inc., a venture-backed IT services business, from February 2002 to February 2003 and served as the President and Chief Operating Officer of NerveWire, Inc. from February 2000 to February 2002.

        Mr. Leahy joined Keane in August 1999 as Senior Vice President of Finance and Administration and Chief Financial Officer. During 2005, Mr. Leahy was promoted to Executive Vice President of Finance and Administration and Chief Financial Officer. In May 2006, in connection with the resignation of Mr. Brian Keane, our former President and Chief Executive Officer, our Board of Directors appointed Mr. Leahy as interim Chief Executive Officer and a member of the Office of the President. With the appointment of Ms. Arnold as Vice Chair, President and Chief Executive Officer in January 2007, Mr. Leahy resumed his position as Executive Vice President of Finance and Administration and Chief Financial Officer and the Office of the President was disbanded.

        Mr. Bhargava joined Keane in October 2003 as the Chief Executive Officer of Keane Worldzen, the Global Business Transformation Services and Program management arm of Keane. From January 2002 to October 2003, he co-founded Worldzen, an operations consulting and business process outsourcing company.

        Mr. Campanello joined Keane in September 2003 as Senior Vice President of Human Resources and Marketing. In May 2006, in connection with the resignation of Mr. Brian Keane, our former President and Chief Executive Officer, our Board of Directors appointed Mr. Campanello to be a member of the Office of the President. With the appointment of Ms. Arnold as Vice Chair, President and Chief Executive Officer in January 2007, the Office of the President was disbanded.

        Ms. Coya joined Keane in January 2003 as the Regional Vice President for Keane's Mid-Atlantic Region. In October 2006, Ms. Coya was promoted to Senior Vice President of Global Practices. Prior to her promotion, Ms. Coya served as the Vice President and General Manager for Application Services. From January 2001 to January 2003, she served as Vice President of Business Development for PeopleSoft Global Services, Northeast Region.

        Mr. Giles joined Keane in 1994 as General Manager of Keane Federal Systems. In October 2006, Mr. Giles was promoted to Senior Vice President of North American Regions and Verticals. Since 1994, Mr. Giles has held several positions at Keane, serving most recently as the Vice President and General Manager for Keane's Public Sector Practice, which includes Keane Federal Systems and state and local government businesses.

        Mr. Paris joined Keane in November 1976. Mr. Paris has served as Senior Vice President of Healthcare Solutions since January 2000 and served as Vice President and General Manager of the Healthcare Solutions Practice from August 1986 to January 2000.

        Mr. Shaw joined Keane in September 2002 as Managing Director of Keane Ltd. From 1996 to September 2002, Mr. Shaw was employed by Headstrong, a global restructuring corporation, during which time he held a number of positions, serving most recently as Chief Operating Officer of European Operations. During 2004, Mr. Shaw was promoted to Senior Vice President, International Operations for Keane, Inc.

        Ms. Cirino has served as a director of Keane since July 2001. From February 2000 to February 2004, Ms. Cirino was CEO and Chairman of Guardent, Inc., ("Guardent") a managed security services corporation. On February 27, 2004, Guardent was acquired by VeriSign, Inc., ("VeriSign"), a provider of critical infrastructure services for Internet and telecommunications networks. Since then, Ms. Cirino has held the position of Senior Vice President of VeriSign Managed Security Services, a division of VeriSign.

        Mr. Harkins has served as a director of Keane since February 1997. Mr. Harkins is currently the President and Chief Executive Officer of Linkage, Inc., an organizational development company founded by Mr. Harkins in 1988. Prior to 1988, Mr. Harkins was Vice President of Human Resources of Keane.

        Mr. John Keane, Jr. has served as a director of Keane since May 1998. From its founding in July 2000 until April 2005, Mr. Keane was President and Chief Executive Officer of ArcStream Solutions, Inc., ("ArcStream") a consulting and systems integration firm focusing on mobile and wireless solutions. We acquired certain assets of ArcStream in April 2005. See Note 10 "BUSINESS ACQUISITIONS" for further discussion on the terms of the acquisition. From September 1997 to July 2000, he was Executive Vice President and a member of the Office of the President of Keane.

        Dr. Rockart has served as a director of Keane since Keane's incorporation in March 1967. Dr. Rockart has been a Senior Lecturer Emeritus at the Alfred J. Sloan School of Management of the Massachusetts Institute of Technology ("MIT") since July 2002. Dr. Rockart served as a Senior Lecturer at the Alfred J. Sloan School of Management of MIT from 1974 to July 2002. Dr. Rockart is also a director of Selective Insurance Group, a public holding company for property and casualty insurance companies.

        Mr. White has served as director of Keane since February 2004. From July 2002 to October 2005, Mr. White was the Senior Vice President of Business Development for The Commercial Operations North America of The Gillette Company. Since October 2005, Mr. White has held the position of Senior Vice President, Corporate Brands, at Safeway, Inc., a large food and drug retailer in North America. From June 1986 to May 2002, Mr. White was employed by Nestlé, during which time he held a number of positions, serving most recently as the Vice President of Customer Interface for Nestlé Purina Pet Care Company.

ITEM 5.    MARKET FOR THE REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS, AND ISSUER PURCHASES OF EQUITY SECURITIES

        Our authorized capital stock consists of 200,000,000 shares of common stock, $.10 par value per share, 503,797 shares of Class B common stock, $.10 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share. As of March 2, 2007, there were 59,101,911 shares of common stock outstanding and held of record by approximately 2,013 registered stockholders and no shares of Class B common stock or preferred stock outstanding.

DIVIDENDS AND OTHER DISTRIBUTIONS

        The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors, out of funds legally available therefore. In the event of a liquidation, dissolution, or winding up of Keane, holders of common stock have the right to ratable portions of our net assets after the payment of all debts and other liabilities.

        We have not paid any cash dividend since June 1986. We currently intend to retain all of our earnings to finance future growth and therefore do not anticipate paying any cash dividend in the foreseeable future. Our $200.0 million credit facility with a syndicate of banks contains restrictions that may limit our ability to pay cash dividends in the future.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        We began trading our common stock on the NYSE under the symbol "KEA" on October 30, 2003. The following table sets forth, for the periods indicated, the high and low sales price per share as reported by NYSE.

Stock Price
Period	High	Low
2006
First Quarter	$15.88	$10.18
Second Quarter	16.50	11.61
Third Quarter	15.84	11.02
Fourth Quarter	13.00	11.18
2005
First Quarter	$14.85	$12.55
Second Quarter	13.99	11.35
Third Quarter	14.25	10.91
Fourth Quarter	11.79	10.00

        The closing price of our common stock on the NYSE on March 2, 2007 was $13.66.

        The following table provides information about purchases by Keane during the three months ended December 31, 2006 of equity securities that are registered by Keane pursuant to Section 12 of the Exchange Act:

ISSUER PURCHASES OF EQUITY SECURITIES

Period	Total Number of Shares (or Units) Purchased	Average Price Paid per Share (or Unit)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (1)(2)	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs (1)(2)
10/01/06-10/31/06	—	$—	—	3,000,000
11/01/06-11/30/06	—	$—	—	3,000,000
12/01/06-12/31/06	—	$—	—	3,000,000
Total:	—	$—	—	3,000,000

(1)
On October 25, 2005, we announced the approval by our Board of Directors of a program for the repurchase of 3.0 million shares of our common stock. The repurchases could be made on the open market or in negotiated transactions, and the timing and amount of shares to be purchased was determined by our management based on its evaluation of market and economic conditions and other factors. The October 2005 program expired on October 25, 2006, with approximately 1.8 million shares not repurchased under that program.

(2)
On October 24, 2006, we announced the approval by our Board of Directors of a program for the repurchase of 3.0 million shares of our common stock pursuant to the October 2006 program. The repurchases may be made on the open market or in negotiated transactions, and the timing and amount of shares to be purchased will be determined by our management based on its evaluation of market and economic conditions and other factors. Unless terminated earlier by resolution of our Board of Directors, the October 2006 program will expire upon the earlier of the date we repurchase all shares authorized for repurchase thereunder or October 23, 2007.

ITEM 6.    PRELIMINARY SELECTED FINANCIAL DATA

AS DESCRIBED IN THE EXPLANATORY NOTE AT THE BEGINNING OF THIS EXHIBIT, THE PRELIMINARY UNAUDITED FINANCIAL INFORMATION SET FORTH BELOW (PARTICULARLY WITH RESPECT TO STOCK-BASED COMPENSATION, NET INCOME, EARNINGS PER SHARE AND STOCKHOLDERS' EQUITY) IS SUBJECT TO CHANGE DEPENDING ON THE FINDINGS OF OUR CURRENT REVIEW OF OUR STOCK OPTION GRANTS AND STOCK OPTION PRACTICES AND THE POTENTIAL RESTATEMENT OF OUR FINANCIAL STATEMENTS IN PRIOR PERIODS. REFER TO THE EXPLANATORY NOTE FOR IMPORTANT CAUTIONARY CONSIDERATIONS.

        You should read the following selected financial data in conjunction with the accompanying preliminary unaudited consolidated financial statements, including the related notes, and "ITEM 7—PRELIMINARY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." The results shown herein are not necessarily indicative of the results to be expected for any future periods.

FINANCIAL HIGHLIGHTS

Years ended December 31,	2006	2005	2004	2003	2002
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Income Statement Data:
Revenues	$948,306	$955,855	$911,543	$804,976	$873,203
Operating income	50,403	50,982	51,433	42,180	10,357
Net income (1)	34,514	33,426	32,282	29,222	8,181
Basic earnings per share	$0.59	$0.55	$0.52	$0.44	$0.11
Diluted earnings per share (2)	$0.55	$0.52	$0.48	$0.43	$0.11
Basic weighted average common shares outstanding	58,264	60,540	62,601	65,771	74,018
Diluted weighted average common shares and common share equivalents outstanding (2)	66,909	69,281	71,807	70,817	74,406
Balance Sheet Data:
Cash, restricted cash and marketable securities	$199,993	$169,111	$199,152	$206,136	$68,255
Total assets	878,165	807,822	805,535	793,101	685,674
Total debt (3)	189,005	189,626	190,952	193,371	45,647
Stockholders' equity	487,073	440,612	461,703	458,132	490,584
Book value per share	$8.27	$7.58	$7.42	$7.20	$7.06
Number of shares outstanding	58,869	58,135	62,184	63,629	69,521
Financial Performance:
Revenue growth (decline)	(0.8)%	4.9%	13.2%	(7.8)%	12.1%
Net margin	3.6%	3.5%	3.5%	3.6%	0.9%

(1)
Net income for 2006 includes a $1.7 million reduction of tax reserves associated with tax examination settlements and changes in estimates. Net income for 2005 includes a $3.5 million reduction to our tax reserves due to the expiration of certain statutes of limitation and changes in estimates. Net income for 2004 includes an adjustment recorded in the Fourth Quarter of 2004 for an additional deferred tax asset totaling approximately $2.2 million and a corresponding decrease to the provision for income taxes. See Note 16 "INCOME TAXES" in the notes to the accompanying preliminary unaudited consolidated financial statements for further discussion. Net income for 2003 includes a $7.3 million, $4.4 million after tax, favorable judgment in an arbitration award proceeding related to damages for breach of an agreement between Signal Corporation and our Federal Systems subsidiary.

(2)
Reflects the adoption of Emerging Issues Task Force ("EITF") Issue No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" for the years ended December 31, 2006, 2005, 2004, and 2003, in which the Debentures were outstanding. See Note 3 "EARNINGS PER SHARE" in the notes to the accompanying preliminary unaudited consolidated financial statements for further discussion.

(3)
Includes $39,004, $39,545, $40,042, $40,500, and $40,888 in accrued building costs for the years ended December 31, 2006, 2005, 2004, 2003, and 2002, respectively.

ITEM 7.    PRELIMINARY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AS DESCRIBED IN THE EXPLANATORY NOTE AT THE BEGINNING OF THIS EXHIBIT, THE PRELIMINARY UNAUDITED FINANCIAL INFORMATION SET FORTH BELOW (PARTICULARLY WITH RESPECT TO STOCK-BASED COMPENSATION, NET INCOME, EARNINGS PER SHARE AND STOCKHOLDERS' EQUITY) IS SUBJECT TO CHANGE DEPENDING ON THE FINDINGS OF OUR CURRENT REVIEW OF OUR STOCK OPTION GRANTS AND STOCK OPTION PRACTICES AND THE POTENTIAL RESTATEMENT OF OUR FINANCIAL STATEMENTS IN PRIOR PERIODS. REFER TO THE EXPLANATORY NOTE FOR IMPORTANT CAUTIONARY CONSIDERATIONS.

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the "SELECTED CONSOLIDATED FINANCIAL DATA" and the financial statements and notes thereto appearing elsewhere in this Exhibit. This Exhibit contains forward-looking statements that involve risks and uncertainties. The statements contained in this Exhibit that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Without limiting the foregoing, the words "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," and similar expressions are intended to identify forward-looking statements. All forward-looking statements included in this Exhibit are based on information available to us up to and including the date of this document, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "PRELIMINARY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "RISK FACTORS" and elsewhere in this Exhibit. You should carefully review those factors and also carefully review the risks outlined in other documents that we file from time to time with the Securities and Exchange Commission.

STRATEGY

        Our mission is to help clients improve their business performance by providing world class IT and business process solutions through delivery excellence and thought leadership. We believe that we can achieve this goal by helping clients transform their IT and business operations through the consistent delivery of high-value consulting, development, and outsourcing services. Specifically, we believe that applications services and business process services are large and synergistic growth markets, and that a significant business trend is corporations leveraging Application Outsourcing, BTS, and global delivery to achieve meaningful cost reductions and business improvement. We believe that our depth of capability in each of these areas, along with our vertical expertise, strong client relationships, and process management capabilities, position us well to capitalize on this market opportunity.

        In support of this evolution in market demand, in 2006 we migrated Keane's organizational structure from a geographic network of local branches to an integrated global matrix. We continue to align client relationships and business development activities by geographic region, but business solutions are now designed and delivered by globally integrated practices. We believe that this new organization better positions us to deliver high-value, transformational solutions that bundle vertical expertise, business process and applications services, intellectual property through a technology platform or a proprietary reference architecture, and cost effective global delivery. Moreover, we expect it will increase Keane's flexibility and scalability, eliminate redundancy and excess costs, and improve the career growth opportunities that we offer our employees.

OVERVIEW

Components of Revenues

        We seek to help clients improve their business and IT effectiveness. We classify our service offerings into the following three categories: Outsourcing, Development & Integration, and Other Services. We have not yet recorded revenue associated with Transport Ticketing Solutions. See Note 5 "SIGNIFICANT CONTRACTS" for a discussion of the Victoria TTA contract.

        Outsourcing:    Our outsourcing services include Application Services and BTS. Our Application Services help clients manage existing business systems more efficiently and more reliably, improving the performance of these applications while frequently reducing costs. Under our Application Outsourcing service offering, we assume responsibility for managing a client's business applications with the goal of instituting operational efficiencies that enhance flexibility, free up client personnel resources, and achieve higher user satisfaction. We enter into large, long-term contracts for the provision of Application Services, which generally do not require any capital outlay by us. These contracts usually span three to five years with the ability to renew. We typically receive a fixed monthly fee in return for meeting or exceeding a contractually agreed upon service level. However, because our clients typically have the ability to reduce services under their contracts, our monthly fees may be reduced from the stated contract amounts. Outsourcing services also includes ongoing maintenance related to the product sales for our Healthcare Solutions Division.

        Through our global delivery model we can offer clients the flexibility and economic advantage of allocating work among a variety of delivery options. These include onsite at a client's facility, nearshore in Halifax, Nova Scotia, and Toronto, Ontario, and offshore at one of our four development centers in India. This integrated, flexible mix of cost-effective onsite, nearshore, and offshore delivery is now a component of most of our new Application Outsourcing engagements. The distribution of work across multiple locations is typically based on a client's cost, technology, and risk management requirements.

        Our BTS are provided by our majority owned subsidiary, Keane Worldzen, which we acquired on October 17, 2003. Keane Worldzen specializes in providing BTS services to clients with complex processes in the financial services, insurance, and healthcare industries, and to clients with back-office processes in several industries. Keane Worldzen's BTS services are designed to reduce the cost and increase the efficiency of our clients' business transactions, enabling companies to focus on their more profitable activities and avoid the distraction of non-core back-office processes. Keane Worldzen provides these low-cost, high-value outsourcing services from operations in both the U.S. and India.

        Development & Integration:    As application software becomes more complex, it requires sophisticated integration between front-end and back-end systems to enhance access to critical corporate data, enable process improvements, and improve client service. Many of our Development & Integration projects focus on solutions for the integration of enterprise applications, supply chain, and client service problems. We also provide Development & Integration services to the public sector, which includes agencies within the U.S. Federal Government, various states, and other local government entities. Additionally, our Healthcare Solutions Division provides software solutions and integration support to both acute and long-term care providers.

        Other Services:    Other Services are primarily comprised of IT consulting, project management, and supplemental staff engagements that are principally billed on a time and materials basis.

        We continue to experience pricing pressure from competitors as well as from clients facing pressure to control costs. In addition, the growing use of offshore resources to provide lower-cost service delivery capabilities within our industry continues to be a source of pressure on revenues. We also experience wage inflation, primarily in India, as the demand for those resources increases. In order for us to remain successful in the near term, we must continue to maintain and grow our client base, provide high-quality service and satisfaction to our existing clients, and take advantage of cross-selling opportunities. In the current economic environment, we must provide our clients with service offerings that are appropriately priced, satisfy their needs, and provide them with measurable business benefits.

        There is a great deal of competition in the provision of Outsourcing services. We believe our evolving go-to-market strategy, where we seek to provide high value, repeatable business solutions to our clients, differentiates us from our competitors. We offer solutions that combine various Keane services and capabilities in response to a specific industry or client need.

        We believe that our deep industry knowledge differentiates us from our competitors, allowing us to go beyond simply delivering cost and performance improvements to our clients, and allowing us to deliver transformational business benefits and, ultimately, help grow our business and integrate our comprehensive capabilities.

Components of Operating Expenses

        The primary categories of our operating expenses include: salaries, wages, and other direct costs; selling, general, and administrative ("SG&A") expenses; and amortization of intangible assets. Salaries, wages, and other direct costs are primarily driven by the cost of client-service personnel, which consists mainly of compensation, sub-contractor, and other personnel costs, and other non-payroll costs. Selling expenses are driven primarily by business development activities and client targeting, image-development and branding activities. General and administrative expenses primarily include costs for non-client facing personnel, information systems, and office space, which we seek to manage at levels consistent with changes in the activity levels in our business. In 2006, general and administrative expenses also include stock-based compensation expense in accordance with our adoption of Financial Accounting Standard No. 123 (revised 2004) ("SFAS 123(R)"), "Share Based Payment," on January 1, 2006. We continue to anticipate changes in demand for our services and to identify cost management initiatives to balance our mix of resources to meet current and projected future demand in our markets. We will also continue to use our global sourcing as part of our cost-effective delivery model.

        We evaluate our improvement in profitability by comparing gross margins and SG&A expenses as a percentage of revenues. Other key metrics that we use to manage and evaluate the performance of our business include new contract bookings, the number of billable personnel, and utilization rates. We calculate utilization rates by dividing the total billable hours per consultant by the total hours available, including sick, holiday, and vacation, from the consultant.

NEW CONTRACT BOOKINGS

        New contract bookings for the year ended December 31, 2006 were approximately $888.4 million, a decrease of $479.0 million, or 35.0%, over new contract bookings of $1.4 billion for the year ended December 31, 2005. New contract bookings for the year ended December 31, 2005 included the $367.0 million Victoria TTA contract with the State Government of Victoria, Australia; $256.9 million of the Victoria TTA contract was included in Outsourcing bookings and $110.1 million of the Victoria

TTA contract was included in Development & Integration bookings. For the year ended December 31, 2006, Outsourcing bookings decreased 59.0% to $295.8 million, Development & Integration bookings decreased 25.1% to $203.2 million, and Other Services bookings increased 3.7% to $389.5 million compared to the same period in 2005.

        We provide information regarding our bookings because we believe it represents useful information regarding changes in the volume of our new business over time. However, information regarding our new bookings is not comparable to, nor should it be substituted for, an analysis of our revenues. Cancellations and/or reductions in existing contracted amounts are not reflected in new contract bookings.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Our discussion and analysis of our financial condition and results of operations are based on our preliminary unaudited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenue and expenses. On an on-going basis, we evaluate our estimates including those related to revenue earned but not yet billed, costs to complete fixed-price projects, the collectibility of accounts receivable, acquisition accounting, the valuation of goodwill, certain accrued liabilities, and other reserves and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and that could result in materially different results under different assumptions and conditions. Application of these policies is particularly important to the portrayal of our financial condition and results of operations. We believe that the accounting policies described below meet these characteristics. Our significant accounting policies are more fully described in the notes to the accompanying preliminary unaudited consolidated financial statements.

Revenue Recognition

        We derive our revenues from the sale of professional services, software licenses, software maintenance, and equipment. We derive the majority of our revenues from the sale of professional services, which are recognized on a time and materials basis and estimates of cost, scope, and duration of the engagement and represented approximately 94%, 94%, and 93% of our total revenues for the years ended December 31, 2006, 2005, and 2004, respectively. In addition, we recognize revenue from the sale of software licenses, maintenance and equipment through our Healthcare Solutions Division, which represented approximately 6%, 6%, and 7% of our total revenues for the years ended December 31, 2006, 2005, and 2004, respectively. In accordance with Staff Accounting Bulletin ("SAB") No. 104 ("SAB 104"), "Revenue Recognition," we recognize revenue from the sale of professional services when persuasive evidence of an arrangement exists, delivery of the service has occurred, the fee is fixed or determinable and free of contingencies or significant uncertainties and collectibility is probable. We consider a non-cancelable fully executed agreement or client purchase order to be persuasive evidence of an arrangement. We consider delivery to have occurred upon completion of services rendered or transfer of product title to the client. We consider the fee to be fixed or determinable if the fee is not subject to adjustment, or if we have not granted extended payment terms to the client. We consider collection to be probable if our internal credit analysis indicates that the client will be able to pay amounts as they become due under the arrangement.

        Reimbursements, including those related to travel and out-of-pocket expenses, and other similar third party costs, are included in Revenues, and an equivalent amount of reimbursable expenses is included in Operating expenses. We record reimbursable out-of-pocket expenses in both revenues and as a direct cost of services in accordance with Emerging Issue Task Force Issue No. 01-14 ("EITF 01-14"), "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." EITF 01-14 requires reimbursable out-of-pocket expenses incurred to be a characterized as revenue in the income statements. For the years ended December 31, 2006, 2005, and 2004, reimbursable out-of-pocket expenses were $10.9 million, $7.8 million, and $9.2 million, respectively.

        For general consulting engagements, we recognize revenue on a time and materials basis as services are delivered. For the majority of our outsourcing engagements, we provide a specific level of service each month for which we bill a standard monthly fee. We recognize revenue for these engagements in monthly installments over the billable portion of the contract. These installments may be adjusted to reflect changes in staffing requirements and service levels consistent with terms of the contract.

        For fixed-price application development engagements, we recognize revenue using estimated labor-to-complete. Our revenue recognition relies on accurate estimates of the cost, scope, and duration of each engagement. If we do not accurately estimate the resources required or the scope of the work to be performed, then future revenues may be negatively affected or losses on existing contracts may need to be recognized. All future anticipated losses are recognized in the period they are identified.

        For our sales arrangements that contain multiple revenue elements, such as software licenses, professional services, and software maintenance, we first determine whether the arrangement is within the scope of Emerging Issues Task Force ("EITF") EITF No. 00-21 ("EITF 00-21"), "Revenue Arrangements with Multiple Deliverables," Statement of Position ("SOP") SOP 97-2 ("SOP 97-2"), "Software Revenue Recognition," SOP 97-2 or SOP 81-1 ("SOP 81-1"), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." We recognize revenue on arrangements with multiple deliverables as separate units of accounting only if certain criteria are met. In general, a deliverable (or a group of deliverables) meets the separation criteria if the deliverable has standalone value to the client and if there is objective and reliable evidence of the fair value of all remaining undelivered elements in the arrangement. We allocate the total arrangement consideration to each separate unit of accounting based on the relative fair value of each separate unit of accounting or using the residual method. The amount of arrangement consideration that is allocated to a delivered unit of accounting is limited to the amount that is not contingent upon the delivery of another separate unit of accounting. If such criteria are not met, then all deliverables are accounted for as a single unit of accounting whereby all revenue is recognized based on the accounting applicable to the last element to be delivered.

        Revenue earned on software arrangements involving multiple elements which qualify for separate element treatment is allocated to each undelivered element based on the relative fair values of those elements based on vendor-specific objective evidence with the remaining value assigned to the delivered element, the software license. Revenue allocated to the software license is based on the residual method in accordance with SOP 97-2 and SOP 98-9 ("SOP 98-9"), "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," under which revenue equal to the fair value of professional services and software support is allocated to those items and recognized as revenue as those items are delivered. Any residual or remaining portion of the total arrangement fee is then allocated to the delivered software license. We generally recognize software maintenance fees on installed products on a pro-rated basis over the term of the agreement. Revenue is recognized for each element when each of the aforementioned revenue recognition criteria has been met. In the circumstances where we have determined that vendor-specific objective evidence of fair value does not exist for our software maintenance fees, all revenues under our software arrangements are recognized ratably upon completion of installation and acceptance of the software over the remaining contractual maintenance period.

        Key factors in determining revenue recognition for multiple element arrangements, including software and software-related services are management assessments that installation services are essential to the functionality of the software. We evaluate revenue recognition for these types of arrangements on a contract-by-contract basis as the terms of each arrangement vary. If the services are essential to the functionality of the software, payment of the license fees are dependent upon the performance of the services, the arrangement includes milestones or client specific acceptance criteria or the services include significant modification or customization of the software, then both the software license and services are recognized under SOP 81-1. Generally, these agreements contain milestone provisions that vary by contract but relate to code load, installation, commencement of training, and demonstration that the software performs the functions requested by the client. The milestones approximate progress to complete based upon input measures. We utilize client acceptance of contract milestones in order to track progress to completion.

        Under EITF 00-21, in order to account for the deliverables within a contract separately, all delivered items must have standalone value, the vendor must have objective and reliable evidence of fair value of the undelivered item(s), and if the client has a general right of return relative to the delivered item, delivery or performance of the undelivered items must be probably and substantially within the vendor's control. We have concluded that objective evidence of fair value does not exist for all of the elements within the Victoria TTA contract. Accordingly, each of the elements cannot be separated into multiple units of accounting and therefore, must be accounted for as a single unit of accounting. As a result, we are deferring all revenues and costs directly associated with the delivery of services during the two years of development work, referred to as the Build phase, and we will recognize all revenues and direct costs for the contract over the period of the 10 years of operation and maintenance, referred to as the Operate phase, currently estimated to begin by the Fourth Quarter of 2007.

        Certain service offerings contain mutually agreed specifications and service level requirements. Service level requirements typically apply to monthly requirements and run for the term of the engagement, or approximately three to five years; service level credits are capped at a percentage of monthly payments, typically 10-15%. Historically, we have not incurred substantial costs relating to these service level requirements and we currently accrue for such costs as they are incurred. We review theses costs on a regular basis as actual experience and other information becomes available; and should they become more substantial, we would accrue an estimated exposure in accordance with SFAS No. 48 ("SFAS 48"), "Revenue Recognition When Right of Return Exists" and consider the potential related effects of the timing of recording revenue on our contractual agreements. As of December 31, 2006 and 2005, we have accrued approximately $0.3 million and $0, respectively, related to service level requirements in the accompanying preliminary unaudited consolidated financial statements.

        In all consulting engagements, outsourcing engagements, and software application sales, the risk of issues associated with satisfactory service delivery exists. Although we believe these risks are adequately addressed by our adherence to proven project management methodologies, proprietary frameworks, and internal project audits, the potential exists for future revenue charges relating to service delivery issues. Historically, we have not experienced major service delivery issues.

Contract Costs

        Costs to deliver services are expensed as incurred, with the exception of set-up costs and the cost of certain construction and non-construction services for which the related revenues must be deferred under EITF 00-21 or other accounting literature. By analogy to SFAS No. 91 ("SFAS 91"), "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," deferred contract set-up costs may include costs incurred during the set-up phase of a client arrangement relating to employee transition, and relocation of key personnel. We amortize these deferred contract set-up costs on a straight-line basis over the estimated customer relationship lives, which we have determined represents the contractual term of the arrangement and were three years during the years ended December 31, 2006, 2005, and 2004. By analogy to Financial Accounting Standards Board ("FASB") Technical Bulletin (As Amended) 90-1 ("FTB 90-1"), "Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts," we defer and subsequently amortize certain direct and incremental costs directly associated with the delivery of products and services related to activities that enable the provision of contracted services to clients. For contracts in which multiple elements are accounted for as a single unit of accounting, the direct and incremental costs directly associated with the delivery of products and services are deferred and recognized over the period revenues are recognized. We amortize these deferred contract costs on a straight-line basis over the estimated customer relationship lives, which we have determined represents the contractual term of the arrangement. Estimated customer relationship lives for these deferred contract costs ranges from one to five years during the years ended December 31, 2006, 2005, and 2004, except for the Victoria TTA contract, which we expect to amortize over the 10 years of operation and maintenance period.

        We review deferred contract costs for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Our review is based on our projection of the undiscounted future operating cash flows of the related client contract. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of related assets, we record a charge to reduce the carrying amount to equal projected future discounted cash flows.

Allowance for Bad Debts

        We maintain an allowance for doubtful accounts at an amount we estimate to be sufficient to cover the risk of collecting less than full payment on our receivables. Our allowance for bad debts is based upon specific identification of likely and probable losses. Each accounting period, we evaluate accounts receivable for risk associated with a client's inability to make contractual payments or unresolved issues with the adequacy of our services. Billed and unbilled receivables that are specifically identified as being at risk are provided for with a charge to revenue in the period the risk is identified. We use considerable judgment in assessing the ultimate realization of these receivables, including reviewing the financial stability of the client, evaluating the successful mitigation of service delivery disputes, and gauging current market conditions. If our evaluation of service delivery issues or a client's ability to pay is incorrect, we may incur future reductions to revenue.

Business Combinations

        In connection with acquisitions, we estimate the fair value of assets acquired and liabilities assumed. Some of the items, including accounts receivable, property and equipment, other intangible assets, certain accrued liabilities, and legal and other reserves require a high degree of management judgment. Certain estimates may change as additional information becomes available. In particular, restructuring liabilities are subject to change as we complete our assessment of the acquired operations and finalize our integration plan.

Valuation of Goodwill

        We have recorded a significant amount of goodwill resulting from acquisitions. We account for goodwill and other intangible assets at their estimated fair values in accordance with SFAS No. 142, ("SFAS 142"), "Goodwill and Other Intangible Assets," which we adopted effective January 1, 2002. Under SFAS 142, goodwill is no longer amortized but is subject to annual impairment testing. The impairment test involves the use of estimates related to the fair value of the business operations with which the goodwill is associated. Our reporting units consist of aggregated branches that have similar economic characteristics, share the benefit of goodwill, and for which results are regularly reviewed by business operations management. Our goodwill is allocated to these reporting units for impairment assessment. In performing our review of the recoverability of goodwill, we consider several factors, including the fair value of the reporting unit to which the goodwill is assigned. If, as a result of examining any of these factors, we conclude that the carrying value of the reporting unit's goodwill exceeds its estimated fair value, we will record an impairment charge and reduce the carrying value of the reporting unit to its estimated fair value.

        The estimate of fair value requires significant judgment. We estimate the fair value of the business operations using a discounted cash flow model based on the future annual operating plan of each reporting unit. This model determines the present value of the estimated cash flows of the reporting unit. Any loss resulting from an impairment test would be reflected in operating income in our preliminary unaudited consolidated statement of income. The annual impairment testing process is subjective and requires judgment at many points throughout the analysis. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets not previously recorded. As of December 31, 2006, our goodwill totaled $325.1 million.

Valuation of Intangible Assets

        In connection with our acquisitions, we are required to recognize other intangible assets separate and apart from goodwill if such assets arise from contractual or other legal rights or if such assets are separable from the acquired business. Other intangible assets include, among other things, client-related assets such as order backlog, client contracts, and client relationships. We account for other intangible assets at their estimated fair values in accordance with SFAS 142. Determining a fair value for such items requires a high degree of judgment, assumptions, and estimates. In addition, these intangible assets are amortized over their estimated useful lives.

        We review our identifiable intangible assets for impairment in accordance with SFAS 144. In performing our review of the recoverability of other intangible assets, we consider several factors. These factors include the expected cash flows that an asset is expected to generate over its estimated economic life, whether there have been significant changes in legal factors or the overall business climate that could affect the underlying value of an asset or whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life.

        In determining whether an intangible asset is impaired, we must make assumptions regarding estimated future cash flows from the asset, intended use of the asset, and other related factors. If, as a result of examining the factors, we conclude that the carrying value of the other intangible assets exceeds its estimated fair value, we will record an impairment charge and reduce the carrying value of the asset to its estimated fair value. If the estimates or the related assumptions used to determine the value of the intangible assets change, we may be required to record impairment charges for these assets. As of December 31, 2006, our intangible assets totaled $32.1 million.

Income Taxes

        To record income tax expense, we are required to estimate our income taxes in each of the jurisdictions in which we operate. We account for income taxes in accordance with SFAS No. 109 ("SFAS 109"), "Accounting for Income Taxes," which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. In addition, income tax expense at interim reporting dates requires us to estimate our expected effective tax rate for the entire year. This involves estimating our actual current tax liability together with assessing temporary differences that result in deferred tax assets and liabilities and expected future tax rates.

        We record a valuation allowance to reduce our deferred tax assets to an amount we believe is more likely than not to be realized. We consider future taxable income and prudent and feasible tax planning strategies in assessing the need for a valuation allowance. We have recorded a valuation allowance for the tax benefits of certain subsidiary net operating losses and the minimum pension liability.

        Our policy is to establish reserves for taxes that may become payable in future years as a result of an examination by the tax authorities. In accordance with SFAS No. 5 ("SFAS 5"), "Accounting for Contingencies," we establish the reserves based upon our assessment of exposure associated with permanent tax differences and interest expense applicable to both permanent and temporary difference adjustments. The tax reserves are analyzed periodically and adjusted, as events occur to warrant the adjustment to the reserve. If we determine that we will require more or less of our reserves in the future, such adjustment would be recorded as an increase or reduction of income tax expense in the period such determination is made. Circumstances that could cause our estimates of income tax expense to change include: the impact of information that subsequently becomes available as we prepare our tax returns; revision to tax positions taken as a result of further analysis and consultation; the actual level of pre-tax income; changes in tax rules, regulations, and rates; and changes mandated as a result of audits by taxing authorities.

        In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109." FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and provides guidance on derecognition, classification, interest and penalties, and accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 31, 2006.

        We adopted the provisions of FIN 48 on January 1, 2007. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48. The cumulative effect of applying the provisions of FIN 48 should be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that fiscal year. We expect the adjustment to opening retained earnings upon adoption of FIN 48 to be a decrease of approximately $1.5 million. We do not expect the adoption of FIN 48 to have a significant impact to our results of operations in 2007.

Stock-Based Compensation

        Our adoption of SFAS 123(R), in the First Quarter of 2006 requires that we recognize stock-based compensation expense associated with stock options in our statement of income, rather than disclose it in a pro forma footnote to our preliminary unaudited consolidated financial statements. Determining the amount of stock-based compensation to be recorded requires us to develop estimates to be used in calculating the grant-date fair value of stock options. We calculate the grant-date fair values using the Black-Scholes valuation model. The use of valuation models requires us to make estimates of the following assumptions:

        Expected volatility—We derived the estimated stock price volatility based on a review of our actual historic stock prices commensurate with the expected life of the award. We believe that the historical stock price volatility is an accurate indicator of future stock price performance.

        Expected option life—Our estimate of an expected option life was derived based on a review of our historic option holding periods, including a consideration of the holding period inherent in currently vested but unexercised options. We believe that this historical data is currently the best estimate of the expected term of a new option. We reviewed historical data for groups of employees and determined that the type of award was an indicator of the exercise behavior.

        Risk-free interest rate—We used the yield on zero-coupon U.S. Treasury securities for a period that is commensurate with the expected term assumption as the risk-free interest rate.

        The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term "forfeitures" is distinct from "cancellations" or "expirations" and represents only the unvested portion of the surrendered option. Similar to the analysis for the expected option life, we reviewed historical forfeiture data for groups of employees and determined the appropriate forfeiture rate ranges from 0-23% for the applicable employee group. Therefore, we have applied an annual forfeiture rate of 0-23% to all unvested options as of December 31, 2005. We will re-evaluate this analysis quarterly and adjust the forfeiture rate as necessary. Ultimately, we will recognize the actual expense over the vesting period only for the shares that vest.

        See Note 4 "STOCK-BASED COMPENSATION" in the notes to the accompanying preliminary unaudited consolidated financial statements for further information regarding our adoption of SFAS 123(R).

Restructuring

        We have recorded restructuring charges and reserves associated with restructuring plans approved by management in the last seven years. Additionally, in 2006 we recorded additional restructuring charges that were not associated with a specific plan. As of January 1, 2003, we adopted SFAS No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities," which requires us to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to exit or disposal plan exists. These reserves include estimates pertaining to employee separation costs and real estate lease obligations. The reserve associated with lease obligations could be materially affected by factors such as the ability to obtain subleases, the creditworthiness of our sub-lessees, market value of properties, and the ability to negotiate early termination agreements with lessors. While we believe that our current estimates regarding lease obligations are adequate, future events could require adjustments to these estimates. Based on the assumptions included in our analysis as of December 31, 2006, to the extent that we are unable to maintain all of our current, contractual subleases, we could incur an additional restructuring charge of up to approximately $3.6 million. In addition, if we are able to negotiate early terminations of our operating leases or to obtain a subleasee, we would record a reduction to the restructuring liability and a corresponding expense reduction. In 2006 and 2005, we recorded a net reduction to restructuring expense of $0.2 million and $0.6 million, respectively, associated with early lease terminations, lower facility costs and unanticipated subleases.

Accrued Compensation and Other Liabilities

        Employee compensation costs are our largest expense category. We have a number of different variable compensation programs, which are highly dependent on estimates and judgments, particularly at interim reporting dates. Some programs are discretionary while others have quantifiable performance metrics. The majority of our incentive compensation plans are based on quarterly targets. Often, actual compensation amounts cannot be determined until after we report our results. We believe we make reasonable estimates and judgments using all significant information available. We also estimate the amounts required for incurred but not reported health claims under our self-insured employee benefit programs. Our accrual for health costs is based on historical experience and actual amounts may vary from these estimates. In addition, with respect to our potential exposure to losses from litigation, claims and other assessments, we record a liability when such amounts are believed to be probable and can be reasonably estimated.

Pension Costs

        We have a foreign defined benefit plan that provides pension benefits to employees of our subsidiary located in the UK ("UK DBP"). The measurement of our pension obligation and costs is dependent on a variety of assumptions used by our actuary. These assumptions include estimates of the present value and timing of projected future pension payments to plan participants taking into consideration retirement rates and mortality rates. Assumptions used in determining projected benefit obligations and the fair values of plan assets for our UK DBP are evaluated periodically by management in consultation with outside actuaries and investment advisors. Changes in assumptions are based on relevant Keane data. Critical assumptions, such as the discount rate used to measure the benefit obligations, the expected long-term rate of return on plan assets and healthcare cost projections, are evaluated and updated annually. Changes in these assumptions could have a material impact on the projected benefit obligations and the fair values of the plan assets, pension expense, and the required minimum liability. We have assumed that the expected long-term rate of return on plan assets will be 7.75%. At the end of each year, we determine the discount rate that reflects the current rate at which the pension liabilities could be effectively settled. This rate should be in line with rates for high quality, fixed-income investments available for the period to maturity of the pension benefits, and changes as long-term interest rates change. At December 31, 2006, we determined this rate to be 5.35%.

        During 2004, we closed the UK DBP to future salary accruals effective April 1, 2004. Accordingly, we accounted for the closing of the UK DBP as a curtailment under SFAS No. 88 ("SFAS 88"), "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." As a result, in 2004, we recorded a curtailment loss of approximately $0.2 million to expense the unrecognized prior service cost, and we recorded an additional required minimum pension liability of approximately $6.6 million as a non-cash adjustment through Accumulated other comprehensive loss in the accompanying preliminary unaudited consolidated balance sheets. In 2006, we recorded a net decrease in the required minimum pension liability of approximately $0.9 million through Accumulated other comprehensive loss. In 2005, we recorded a net increase in the required minimum pension liability of approximately $2.8 million through Accumulated other comprehensive loss. As of December 31, 2006 and 2005, the minimum pension liability was $16.6 million and $15.3 million, respectively, and is included in Other long-term liabilities in the accompanying preliminary unaudited consolidated balance sheets. As a result of legislation in the UK, in 2006 we agreed with the trustees of the UK DBP to increase the employer contributions by approximately $0.2 million for 2006, for a total of approximately $0.3 million in employer contributions for 2006 and to increase the employer contributions in the future based on the financial performance of the UK subsidiary. Expected employer contributions for 2007 are approximately $0.4 million. In addition, we will incur a pension levy of approximately $0.5 million in 2007 that may increase in the future depending on funding levels of the UK DBP. See Note 15 "BENEFIT PLANS" in the notes to the accompanying preliminary unaudited consolidated financial statements for further discussion.

CONSOLIDATED RESULTS OF OPERATIONS

2006 Compared to 2005

	REVENUES (Dollars in thousands)
	Years Ended December 31,				Increase (Decrease)
	2006	%	2005	%	$	%
Outsourcing	$482,108	51	$475,650	50	$6,458	1.4
Development & Integration	159,316	17	172,609	18	(13,293)	(7.7)
Other Services	306,882	32	307,596	32	(714)	(0.2)

Total	$948,306	100%	$955,855	100%	$(7,549)	(0.8)

Revenues

        Revenues for the year ended December 31, 2006 were $948.3 million, a decrease of $7.5 million, or 0.8%, compared to revenues of $955.9 million for the year ended December 31, 2005. The decrease in revenues compared to the year ended December 31, 2005 was mainly due to lower revenues from a number of existing clients, a decrease in revenues from the UK, IBM and PacifiCare (as discussed below), and a higher level of revenue reserves than in 2005. In 2006, we recorded provisions for amounts deemed uncollectible as revenue reductions in the same period that the determination was made that the amounts were uncollectible. These decreases in revenues were partially offset by increased sales to a number of existing customers. In the Third Quarter of 2005, we sold our IBM contracts to another provider. The lower volumes from IBM and the sale of the IBM contracts resulted in a revenue reduction of approximately $18.8 million for the year ended December 31, 2006 compared to the year ended December 31, 2005. Additionally, effective March 31, 2006, we sold certain components of our Puerto Rico operations. This divestiture resulted in approximately $4.5 million of lower revenues during the year ended December 31, 2006 compared to 2005.

        We have concluded that objective evidence of fair value does not exist for all of the elements within the Victoria TTA contract. Accordingly, each of the elements cannot be separated into multiple units of accounting and therefore, must be accounted for as a single unit of accounting. As a result, we are deferring all revenues and costs directly associated with the delivery of products and services during the two years of development work, referred to as the Build phase, and we will recognize all revenues and direct costs for the contract over the period of the 10 years of operation and maintenance, referred to as the Operate phase, currently estimated to begin by the Fourth Quarter of 2007. As a result, in 2006 and 2005, all revenues and direct and incremental costs associated with the delivery of products and services have therefore been deferred. See Note 5 "SIGNIFICANT CONTRACTS" in the notes to the accompanying preliminary unaudited consolidated financial statements for further discussion of our accounting for the Victoria TTA contract.

        Outsourcing.    Outsourcing service revenues for the year ended December 31, 2006 were $482.1 million, an increase of $6.5 million, or 1.4%, compared to the year ended December 31, 2005. The increase in Outsourcing service revenues compared to the year ended December 31, 2005 was primarily due to increased sales to a large insurance provider and increased sales within Keane Worldzen compared to the same period in 2005, offset by lower revenues associated with PacifiCare as discussed below.

        On December 20, 2005, UnitedHealth Group Incorporated, an affiliate of United HealthCare Services, Inc. ("United HealthCare"), completed its acquisition of PacifiCare. On January 20, 2006, we entered into a five-year master services agreement with United HealthCare effective January 1, 2006. Simultaneously, we and PacifiCare terminated our Information Technology Services Agreement, dated

January 11, 2002, effective January 1, 2006. Our original Information Technology Services Agreement with PacifiCare provided for an outsourcing arrangement with a 10 year term and $500 million in contract value. As a result of the ending of the original agreement with PacifiCare we received the first of two payments in the amount of $5.05 million in July 2006, which is being recognized over the 18-month period from January 1, 2006 to June 30, 2007. The second installment payment of $5.05 million will be received on July 30, 2007 and will be recognized at such time as the amount becomes due in management's judgment. If additional services are procured pursuant to the master services agreement, any remaining portion of the payments will be recognized over the period such services are provided. Under the new master services agreement with United HealthCare we will receive approximately $21 million for a specified level of services provided from January 1, 2006 through June 30, 2007. During 2006, we recognized $24.2 million in revenues under the new master services agreement, which includes a portion of the first installment payment. Revenues from PacifiCare in the year ended December 31, 2006 were approximately $13.8 million lower than revenues from PacifiCare during the year ended December 31, 2005.

        Development & Integration.    Development & Integration service revenues for the year ended December 31, 2006 were $159.3 million, a decrease of $13.3 million, or 7.7%, compared to the year ended December 31, 2005. The decrease in revenues was attributable to the termination of a client contract and lower revenues from the UK subsidiary and existing clients, which were offset in part by increased revenues from an existing customer.

        Other Services.    Other Services revenues for the year ended December 31, 2006 were $306.9 million, a decrease of $0.7 million, or 0.2%, compared to the year ended December 31, 2005. The decrease was primarily due to decreased revenues from IBM as discussed above and lower supplemental staffing placements with existing clients, which were partially offset by staffing placements from a few large customers.

        The following table summarizes certain line items from our preliminary unaudited consolidated statements of income (dollars in thousands):

	Years Ended December 31,		Increase (Decrease)
	2006	2005	$	%
Revenues	$948,306	$955,855	$(7,549)	(0.8)%
Salaries, wages, and other direct costs	674,019	669,949	4,070	0.6%
Gross margin	$274,287	$285,906	$(11,619)	(4.1)%

Gross margin %	28.9%	29.9%

Salaries, wages, and other direct costs

        Salaries, wages, and other direct costs for the year ended December 31, 2006 were $674.0 million, an increase of $4.1 million, or 0.6%, compared to $669.9 million for the year ended December 31, 2005. The increase was primarily attributable to an increase in billable headcount, primarily in India, during the past year. Salaries, wages, and other direct costs were 71.1% of total revenues for the year ended December 31, 2006, compared to 70.1% of total revenues for the same period in 2005.

        Total billable employees for all operations were 8,400 as of December 31, 2006, compared to 8,208 as of December 31, 2005. Total billable employees as of December 31, 2006 includes 2,824 billable employees in India, which includes Keane Worldzen, and represents an increase of 541 employees, or 23.7%, over the year ended December 31, 2005. In addition to these employees, we occasionally use subcontract personnel to augment our billable staff, which represented 416 full-time professionals as of December 31, 2006. Overall utilization rates for each period remained stable as we increased the number of billable employees.

Gross margin

        Our management believes gross margin (revenues less salaries, wages, and other direct costs) provides an important measure of our profitability. Gross margin for the year ended December 31, 2006 decreased $11.6 million, or 4.1%, compared to the year ended December 31, 2005. Gross margin as a percentage of revenues for the year ended December 31, 2006 was 28.9% compared to 29.9% for the year ended December 31, 2005. The decrease in gross margin as a percentage of revenues during 2006, when compared to the same period in 2005, was partially due to the provisions for amounts deemed uncollectible that were recorded as revenue reductions in 2006 and slightly lower revenues combined with an increase in billable employees in 2006. We continue to monitor our utilization rates and other direct costs in an effort to minimize adverse impacts on our gross margin.

Selling, general, and administrative expenses

	Years Ended December 31,		Increase (Decrease)
	2006	2005	$	%
Selling, general, and administrative expenses (SG&A)	$205,660	$219,275	$(13,615)	(6.2)%
SG&A as a % of revenue	21.7%	22.9%

        SG&A expenses include salaries for our corporate and non-billable employees, sales and marketing expenses, as well as the cost of our administrative facilities, including related depreciation expense. SG&A expenses for the year ended December 31, 2006 decreased $13.6 million, or 6.2% from the year ended December 31, 2005. The decrease in SG&A expenses compared to 2005 was due to lower personnel costs, including salaries, benefit costs and sales commissions, and lower travel costs. The decrease in SG&A expenses offsets $2.8 million of higher stock-based compensation for the year ended December 31, 2006 and $1.3 million of settlement and legal costs, net of insurance proceeds, incurred in the Second Quarter of 2006 related to the allegations against our former CEO. SG&A expenses for the year ended December 31, 2006 were 21.7% of total revenues, as compared to 22.9% of total revenues for the same period in 2005. The decrease in SG&A expenses as a percentage of revenue for the year ended December 31, 2006 was due to the lower personnel costs.

Stock-Based Compensation

        On January 1, 2006, we adopted SFAS 123(R) using the modified prospective application method. We calculate compensation cost on the date of grant using the fair value of the options as determined by the Black-Scholes valuation model. The Black-Scholes valuation model requires us to determine several assumptions as noted above under "CRITICAL ACCOUNTING POLICIES".

        The adoption of SFAS 123(R) had the following impact on our results of operations for the year ended December 31, 2006: income before income taxes was lower by $3.4 million, of which approximately $3.3 million is included in SG&A and $0.1 million is included in salaries, wages and other direct costs, net income was lower by approximately $2.3 million, basic earnings per share ("EPS") was lower by approximately $.04, and diluted EPS was lower by $.03.

        On May 10, 2006, we entered into a Resignation and Consulting Agreement with Brian T. Keane, our former President and Chief Executive Officer. Pursuant to the Resignation and Consulting Agreement, we modified the terms of certain of Mr. Keane's stock awards. We extended the exercise period for his vested stock options until December 31, 2006 and provided that 10,000 shares of restricted stock that would otherwise vest on December 16, 2006 would continue to vest despite his resignation. On June 13, 2006, we entered into a Settlement Agreement with Georgina Fisk, our former Vice President of Marketing, Brian T. Keane, our former Chief Executive Officer, John Keane, Sr., the Chairman of our Board of Directors, and John Keane, Jr., a member of our Board of Directors (the

"Settlement Agreement"). The Settlement Agreement was entered into in connection with the resolution of Ms. Fisk's previously reported allegations concerning Brian Keane. Pursuant to the Settlement Agreement, we modified the terms of certain of Ms. Fisk's stock awards. We extended the exercise period for her vested stock options until December 31, 2006 and provided that 2,500 shares of restricted stock that would otherwise vest on December 16, 2006 would continue to vest despite her resignation effective June 30, 2006. As a result of these modifications and the forfeiture of Mr. Keane's and Ms. Fisk's remaining unvested restricted stock and stock options during the year ended December 31, 2006, we recognized $0.7 million of net incremental stock-based compensation expense.

        On September 29, 2006, we announced that Richard S. Garnick, our former President of North American Services and Global Business Lines and a member of our Office of the President, was dismissed for cause effective on that date. As a result of his dismissal and the forfeiture of Mr. Garnick's unvested restricted stock and stock options, we recognized a reduction $0.5 million of stock-based compensation expense in the Third Quarter of 2006.

        Prior to the adoption of SFAS 123(R), we accounted for share-based payments to employees using Accounting Principles Board Opinion No. 25's ("APB 25"), "Accounting for Stock Issued to Employees," intrinsic value method and, as such, generally recognized no compensation cost for employee stock options. The adoption of SFAS 123(R) under the modified prospective application method allowed us to recognize compensation cost beginning with the effective date (a) based on the requirement of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date. Under the modified prospective application method, prior periods are not restated for the effect of SFAS 123(R).

        Prior to the adoption of SFAS 123(R), during the Fourth Quarter of 2005, we accelerated the vesting of certain stock options in which the exercise price of the award exceeded the market price of the stock on the date of acceleration. As a result of the acceleration, approximately 2.1 million shares subject to options constituting approximately 47% of the total of unvested options outstanding at that time became immediately exercisable. The acceleration impacted approximately 570 employees. Under APB 25 and FIN Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation," no compensation expense was recognized in the financial statements for the acceleration of vesting of these options since the closing common stock price per share on the dates of acceleration were greater than the exercise prices of the unvested options accelerated. The primary purpose of the accelerated vesting was to enable us to avoid recognizing in our income statement non-cash compensation expense associated with these options in future periods, upon our adoption of SFAS 123(R) on January 1, 2006. Absent the acceleration of the options described above, from and after our adoption of SFAS 123(R), we would have been required to recognize approximately $10.5 million in pre-tax non-cash compensation expense over the remaining vesting terms of the stock options, based on valuation calculations using the Black-Scholes option pricing model. We also believed that because the accelerated stock options had exercise prices in excess of the fair market value of our common stock on the date of their acceleration, the accelerated stock options were not fully achieving their original objective of incentive compensation and employee retention. We believe that the acceleration had a positive effect on employee morale and retention. We believe this decision was in the best interests of Keane and its shareholders.

        As of December 31, 2006, we had approximately $2.0 million of unrecognized compensation cost related to stock option awards that we expect to recognize as expense over a weighted average period of 3.0 years. As of December 31, 2006, we had approximately $3.4 million of unrecognized compensation cost related to restricted stock awards that we expect to recognize as expense over a weighted average period of 2.2 years.

        See Note 4 "STOCK-BASED COMPENSATION" in the notes to the accompanying preliminary unaudited consolidated financial statements for further information regarding our adoption of SFAS 123(R).

Amortization of intangible assets

        Amortization of intangible assets for the year ended December 31, 2006 was $15.2 million, a decrease of $0.5 million or 2.9%, over the same period in 2005. The decrease in amortization of intangible assets was primarily due to certain intangibles becoming fully amortized.

Restructuring charges, net

        During the First, Second, and Third Quarters of 2006, we reduced our workforce at certain locations by 53, 59, and 7 employees, respectively, most of whom had an expected termination date within the quarter of the reduction. The employees affected by the reductions were both non-billable and billable employees whose roles could be reduced based upon the business needs in their respective locations. As a result, we expensed $1.3 million, $1.4 million, and $0.1 million in the First, Second, and Third Quarters of 2006, respectively, in severance costs related to our One Keane Transformation. During the Fourth Quarter of 2006, we accrued $0.5 million for the restructuring of real estate locations that we vacated. Also during the Fourth Quarter of 2006, we performed an evaluation of our restructuring balance for properties restructured in prior periods and determined we had approximately $0.2 million of net excess cost accrued due to early lease terminations, lower facility costs and unanticipated subleases. As a result, we recorded a $0.2 million expense reduction during the Fourth Quarter of 2006. During the year ended December 31, 2006, we paid $2.7 million of severance related to these workforce reductions and there were no payments made related to the restructured properties. The remaining liability of $0.6 million is expected to be paid by the end of the Second Quarter of 2007.

	Years Ended December 31,
			Increase (Decrease) $
	2006	2005
Other income (expense)
Interest and dividend income	$5,873	$4,651	$1,222
Interest expense	(6,147)	(5,624)	(523)
Other income (expense), net	835	(714)	1,549
Minority interest	13	1,023	(1,010)

Other (expense) income, net	$574	$(664)	$1,238

Interest and dividend income

        Interest and dividend income for the year ended December 31, 2006 was $5.9 million compared to $4.7 million for the same period in 2005. The increase in interest and dividend income was primarily attributable to a change in the holdings of our investment portfolio, an increase in the principal amount invested and higher interest rates compared to the year ended December 31, 2005. To the extent we use our cash and marketable securities to fund acquisitions, our operations, and capital investments, our interest income will decline in future periods.

Interest expense

        Interest expense for the year ended December 31, 2006 was $6.1 million, compared to $5.6 million for the same period in 2005. Interest expense increased for year ended December 31, 2006 due to fees related to our line of credit, which we obtained in the Third Quarter of 2005. We also record interest expense on the accrued building costs associated with our corporate facility as explained in Note 17 "RELATED PARTIES, COMMITMENTS, AND CONTINGENCIES" in the notes to the accompanying preliminary unaudited consolidated financial statements.

Other income (expense), net

        Other income, net was $0.8 million for the year ended December 31, 2006, compared to expense of $0.7 million for the same period in 2005, and consists primarily of foreign exchange gains recognized in 2006 compared to net foreign exchange losses in 2005. Additionally, we recorded a $0.4 million gain related to the proceeds received during 2006 for a cost investment that was previously written-off.

Minority Interest

        Minority interest income for the year ended December 31, 2006 was approximately $13,000, a decrease of $1.0 million compared to the year ended December 31, 2005. The decrease in minority interest income is partly due to the improved profitability of Keane Worldzen in 2006 compared to 2005 and partly due to Keane's higher ownership percentage in Keane Worldzen effective April 1, 2005. The amount in minority interest income represents the loss attributable to minority shareholders of Keane Worldzen for the period presented. We completed our acquisition of a controlling interest in Keane Worldzen in the Fourth Quarter of 2003, which resulted in an initial equity position of approximately 62% of the issued and outstanding capital stock of Keane Worldzen and our consolidation of the results of Keane Worldzen. Consistent with the right to increase our ownership position over time, we increased our equity position to approximately 81% in April 2005 with an additional capital contribution of approximately $5.0 million in cash and $3.0 million from the conversion of an outstanding loan to equity. Consistent with the minority shareholders' rights, the minority shareholders exercised their first put option in December 2005, which required us to purchase approximately 5% of their outstanding shares for $2.8 million. As a result of our additional capital contribution and the minority shareholders' exercise of the first put option, we own approximately 86% of the outstanding capital stock of Keane Worldzen and the minority interest shareholders own approximately 14% of the issued and outstanding capital stock of Keane Worldzen. We continue to consolidate the results of Keane Worldzen but recognize 86% of the results of operations. The put options are explained in further detail in Note 10 "BUSINESS ACQUISTIONS" in the notes to the accompanying preliminary unaudited consolidated financial statements.

Income taxes

	Year ended December 31,
	2006	2005
Income before income taxes	$50,977	$50,318
Provision for income taxes	16,463	16,892

Net Income	$34,514	$33,426

Reported Tax Rate	32.3%	33.6%
Impact of certain discrete items	3.4%	7.0%

        The provision for income taxes represents the amounts owed for federal, state, and foreign taxes. Our effective tax rate was 32.3% for the year ended December 31, 2006. Our effective tax rate was 33.6% for the year ended December 31, 2005. The determination of the provision for income tax expense, deferred tax assets and liabilities and related valuation allowance involves judgment. As a global company, we are required to calculate and provide for income taxes in each of the tax jurisdictions where we operate. This involves making judgments regarding the recoverability of deferred tax assets, which can affect the overall effective tax rate. In addition, changes in the geographic mix or estimated level of pre-tax income can also affect the overall effective tax rate. During the year ended December 31, 2006, we recorded a $1.7 million non-recurring tax benefit resulting from the reduction of tax reserves associated with tax examination settlements and changes in estimates. During the year ended December 31, 2005, we recorded a $3.5 million reduction to our tax reserves due to the expiration of certain statutes of limitation and changes in estimates. In accordance with SFAS 5 and SFAS No. 109 ("SFAS 109"), "Accounting for Income Taxes," we adjusted our tax reserves in the period where the conditions under SFAS 5 were no longer met, which resulted in a reduction to our tax provision. In addition, as a result of owning greater than 80% of the outstanding voting stock of Keane Worldzen, beginning April 1, 2005, we are able to record a tax benefit on the losses associated with Keane Worldzen, thereby reducing our annual effective tax rate.

Net income

        Net income for the year ended December 31, 2006 was $1.1 million higher compared to the year ended December 31, 2005. Net income for the year ended December 31, 2006 increased from the prior year primarily due to slightly higher income before income taxes and due to a lower effective tax rate resulting from the reduction of tax reserves discussed above and the geographic mix of earnings in 2006.

2005 Compared to 2004

	REVENUES (Dollars in thousands)
	Years Ended December 31,				Increase (Decrease)
	2005	%	2004	%	$	%
Outsourcing	$475,650	50	$465,077	51	$10,573	2.3
Development & Integration	172,609	18	176,781	19	(4,172)	(2.4)
Other Services	307,596	32	269,685	30	37,911	14.1

Total	$955,855	100%	$911,543	100%	$44,312	4.9

Revenues

        Revenues for the year ended December 31, 2005 were $955.9 million, an increase of $44.3 million, or 4.9%, compared to revenues of $911.5 million for the year ended December 31, 2004. The increase in revenues compared to the year ended December 31, 2004 was partly due to revenues from netNumina Solutions, Inc. ("netNumina"), which we acquired on February 28, 2005, and higher revenues from new and existing clients, offset by decreases in revenues from PacifiCare and IBM, as discussed below, and the termination of a contract with a large client in the Third Quarter ended September 30, 2004. The increase was also due to the revenues associated with our acquisitions of Nims Associates, Inc. ("Nims"), which we acquired on February 27, 2004, and Fast Track Holdings Limited ("Fast Track"), which we acquired on July 13, 2004. See Note 10 "BUSINESS ACQUISITIONS" for a description of our acquired businesses.

        During the Fourth Quarter of 2004, both a large UK client and IBM notified us that they would be reducing their purchasing requirements. The reduction of purchasing requirements from the UK client reduced our total annual revenues by approximately $11.3 million in 2005. During the First Quarter ended March 31, 2005, IBM also notified us that Keane and other current vendor resources would be included in a proposal process for both current and future business. In July 2005, we decided to withdraw from our staff augmentation relationship with IBM. In the Third Quarter ended September 30, 2005, we sold our IBM business to another provider. These lower volumes from IBM and the sale of the business resulted in a revenue reduction for the year ended December 31, 2005 of approximately $21.7 million compared to the year ended December 31, 2004.

        We have concluded that objective evidence of fair value does not exist for all of the elements within the Victoria TTA contract. Accordingly, each of the elements cannot be separated into multiple units of accounting and therefore, must be accounted for as a single unit of accounting. As a result, we are deferring all revenues and costs directly associated with the delivery of products and services during two years of development work, referred to as the Build phase, and we will recognize all revenues and direct costs for the contract over the period of the 10 years of operation and maintenance, referred to as the Operate phase, currently estimated to begin in mid-2007. In 2005, all revenues and direct and incremental costs associated with the delivery of products and services have therefore been deferred.

        Outsourcing.    Outsourcing service revenues for the year ended December 31, 2005 were $475.7 million, an increase of $10.6 million, or 2.3%, compared to the year ended December 31, 2004. The increase in Outsourcing service revenues compared to the year ended December 31, 2004 was partly due to revenues generated from new and existing clients from our application maintenance and BPO offerings, as well as revenues associated with netNumina. The increase reflects approximately $14.5 million of higher revenues generated by Nims in 2005 compared to 2004 and approximately $8.5 million of revenues associated with Nims due to a full 12 months of results in 2005. These increases in Outsourcing service revenues more than offsets lower revenues associated with PacifiCare, as discussed below, reductions from a large UK client and the termination of a contract with a large client in the Third Quarter ended September 30, 2004.

        PacifiCare, one of our largest clients, reduced the level of service from the stated baseline contract amounts in accordance with its right under the contract terms, thereby reducing the contract value. We have provided services at or above the baseline levels set forth in the contract at agreed upon rates. Revenues from PacifiCare for the year ended December 31, 2005, were approximately $10.4 million lower than revenues from PacifiCare for the year ended December 31, 2004.

        On December 20, 2005, UnitedHealth Group Incorporated, an affiliate of United HealthCare Services, Inc. ("United HealthCare"), completed its acquisition of PacifiCare. On January 20, 2006, we entered into a five year master services agreement with United HealthCare Services, Inc. effective January 1, 2006. Simultaneously, we and PacifiCare terminated our Information Technology Services Agreement, dated January 11, 2002, effective January 1, 2006. Our original Information Technology Services Agreement with PacifiCare provided for an outsourcing arrangement with a 10 year term and $500 million in contract value. The remaining contract value under that agreement as of January 1, 2006 would have been approximately $226 million. As a result of the ending of the original agreement with PacifiCare we will receive a $10.1 million payment in two equal installments on July 30, 2006 and July 30, 2007. Under the new master services agreement with United HealthCare we will receive approximately $21 million for a specified level of services provided from January 1, 2006 through June 30, 2007.

        Development & Integration.    Development & Integration service revenues for the year ended December 31, 2005 were $172.6 million, a decrease of $4.2 million, or 2.4%, compared to the year ended December 31, 2004. The decrease was primarily due to lower revenues from our healthcare product and services and lower revenues from the large UK client.

        Other Services.    Other Services revenues for the year ended December 31, 2005 were $307.6 million, an increase of $37.9 million, or 14.1%, compared to the year ended December 31, 2004. The increase was primarily due to additional supplemental staffing placements offset by lower revenues from IBM.

        The following table summarizes certain line items from our preliminary unaudited consolidated statements of income (dollars in thousands):

	Years Ended December 31,		Increase (Decrease)
	2005	2004	$	%
Revenues	$955,855	$911,543	$44,312	4.9%
Salaries, wages, and other direct costs	669,949	637,240	32,709	5.1%

Gross margin	$285,906	$274,303	$11,603	4.2%

Gross margin %	29.9%	30.1%

Salaries, wages, and other direct costs

        Salaries, wages, and other direct costs for the year ended December 31, 2005 were $669.9 million, an increase of $32.7 million, or 5.1%, compared to $637.2 million for the year ended December 31, 2004. The increase was primarily attributable to higher costs of client service personnel to support our increased service revenues. Salaries, wages, and other direct costs were 70.1% of total revenues for the year ended December 31, 2005, compared to 69.9% of total revenues for the same period in 2004.

        Total billable employees for all operations were 8,208 as of December 31, 2005, compared to 7,235 as of December 31, 2004. This includes 2,283 billable employees in India, which includes Keane Worldzen, and represents an increase of 829 employees, or 57.0%, over the year ended December 31, 2004. We added our India operation in March 2002 with our acquisition of SignalTree Solutions and we acquired our controlling interest in Keane Worldzen in October 2003. In addition to these employees, we occasionally use subcontract personnel to augment our billable staff, which represented 646 full-time professionals as of December 31, 2005. Overall utilization rates for all three periods remained stable as we increased the number of billable employees.

Gross margin

        Our management believes gross margin (revenues less salaries, wages, and other direct costs) provides an important measure of our profitability. Gross margin for the year ended December 31, 2005 increased $11.6 million, or 4.2%, compared to the year ended December 31, 2004. Gross margin as a percentage of revenues for the year ended December 31, 2005 was 29.9% compared to 30.1% for the year ended December 31, 2004. The lower labor cost associated with the increased use of offshore resources at our India facilities contributed to maintaining our gross margins. We continue to closely monitor utilization rates and other direct costs in an effort to avoid adverse impacts on our gross margin.

Selling, general, and administrative expenses

	Years Ended December 31,		Increase
	2005	2004	$	%
Selling, general, and administrative expenses (SG&A)	$219,275	$206,747	$12,528	6.1%
SG&A as a % of revenue	22.9%	22.7%

        SG&A expenses include salaries for our corporate and branch administrative employees, sales and marketing expenses, as well as the cost of our administrative facilities, including related depreciation expense. SG&A expenses for the year ended December 31, 2005 increased $12.5 million, or 6.1% over the same period in 2004. These increases in SG&A expenses were primarily due to labor and labor-

related costs, expenses associated with the Victoria TTA contract and costs associated with our growth in India. The year ended December 31, 2005 includes approximately $3.4 million of indirect expenses associated with the Victoria TTA contract. SG&A expenses for the 12 months ended December 31, 2005 were 22.9% of total revenues, as compared to 22.7% of total revenues for the same period in 2004. The increases in SG&A expenses as a percentage of revenue were mainly due to the costs of the Victoria TTA contract and the labor and labor related costs.

Amortization of intangible assets

        Amortization of intangible assets for the year ended December 31, 2005 was $15.6 million, a decrease of $0.6 million, or 3.6%, over the same period in 2004. The decrease in amortization of intangible assets was primarily due to certain intangibles becoming fully amortized offset by the amortization of intangible assets resulting from the Fast Track and Nims acquisitions.

Restructuring charges, net

        During the Fourth Quarter of 2004, we reevaluated our estimates recorded for the restructuring charge taken in 2002 and 2003 and as a result recorded an expense reduction of $2.4 million and a charge of $2.3 million, resulting in a net expense reduction of $0.1 million.

	Years Ended December 31,
			Increase (Decrease) $
	2005	2004
Other income (expense)
Interest and dividend income	$4,651	$3,906	$745
Interest expense	(5,624)	(5,682)	58
Other (expense) income, net	(714)	(665)	(49)
Minority interest	1,023	2,516	(1,493)

Other (expense) income, net	$(664)	$75	$(739)

Interest and dividend income

        Interest and dividend income for the year ended December 31, 2005 was $4.7 million compared to $3.9 million for the same period in 2004. The increase in interest and dividend income was primarily attributable to higher interest rates and lower amortization of discount for the year ended December 31, 2005 compared to the same period in 2004. To the extent we use our cash and marketable securities to fund acquisitions, our operations, and capital investments, our interest income will decline in future periods.

Interest expense

        Interest expense for the year ended December 31, 2005 was $5.6 million, unchanged compared to $5.7 million for the same period in 2004. Interest expense was unchanged because our Debentures were outstanding for the entire 12 months ended December 31, 2005 and 2004. We also record interest expense on the accrued building costs associated with our corporate facility as explained in Note 17 "RELATED PARTIES, COMMITMENTS, AND CONTINGENCIES" in the notes to the accompanying preliminary unaudited consolidated financial statements.

Other (expense) income, net

        Other expense, net was $0.7 million for the year ended December 31, 2005, unchanged compared to expense of $0.7 million for the same period in 2004 and consists primarily of foreign exchange gains and losses.

Minority Interest

        Minority interest income for the year ended December 31, 2005 was $1.0 million, a decrease of $1.5 million compared to the same period in 2004. The decrease in minority interest income was due to Keane's higher ownership percentage of Keane Worldzen and due to a decrease in Keane Worldzen's net loss during 2005 compared to 2004. The amount in minority interest income represents the loss attributable to minority shareholders of Keane Worldzen for the period presented. We completed our acquisition of a controlling interest in Keane Worldzen in the Fourth Quarter of 2003, which resulted in an initial equity position of approximately 62% of the issued and outstanding capital stock of Keane Worldzen and our consolidation of the results of Keane Worldzen. Consistent with the right to increase our ownership position over time, we increased our equity position to approximately 81% in April 2005 with an additional capital contribution of approximately $5.0 million in cash and $3.0 million from the conversion of existing cash advances to equity. Consistent with the minority shareholders' rights, the minority shareholders exercised their first put option in December 2005, which required us to purchase approximately 5% of their outstanding shares for $2.8 million. As a result of our additional capital contribution and the minority shareholders' exercise of the first put option, we own approximately 86% of the outstanding capital stock of Keane Worldzen and the minority interest shareholders own approximately 14% of the issued and outstanding capital stock of Keane Worldzen. We continue to consolidate the results of Keane Worldzen but recognize 86% of the results of operations. The put options are explained in further detail in Note 10 "BUSINESS ACQUISITIONS" in the notes to the accompanying preliminary unaudited consolidated financial statements.

Income taxes

        The provision for income taxes represents the amounts owed for federal, state, and foreign taxes. Our effective tax rate was 33.6% for the year ended December 31, 2005. Our effective tax rate was 37.3% for the year ended December 31, 2004. The determination of the provision for income tax expense, deferred tax assets and liabilities and related valuation allowance involves judgment. As a global company, we are required to calculate and provide for income taxes in each of the tax jurisdictions where we operate. This involves making judgments regarding the recoverability of deferred tax assets, which can affect the overall effective tax rate. In addition, changes in the geographic mix or estimated level of pre-tax income can also affect the overall effective tax rate. During the year ended December 31, 2005, we recorded a $3.5 million reduction to our tax reserves due to the expiration of certain statutes of limitation and changes in estimates. In accordance with SFAS 5 and SFAS No. 109 ("SFAS 109"), "Accounting for Income Taxes," we adjusted our tax reserves in the period where the conditions under SFAS 5 were no longer met, which resulted in a reduction to our tax provision. In addition, as a result of owning greater than 80% of the outstanding voting stock of Keane Worldzen, beginning April 1, 2005, we are able to record a tax benefit on the losses associated with Keane Worldzen, thereby reducing our annual effective tax rate.

        During the year ended December 31, 2004, certain events occurred which impacted our tax provision. These events included the expiration of certain state statutes and changes in estimates, which resulted in a reduction to our tax provision of approximately $1.1 million, and the enactment of certain tax laws, which resulted in an imposition of tax retroactive to January 1, 2004 and that resulted in an increase to our tax provision of approximately $0.6 million. The net impact of these events was a reduction of our tax provision by approximately $0.5 million. For the year ended December 31, 2004 we identified errors relating to deferred tax balances arising from transactions in prior years. As a result, we recorded an adjustment to record an additional deferred tax asset totaling approximately $2.2 million and a corresponding decrease to the provision for income taxes. This income tax adjustment resulted from book to tax timing differences related to depreciation expense that management believes related to a period, or periods prior to 2004. Since the specific period to which this adjustment related could not be identified with certainty, the adjustment was recorded in the year ended December 31, 2004.

	Year ended December 31,
	2005	2004
Income before income taxes	$50,318	$51,508
Provision for income taxes	16,892	19,226

Net Income	$33,426	$32,282

Reported Tax Rate	33.6%	37.3%
Impact of certain discrete items	7.0%	5.3%

Net income

        Net income for the year ended December 31, 2005 was $1.1 million higher compared to the year ended December 31, 2004. The increase is due to the lower effective tax rate resulting from the reduction of tax reserves discussed above for the year ended December 31, 2005.

RECENT ACCOUNTING PRONOUNCEMENTS

        In February 2007, the FASB issued Statement No. 159 ("SFAS 159"), "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.

        Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. FASB has indicated it believes that SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.

        SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. For example, SFAS 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company's choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statement No. 157 ("SFAS 157"), "Fair Value Measurements" and FASB Statement No. 107 ("SFAS 107"), "Disclosures about Fair Value of Financial Instruments."

        SFAS 159 is effective as of the beginning of a company's first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. We are evaluating the impact of SFAS 159.

        On September 29, 2006, the FASB issued Statement No. 158 ("SFAS 158"), "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB

Statements No. 87, 88, 106, and 132(R)." SFAS 158 represents the completion of the first phase in the FASB's postretirement benefits accounting project and requires an entity to:

  •
  recognize in its statement of financial position an asset for a defined benefit postretirement plan's over-funded status or a liability for a plan's under-funded status,

  •
  measure a defined benefit postretirement plan's assets and obligations that determine its funded status as of the end of the employer's fiscal year, and

  •
  recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur.

        SFAS 158 does not change the amount of net periodic benefit cost included in net income or address the various measurement issues associated with postretirement benefit plan accounting. The requirement to recognize the funded status of a defined benefit postretirement plan and the disclosure requirements are effective for fiscal years ending after December 15, 2006 for public entities. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.

        The new standard amends FASB Statement No. 87 ("SFAS 87"), "Employers' Accounting for Pensions," Statement No. 88, ("SFAS 88"), "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," Statement No. 106 ("SFAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions," and Statement No. 132 (revised 2003) ("SFAS 132 (R)"), "Employers' Disclosures about Pensions and Other Postretirement Benefits," and applies to all plan sponsors who offer defined benefit postretirement benefit plans. The provisions required to be adopted as of December 31, 2006 did not impact our consolidated financial position, results of operations and cash flows, as we have already recognized the funded status of our UK defined benefit plan on the balance sheet as a result of a curtailment to the plan in 2004. See Note 15 "BENEFIT PLANS" for further discussion on the UK defined benefit plan.

        On September 15, 2006, the FASB issued FASB Statement No. 157 ("SFAS 157"), "Fair Value Measurement." The standard provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS 157 does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of SFAS 157 to have a significant impact on our consolidated financial position, results of operations and cash flows.

        On September 13, 2006, the SEC staff issued Staff Accounting Bulletin (SAB) Topic 1N, "Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). This bulletin provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year's financial statements are materially misstated. In providing this guidance, the SEC staff references both the "iron curtain" and "rollover" approaches to quantifying a current year misstatement for purposes of determining its materiality. The iron curtain approach focuses on how the current year's balance sheet would be affected in correcting a misstatement without considering the year(s) in which the misstatement originated. The rollover approach focuses on the amount of the misstatement that originated in the current year's income statement. The intent of the bulletin is to have companies quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. Thus, both the iron curtain approach and rollover approach should be used in assessing the materiality of a current year misstatement. SAB 108 provides that once a current year misstatement has been quantified, the guidance in SAB Topic 1M, "Financial Statements—Materiality," ("SAB 99") should be applied to determine whether the misstatement is material and should result in an adjustment to the financial statements. We adopted SAB 108 for the year ended December 31, 2006. The adoption of SAB 108 had no impact on our consolidated financial position, results of operations and cash flows.

        In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and provides guidance on derecognition, classification, interest and penalties, and accounting in interim periods, disclosure, and transition.

        The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is a recognition process whereby the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the enterprise should presume that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is a measurement process whereby a tax position that meets the more-likely-than-not recognition threshold is calculated to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

        The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We will adopt the provisions of FIN 48 in the quarter ended March 31, 2007, effective January 1, 2007. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48. The cumulative effect of applying the provisions of FIN 48 should be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that fiscal year. We expect the adjustment to opening retained earnings upon adoption of FIN 48 to be a decrease of approximately $1.5 million. We do not expect the adoption of FIN 48 to have a significant impact to our results of operations in 2007.

LIQUIDITY AND CAPITAL RESOURCES

Preliminary Unaudited Consolidated Financial Condition (Dollars in thousands)

	2006	2005	2004
Years Ended December 31,
Cash Flows Provided By (Used in)
Operating activities	$39,810	$45,476	$51,919
Investing activities	(8,699)	10,826	(16,436)
Financing activities	3,619	(51,497)	(25,240)
Effect of exchange rate on cash	845	(723)	509

Increase in Cash and Cash Equivalents	$35,575	$4,082	$10,752

        We have historically financed our operations with cash generated from operations. In addition, we raised $150.0 million in proceeds from the issuance of our Debentures. We use the net cash generated from these sources to fund capital expenditures, mergers and acquisitions, and stock repurchases. If we were to experience a decrease in revenue as a result of a decrease in demand for our services or a decrease in our ability to collect receivables, we would be required to reduce discretionary spending related to SG&A expenses and adjust our workforce in an effort to maintain profitability. At December 31, 2006, we had $199.8 million in cash and cash equivalents and marketable securities. In addition, on September 15, 2005, we entered into a $200 million five-year credit facility. Our borrowing capacity is based on certain financial ratios as defined in the credit facility. As of December 31, 2006, there was approximately $117.5 million available for borrowing, after considering $36.2 million of outstanding letters of credit and after considering certain financial ratios. We intend to continue to use our cash and cash equivalents and marketable securities for general corporate purposes, which may include additional repurchases of our common stock under existing or future share repurchase programs and the funding of future acquisitions and other corporate transactions. The terms of our merger agreement with Caritor currently limit our ability to engage in mergers and acquisitions and share repurchases.

Cash flows provided by operating activities

        Net cash provided by operating activities totaled $39.8 million in 2006 as compared to net cash provided by operating activities of $45.5 million in 2005. The decrease in net cash provided by operating activities was driven by slower accounts receivable collection, higher tax payments, timing of cash payments made, and approximately $14.9 million of net cash used associated with the TTA contract. The impact of the lower collection of accounts receivable was partially offset by the receipt of the first $5.05 million payment from PacifiCare associated with the termination of our original agreement effective January 1, 2006. We completed the implementation of the Time Reporting, Contracts Management, Project Accounting, and Billing PeopleSoft modules for our North American Services during the Second Quarter of 2006. As a result, we experienced delays in invoicing our customers. These delays, combined with the changes in personnel resulting from the One Keane Transformation, resulted in slower collection of our accounts receivable. Days Sales Outstanding ("DSO"), an indicator of our accounts receivable collections, was 69 days as of December 31, 2006 compared to 58 days as of December 31, 2005 and compared to 52 days as of December 31, 2004. We calculate DSO using the trailing three months total revenues divided by the number of days in the quarter to determine daily revenues. The average accounts receivable balance for the three-month period is then divided by daily revenues.

        Net cash provided by operating activities totaled $45.5 million in 2005 as compared to net cash provided by operating activities of $51.9 million in 2004. The decrease in net cash provided by operating activities was driven by lower accounts receivable collection and the timing of certain cash payments. Accounts receivable increased $33.3 million to $159.5 million as of December 31, 2005, compared to $126.2 million as of December 31, 2004. The accounts receivable increase was largely driven by revenue growth and slower collection of cash payments in 2005 when compared to 2004.

        We believe that cash generated from our operating activities will be sufficient to fund our working capital requirements through the next 12 months and beyond. However, in order to protect against the current economic conditions which may persist in 2007 and beyond, we have taken and will continue to take, as we deem necessary, steps to reduce our expenses and align our cost structure to our revenue. We anticipate that current cash on hand and cash generated from operations will be adequate to fund our planned capital and financing expenditures for the next 12 months and beyond.

Cash flows (used in) provided by investing activities

        Net cash provided by and used in investing activities in each of 2006, 2005, and 2004 was primarily related to investments, acquisitions, and capital expenditures.

        Marketable Securities:    During 2006, we purchased $95.6 million and sold $98.9 million in marketable securities, generating a net source of cash of $3.3 million. During 2005, we purchased $36.3 million and sold $70.2 million in marketable securities, generating a net source of cash of $33.9 million. During 2004, we purchased $62.6 million and sold $77.6 million in marketable securities, generating a net use of cash of $15.0 million.

        Property and Equipment:    During 2006, we invested $10.7 million in property and equipment primarily to purchase software, computers and computer related equipment for our U.S. operations and property and equipment to support our growing operations in Australia and India. During 2005 and 2004, we invested $16.3 million and $10.3 million on property and equipment, and capitalized software costs in connection with the implementation of our PeopleSoft Enterprise Resource Planning applications. We own several condominiums that had in the past been used as an employee benefit. During 2006 we sold several of these condos generating proceeds of approximately $1.6 million. In 2005, we donated several condos and sold equipment for proceeds of $0.8 million. In 2004, we received proceeds from the sale of equipment of $0.4 million.

        Business Acquisitions:    On June 1, 2005, we acquired Cresta Testing, Inc. ("Cresta"). In exchange for all of the outstanding capital stock of Cresta, we paid $0.6 million in cash, of which $60,000 was held back to secure indemnification obligations of the former Cresta stockholders, with the potential to pay up to an additional $0.5 million in earn-out consideration over two years from the acquisition, contingent upon the achievement of certain future financial targets. The $60,000 held back was initially deposited as restricted cash and accrued in Accrued expenses and other liabilities in the accompanying preliminary unaudited consolidated balance sheet. We delivered the $60,000 to the former Cresta stockholders during the Third Quarter ended September 30, 2006.

        On February 28, 2005, we acquired netNumina. In exchange for all of the outstanding capital stock of netNumina, we paid $5.7 million, of which $0.6 million was held back to secure indemnification obligations of the netNumina stockholders and acquired $4.6 million in cash. The $0.6 million held back was initially deposited as restricted cash and during the First Quarter of 2006 was delivered to the former netNumina stockholders.

        In connection with our acquisition of Keane Worldzen on October 17, 2003, the minority shareholders of Keane Worldzen were given the right to require us to purchase certain of their remaining shares at various times ("put options") subject to the achievement of certain operating and financial milestones related to Keane Worldzen's business performance. The first put option, the term of which was October 17, 2003 through December 31, 2005, was exercisable based on a stated value for the underlying shares of $2.8 million. The minority shareholders exercised their first put option in December 2005, which required us to purchase approximately 5% of their outstanding shares for $2.8 million. The fair value of this put option, using a Black-Scholes valuation model, was approximately $279,000 at the acquisition date and was recognized as compensation expense in the accompanying preliminary unaudited consolidated financial statements through the expiration date of the option. The other put options are exercisable at fair market value for attaining up to stated ownership percentages during the applicable put periods, which are exercisable at certain times during the period January 1, 2008 through March 1, 2010.

        On February 27, 2004, we acquired Nims Associates Inc. ("Nims"). We paid $18.2 million in cash, including transaction costs and net of cash acquired, for all of the outstanding capital stock of Nims. The purchase price could increase with the potential to pay up to an additional $15.0 million in earn-out consideration over three years from the acquisition, contingent upon the achievement of certain future financial targets. The first earn-out was achieved as of March 1, 2005 and, as a result, we paid $3.3 million in earn-out consideration in April 2005. Based on Nims' financial performance as of December 31, 2005, the second earn-out was achieved. As a result, we accrued an additional $3.3 million in earn-out consideration as of December 31, 2005, which we paid in April of 2006. In addition to the first two earn-outs, there was an additional earn-out of $8.3 million that was achieved or is certain to be achieved as of December 31, 2006 that will be paid in the Second Quarter of 2007.

        On July 13, 2004, we acquired Fast Track Holdings Limited ("Fast Track"), a privately held consulting firm based in the United Kingdom that manages the design, integration, and deployment of large-scale SAP implementations. In exchange for all of Fast Track's outstanding capital stock, we paid approximately $3.4 million in cash, including transaction costs and $0.6 million which was held in escrow to secure indemnification obligations of the former Fast Track shareholders. We also agreed to pay up to an additional approximately $5.0 million in earn-out consideration over the two years from acquisition, contingent upon the achievement of certain future financial targets. No earn-out consideration was paid. Additionally, we delivered the hold back to the former Fast Track shareholders in August 2006.

Cash flows provided by (used in) financing activities

        Net cash flows provided for financing activities were $3.6 million in 2006, compared to net cash flows used of $51.5 million and $25.2 million in 2005 and 2004, respectively. The increase in cash flows from financing activities was due to the proceeds from issuance of common stock of $11.8 million and lower common stock repurchases in 2006 compared to 2005.

        During 2006, 2005 and 2004, we were authorized to repurchase shares of our common stock on the open market or in negotiated transactions, with the timing and amount of shares purchased determined by our management based on its evaluation of market and economic conditions and other factors. From January 1, 2003 through December 31, 2006, our Board of Directors authorized us to repurchase up to 18.0 million shares of our common stock. The following is a summary of our repurchase activity for 2006, 2005, and 2004 (dollars in thousands):

	2006		2005		2004
	Shares	Amount	Shares	Amount	Shares	Amount
Prior year authorizations at January 1,	2,553,900		2,871,600		3,181,200
Authorizations	3,000,000		6,000,000		3,000,000
Repurchases	(726,800)	$9,290	(4,553,800)	$54,932	(2,127,300)	$30,096
Expirations	(1,827,100)		(1,763,900)		(1,182,300)

Authorized shares remaining as of December 31,	3,000,000		2,553,900		2,871,600

        Between May 1999 and December 31, 2006, we invested approximately $324.0 million to repurchase approximately 25.9 million shares of our common stock under 13 separate authorizations. These share repurchases offset the shares issued under our various stock ownership programs. Under these stock ownership programs, we issued 1,449,466 shares, 505,530 shares, and 682,250 shares, and received proceeds of $11.8 million, $5.4 million, $5.6 million, and for the years ended December 31, 2006, 2005, and 2004, respectively.

        In February 2003, we entered into a $50.0 million unsecured revolving credit facility (the "credit facility") with two banks. The terms of the credit facility required us to maintain a maximum total funded debt and other financial ratios. The credit facility also included covenants that, subject to certain specific exceptions and limitations, among other things, restricted our ability to incur additional debt, make certain acquisitions or disposition of assets, create liens, and pay dividends. Between June 2003 and July 2005, we and the banks amended certain provisions of the credit facility, including the allowable limit for letters of credit within the total facility and for the purposes of issuing a letter of credit to satisfy bank guarantees with respect to the Victoria TTA contract. One of the banks issued a $35.4 million ($45 million AUD) letter of credit dated July 14, 2005 against our credit facility in connection with our Victoria TTA contract. This credit facility was terminated in connection with the execution of a new credit facility, described below, on September 15, 2005.

        On September 15, 2005, we entered into a five-year revolving credit facility ("the new credit facility") with a syndicate of banks (the "lenders") in the amount of $200.0 million, plus an additional amount of up to $50.0 million subject to certain terms and conditions (the "loan amount"). The new credit facility has various nonfinancial and financial covenants, which include a total leverage ratio, a senior leverage ratio, and a quick ratio. Our borrowing capacity is based on certain financial ratios as defined under the new credit facility. The new credit facility replaced our $50.0 million unsecured revolving credit facility. Pursuant to the new credit facility, we may borrow funds from the lenders up to the loan amount with a $50.0 million sub limit for letters of credit. During the First Quarter of 2006, we amended the new credit facility to allow for certain foreign currency hedging at the subsidiary level. The annual commitment fee payable quarterly is at an initial rate of 0.20% per annum on the unused amount of revolving credit commitments, subject to adjustment based on a senior leverage ratio as defined in the new credit facility and up to a maximum per annum rate of 0.25%. To the extent there are letters of credit outstanding under the new credit facility, we will pay the administrative agent a letter of credit fee, initially 1.0% annually, subject to adjustment based on the senior leverage ratio as defined in the new credit facility and up to a maximum per annum rate of 1.5%. In connection with the new credit facility, we paid $1.3 million in related debt issuance costs. As of December 31, 2006, there was approximately $117.5 million available for borrowing, subject to certain financial covenants, after considering $36.2 million of outstanding letters of credit. These letters of credit, which include the $35.4 million ($45 million AUD) letter of credit issued in July 2005 against our previous credit facility in connection with our Victoria TTA contract, remain outstanding against the new credit facility.

        On February 6, 2007, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Caritor, Inc., a California corporation ("Caritor"), and Renaissance Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Caritor (the "Merger Sub"). Under the Merger Agreement, the Merger Sub will be merged with and into Keane (the "Merger"), with Keane continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Caritor. At the effective time of the Merger, each outstanding share of our common stock will be converted into the right to receive $14.30 in cash, without interest. In addition, all outstanding options to purchase our common stock and all shares of restricted stock will become vested in full prior to the effective time of the Merger. Any option not exercised prior to the effective time of the Merger will be cancelled in exchange for cash in an amount equal to the excess, if any, of the merger consideration per share of common stock over the exercise price of the option, multiplied by the number of shares of common stock underlying the option. The Merger is expected to close in the Second Quarter of 2007, subject to shareholder approval and other customary closing conditions. See Note 1 "SUBSEQUENT EVENTS" in the notes to the accompanying preliminary unaudited consolidated financial statements for further discussion of the Merger.

Increase in Cash and Cash Equivalents

        Our cash and cash equivalents totaled $107.1 million, $71.6 million and $67.5 million as of December 31, 2006, 2005, and 2004, respectively.

        The following table summarizes our contractual obligations by year as of December 31, 2006:

	Payments due by Period (Dollars in thousands)
Contractual obligations	2007	2008	2009	2010	2011	2012 & thereafter	Total
Long-term debt (1)	—	150,000	—	—	—	—	150,000
Operating leases (2)	17,805	14,359	10,863	9,952	7,043	13,976	73,998
Capital lease obligations	1	—	—	—	—	—	1
Purchase obligations (3)	874	—	—	—	—	—	874

Total contractual cash obligations (4)	$18,680	$164,359	$10,863	$9,952	$7,043	$13,976	$224,873

(1)
Excludes contractual and contingent interest as described in Note 12 "CONVERTIBLE SUBORDINATED DEBENTURES" in the notes to the accompanying preliminary unaudited consolidated financial statements. The Convertible Subordinated Debentures are due in 2013, but the Debenture holders have the right to require us to repurchase all or a portion of their Debentures on June 15, 2008 or upon a designated event, as defined in the indenture governing the Debentures. In addition, if the Merger is completed, the Debenture holders will have the right to redeem any of the Debentures at a redemption price equal to 100% of the principal amount of the Debentures.

(2)
Our operating lease commitment balances include lease obligations for properties that have been restructured in prior years and are accrued, net of contractual sublease income of approximately $3.6 million, on our accompanying preliminary unaudited consolidated balance sheets.

(3)
Purchase obligations consist primarily of IT and telecommunications equipment used in the ordinary course of business.

(4)
Total contractual cash obligations exclude the potential future cash payments required (i) in connection with potential earn-out contingent consideration associated with Cresta and Nims and (ii) to settle the accrued deferred compensation liability of approximately $8.8 million and the UK accrued minimum pension liability of approximately $16.6 million (see Note 15 "BENEFIT PLANS" in the notes to the accompanying preliminary unaudited consolidated financial statements for further discussion). As a result of legislation in the UK, we agreed with the trustees of the UK DBP to increase the employer contributions in 2007 and in the future based on the financial performance of the UK subsidiary. Expected employer contributions for 2007 are approximately $0.4 million, but could increase based on the financial performance of the UK subsidiary. In addition, we will incur a pension levy of approximately $0.5 million in 2007 that may increase in the future depending on funding levels of UK DBP.

        Our material commitments are primarily related to our Debentures, our new credit facility, and our office rentals. Further discussion regarding our Debentures can be found in Note 12 "CONVERTIBLE SUBORDINATED DEBENTURES" in the notes to the accompanying preliminary unaudited consolidated financial statements. Further discussion regarding our new credit facility can be found in Note 17 "RELATED PARTIES, COMMITMENTS, AND CONTINGENCIES." Contractual obligations related to operating leases reflect existing rental leases and the corporate facility as discussed in Note 17 "RELATED PARTIES, COMMITMENTS, AND CONTINGENCIES" in the notes to the accompanying preliminary unaudited consolidated financial statements.

Seasonality

        We experience a moderate amount of seasonality. Our consulting revenue and profitability are affected by the number of workdays in a quarter. Typically our billable hours are reduced in the second half of the year, especially during the Fourth Quarter, due to the large number of holidays and vacation time.

OFF-BALANCE SHEET ARRANGEMENTS

        In January 2003, the FASB issued FIN 46, which requires the consolidation of a variable interest entity, as defined, by its primary beneficiary. Primary beneficiaries are those companies that are subject to a majority of the risk of loss or entitled to receive a majority of the entity's residual returns, or both. In determining whether it is the primary beneficiary of a variable interest entity, an entity with a variable interest shall treat variable interests in that same entity held by its related parties as its own interests. FIN 46 is effective prospectively for all variable interests obtained subsequent to December 31, 2002. For variable interests existing prior to December 31, 2002, consolidation will be required beginning July 1, 2003. In December 2003, the FASB agreed to a broad-based deferral of the effective date of FIN 46 for public companies until the end of periods ending after March 15, 2004, with the exception of interests in special purpose entities, which are required in financial statements of public companies for periods ending after December 15, 2003.

        We have evaluated the applicability of FIN 46 to our relationship with each of City Square Limited Partnership ("City Square") and Gateway LLC and determined that these entities are not required to be consolidated within our preliminary unaudited consolidated financial statements. We have determined that Gateway LLC is not a variable interest entity as the equity investment is sufficient to absorb the expected losses and the holders of the equity investment do not lack any of the characteristics of a controlling interest. We have concluded that as we no longer occupy the space at Ten City Square and no longer derive any benefit from leasing the space, we would not be determined to be the related party most closely associated with City Square. As a result, we will continue to account for our leases with City Square and Gateway LLC consistent with our historical practices in accordance with generally accepted accounting principles. We believe that we do not have an interest in any variable interest entities that would require consolidation. In February 2006, our lease for Ten City Square expired and the building was sold to a third party.

        We are a guarantor with respect to a line of credit for Innovate EC, an entity in which we acquired a minor equity position as a result of a previous acquisition. The total line of credit is for $600,000. We guarantee $300,000 of this obligation. The line is subject to review by the lending institution. We would be required to meet our guarantor obligation in the event the lending institution refuses to extend the credit facility and Innovate EC is unable to satisfy its obligation.

        In connection with certain contracts, we have been required to deliver security or performance bonds for the benefit of our clients. These bonds give the beneficiary the right to obtain payment from the issuer of the bond if certain specified events occur or fail to occur. In addition, we have various agreements in which we may be obligated to indemnify our clients or third parties with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business under which we customarily agree to hold the indemnified party harmless against losses arising from a breach of representations related to such matters as title to assets sold and licensed or certain intellectual property rights, improper disclosures of confidential information, personal injuries, or property damages. Typically, there are no specific dollar limits associated with indemnifications. In general, the term of the indemnifications will correspond to the contract term such that the harm or damage must occur during the contract period. Therefore, claims may be raised after completion of the contract associated with the indemnification provision, but the damage must have been caused during the contract term. As a prime contractor under certain contracts, we are responsible for the performance of our subcontractors and would be required to arrange for performance in the event the subcontractors failed to perform. However, we would retain our right to enforce the subcontracts and to seek damages for nonperformance from our subcontractors. A limited number of our contracts include liquidated damages provisions, which would require us to make per diem payments for late deliveries. Further, our obligations under these agreements may be limited in terms of time and/or amount and, in some instances, we may have recourse against third parties, including our subcontractors, for certain payments made by us. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of our obligations and the unique facts of each particular agreement.

        Kamco has obligations under the Victoria TTA contract with respect to both project management and performance of subcontractors. There are numerous indemnification provisions within the Victoria TTA contract, some of which are customarily included through the normal course of business. We have agreed to hold TTA harmless against losses arising from a breach of representations related to such matters as title to assets sold and licensed or certain intellectual property rights, improper disclosures of confidential information, personal injuries, or property damages. As the prime contractor for the Victoria TTA contract, Kamco is the beneficiary of corresponding indemnifications from its subcontractors. Subject to a number of exclusions, Kamco's maximum liability is capped at $78.7 million ($100 million AUD). Under the Victoria TTA contract, liquidated damages, for which Kamco may be liable, are assessed at $39,359 ($50,000 AUD) per day for each day the specified phase completion is behind schedule, but are limited to $7.9 million ($10 million AUD). The first $3.9 million ($5 million AUD) in liquidated damages is split evenly amongst Kamco and certain subcontractors. The next $3.9 million ($5 million AUD) is apportioned based on responsibility for the delay. Based on performance to date and our current estimated timeline for the Victoria TTA contract, the TTA could claim prepayment of estimated liquidated damages up to the maximum of $7.9 million ($10 million AUD). The amount of prepaid estimated liquidated damages, if any, would be allocated between Kamco and its subcontractors as described above. In addition, we have a total of $35.4 million ($45 million AUD) letters of credit issued against the new facility as surety bonds to ensure due and proper performance of our obligations under the Victoria TTA contract.

        On September 15, 2005, we entered into the new credit facility with a syndicate of banks in the amount of $200 million, plus an additional amount of up to $50 million subject to certain terms and conditions. See Note 17 "RELATED PARTIES, COMMITMENTS AND CONTINGENCIES" in the notes to the accompanying preliminary unaudited consolidated financial statements for further discussion on the new credit facility.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We do not engage in trading market risk, sensitive instruments or purchasing hedging instruments, or "other than trading" instruments that are likely to expose us to market risk, whether interest rate, foreign currency exchange, and commodity price or equity price risk. We have not purchased options or entered into swaps or forward or futures contracts. However, on October 20, 2005, our Board of Directors approved our foreign exchange risk management policy, which will allow us to invest in hedging instruments for the purpose of hedging foreign currency risk.

Interest Rate Risk

        We invest primarily in tax-exempt municipal bonds as well as corporate bonds and U.S. government obligations. As a result, our primary market risk exposure is that of interest rate risk to our investments, which would affect the carrying value of those investments. During 2004, the United States Federal Reserve Board began increasing benchmark interest rates and at the June 2006 meeting of the Federal Open Market Committee increased rates for the seventeenth time, a total of 425 basis points. A significant increase in interest rates would increase the rate of return on our cash and cash equivalents, but would have a negative impact on the carrying value of our marketable securities. Our interest income would change by approximately $0.9 million and $0.7 million for the years ended December 31, 2006 and December 31, 2005, respectively, for each 100 basis point change in interest rates. The fair value of our investment portfolio at December 31, 2006 would decrease by approximately $0.4 million for a 100 basis point increase in rates and increase $0.3 million for a 100 basis point decrease in rates. The fair value of our investment portfolio at December 31, 2005 would have increased by $1.0 million for a 100 basis point decrease in rates and would have decreased by $0.9 million for a 100 basis point increase in rates.

        Changes in market rates and the related impact on the fair value of our investments would not generally affect net income as our investments are fixed-rate securities and are classified as available-for-sale. Investments classified as available-for-sale are carried at fair value with unrealized gains and losses recorded as a component of accumulated other comprehensive loss in the accompanying preliminary unaudited consolidated balance sheets. However, when the investments are sold, the unrealized losses are recorded as realized losses and included in net income in the accompanying preliminary unaudited consolidated statements of income.

        As of December 31, 2006, we had a net unrealized loss of approximately $0.5 million, which represents a decrease of $0.7 million compared to a net unrealized loss of approximately $1.2 million as of December 31, 2005. At December 31, 2006 and December 31, 2005, we held available-for-sale securities with an aggregate fair value of approximately $35.1 million and $92.7 million, respectively, which had aggregate gross unrealized losses of approximately $0.5 million and $1.3 million, respectively. In November 2005, the FASB issued Staff Position No. FAS 115-1 ("FSP 115-1"), "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." FSP 115-1 provides accounting guidance for determining and measuring other-than-temporary impairments of debt and equity securities, and confirms the disclosure requirements for investments in unrealized loss positions as outlined in EITF 03-01. We analyze our investments for impairments on an ongoing basis. Factors considered in determining whether a loss is temporary include the length of time and extent to which the securities have been in an unrealized loss position and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated market recovery. All such securities have been in a continuous unrealized loss position for less than 12 months, except for the $14.2 million of Long-term marketable securities included in the accompanying preliminary unaudited consolidated balance sheet as of December 31, 2006. As of December 31, 2006, we have classified these securities as long-term as they have been in an unrealized loss position for more than 12 months and mature beyond December 31, 2007. We believe that the impairments to these investments are not other-than-temporary at this time as these securities are all highly rated investments which have been subject to routine market changes that have not been significant to date and we have the ability and intent to hold these investments for a period of time sufficient to allow for the anticipated market recovery.

Foreign Currency Risk

        We transact business in the UK, Canada, India, and Australia and as such have exposure associated with movement in foreign currency exchange rates. For the year ended December 31, 2006 compared to the same period in 2005, the fluctuation in foreign currency exchange rates negatively impacted our operating income by approximately $0.9 million. Relative to the foreign currency exposures existing at December 31, 2006, a 10% unfavorable movement would have resulted in an additional $8.8 million reduction of operating income for the year ended December 31, 2006. For the year ended December 31, 2005 compared to the same period in 2004, the fluctuation in foreign currency exchange rates negatively impacted operating income by approximately $2.7 million. Relative to the foreign currency exposures existing at December 31, 2005, a 10% unfavorable movement would have resulted in an additional $7.1 million reduction of operating income for the year ended December 31, 2005. Net revenues derived from our foreign operations totaled approximately 5.0%, 5.9%, and 5.6% of our total revenues for the year ended December 31, 2006, 2005, and 2004, respectively. We have adopted a policy allowing and governing the hedging of foreign currency; however, as of December 31, 2006, we had not engaged in any hedging transactions.

ITEM 8.    PRELIMINARY UNAUDITED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

AS DESCRIBED IN THE EXPLANATORY NOTE AT THE BEGINNING OF THIS EXHIBIT, THE PRELIMINARY UNAUDITED FINANCIAL INFORMATION SET FORTH BELOW (PARTICULARLY WITH RESPECT TO STOCK-BASED COMPENSATION, NET INCOME, EARNINGS PER SHARE AND STOCKHOLDERS' EQUITY) IS SUBJECT TO CHANGE DEPENDING ON THE FINDINGS OF OUR CURRENT REVIEW OF OUR STOCK OPTION GRANTS AND STOCK OPTION PRACTICES AND THE POTENTIAL RESTATEMENT OF OUR FINANCIAL STATEMENTS IN PRIOR PERIODS. REFER TO THE EXPLANATORY NOTE FOR IMPORTANT CAUTIONARY CONSIDERATIONS.

INDEX TO PRELIMINARY CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Preliminary consolidated statements of income (unaudited) for the years ended December 31, 2006, 2005, and 2004	60
Preliminary consolidated balance sheets (unaudited) as of December 31, 2006 and 2005	61
Preliminary consolidated statements of stockholders' equity and other comprehensive income (unaudited) for the years ended December 31, 2006, 2005, and 2004	62
Preliminary consolidated statements of cash flows (unaudited) for the years ended December 31, 2006, 2005 and 2004	63
Notes to preliminary consolidated financial statements (unaudited)	64-126

KEANE, INC.

PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	For the years ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)
Revenues	$948,306	$955,855	$911,543
Operating expenses
Salaries, wages, and other direct costs	674,019	669,949	637,240
Selling, general, and administrative expenses	205,660	219,275	206,747
Amortization of intangible assets	15,190	15,649	16,234
Restructuring charges, net	3,034	—	(111)

Operating income	50,403	50,982	51,433
Other income (expense)
Interest and dividend income	5,873	4,651	3,906
Interest expense	(6,147)	(5,624)	(5,682)
Other income (expense), net	835	(714)	(665)
Minority interest	13	1,023	2,516

Income before income taxes	50,977	50,318	51,508

Provision for income taxes	16,463	16,892	19,226

Net income	$34,514	$33,426	$32,282

Basic earnings per share	$0.59	$0.55	$0.52

Diluted earnings per share	$0.55	$0.52	$0.48

Basic weighted average common shares outstanding	58,264	60,540	62,601

Diluted weighted average common shares and common share equivalents outstanding	66,909	69,281	71,807

The accompanying notes are an integral part of the preliminary unaudited consolidated financial statements.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

KEANE, INC.

PRELIMINARY CONSOLIDATED BALANCE SHEETS (unaudited)

	As of December 31,
	2006	2005
	(Dollars in thousands, except per share amounts)
Assets
Current:
Cash and cash equivalents	$107,145	$71,570
Restricted cash	236	1,745
Marketable securities	78,442	95,796
Accounts receivable, net:
Trade	165,746	159,517
Other	3,566	1,030
Prepaid expenses and deferred income taxes and other current assets	27,633	16,954

Total current assets	382,768	346,612
Marketable securities, long-term	14,170	—
Property and equipment, net	73,103	77,583
Goodwill	325,136	314,536
Customer lists, net	29,067	41,050
Other intangible assets, net	2,992	6,173
Deferred contract costs related to TTA agreement	37,004	8,550
Other assets, net	13,925	13,318

Total assets	$878,165	$807,822

Liabilities
Current:
Short-term debt	$1	$7
Accounts payable	10,250	11,489
Accrued expenses and other liabilities	45,556	47,057
Accrued restructuring	1,498	2,781
Accrued compensation	41,984	44,835
Deferred revenue	15,154	6,932

Total current liabilities	114,443	113,101
Long-term debt	$150,000	$150,001
Accrued long-term building costs	38,416	39,004
Accrued long-term restructuring	2,500	2,823
Other long-term liabilities	17,885	16,493
Deferred long-term revenue	26,957	11,155
Deferred income taxes	37,135	30,864

Total liabilities	387,336	363,441
Minority interest	3,756	3,769
Commitments and contingencies (Note 17)
Stockholders' equity
Preferred stock, par value $.01, authorized 2,000,000 shares, issued none	—	—
Common stock, par value $.10, authorized 200,000,000 shares, issued and outstanding 58,868,613 at December 31, 2006 and 58,135,289 at December 31, 2005	5,887	5,814
Additional paid-in capital	8,534	—
Accumulated other comprehensive loss	(7,346)	(12,124)
Retained earnings	479,998	449,349
Unearned compensation	—	(2,427)

Total stockholders' equity	487,073	440,612

Total liabilities and stockholders' equity	$878,165	$807,822

The accompanying notes are an integral part of the preliminary unaudited consolidated financial statements.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

KEANE, INC.

PRELIMINARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND OTHER COMPREHENSIVE INCOME (unaudited)

(In thousands, except for share data)

						Accumu- lated other compre- hensive loss
			Class B Common stock						Treasury stock at cost
For the years ended December 31, 2004, 2005, and 2006	Common stock
					Additional paid-in capital		Retained earnings	Unearned compen- sation			Total stockholders' equity
	Shares	Amount	Shares	Amount					Shares	Amount
Balance December 31, 2003	75,545,391	$7,555	284,599	$28	$167,548	$(1,392)	$398,764	$(704)	(12,201,381)	$(113,667)	$458,132

Issuance of restricted stock award	145,000	14			2,194			(2,194)			14
Employee stock option grant and accelerated vesting of certain stock options					287						287
Amortization of unearned compensation								242			242
Common stock issued under stock option and employee purchase plans	251,481	25			3,432				285,769	2,273	5,730
Conversions of Class B common stock into common stock	284,599	28	(284,599)	(28)							—
Income tax benefit from stock option plans					377						377
Repurchase of common stock repurchased stock as									(2,127,300)	(30,096)	(30,096)
Reclassification of unissued according to Massachusetts Business Corporation Act	(14,042,912)	(1,404)			(140,086)				14,042,912	141,490	—
Minimum pension liability, net of taxes of $0						(6,646)					(6,646)
Investments valuation adjustment, net of taxes of $570						(859)					(859)
Foreign currency translation						2,240					2,240
Net income							32,282				32,282

Comprehensive income											27,017

Balance December 31, 2004	62,183,559	$6,218	—	$—	$33,752	$(6,657)	$431,046	$(2,656)	—	$—	$461,703

Issuance of restricted stock award	20,000	2			218			(218)			2
Amortization of unearned compensation								447			447
Common stock issued under stock option and employee purchase plans	485,530	49			5,235						5,284
Income tax benefit from stock option plans					149						149
Repurchase of common stock	(4,553,800)	(455)			(39,354)		(15,123)				(54,932)
Minimum pension liability, net of taxes of $0						(2,796)					(2,796)
Investments valuation adjustment, net of taxes of $166						(218)					(218)
Foreign currency translation						(2,453)					(2,453)
Net income							33,426				33,426

Comprehensive income											27,959

Balance December 31, 2005	58,135,289	$5,814	—	$—	$—	$(12,124)	$449,349	$(2,427)	—	$—	$440,612

Issuance of restricted stock award, net of forfeitures	265,000	27									27
Common stock issued under stock option and employee purchase plans	1,195,124	119			11,792						11,911
Tax benefit related to exercise of nonqualified stock options and disqualifying dispositions					1,118						1,118
Repurchase of common stock	(726,800)	(73)			(5,352)		(3,865)				(9,290)
Share-based compensation expense under SFAS 123 (R)					3,403						3,403
Reversal of unearned compensation upon adoption of SFAS 123 (R)					(2,427)			2,427			—
Minimum pension liability, net of taxes of $0						870					870
Investments valuation adjustment, net of taxes of $296						429					429
Foreign currency translation						3,479					3,479
Net income							34,514				34,514

Comprehensive income											39,292

Balance December 31, 2006	58,868,613	$5,887	—	$—	$8,534	$(7,346)	$479,998	$—	—	$—	$487,073

The accompanying notes are an integral part of the preliminary unaudited consolidated financial statements.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

KEANE, INC.

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	For the years ended December 31,
	2006	2005	2004
	(In thousands)
Cash flows from operating activities:
Net income	$34,514	$33,426	$32,282
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,764	28,894	28,741
Deferred income taxes	1,077	4,897	5,340
Provision for doubtful accounts	14,323	5,982	5,769
Minority interest	(13)	(1,023)	(2,516)
(Gain) loss on sale of property and equipment	(458)	152	(56)
(Gain) loss on sale of investments	112	216	(6)
Stock-based compensation	3,403	573	619
Other charges, net	1,037	(1,264)	(3,886)
Income tax benefit from stock options	(1,118)	149	377
Changes in operating assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	(23,088)	(35,256)	(11,387)
Increase in prepaid expenses, other current assets and other assets	(37,949)	(8,029)	(2,311)
Increase (decrease) in accounts payable, accrued expenses, deferred revenue, and other liabilities	17,206	15,593	32
Increase (decrease) in income taxes payable	—	1,166	(1,079)

Net cash provided by operating activities	39,810	45,476	51,919

Cash flows from investing activities:
Purchase of investments	(95,574)	(36,285)	(62,566)
Sale and maturities of investments	98,878	70,167	77,622
Purchase of property and equipment	(10,684)	(16,331)	(10,259)
Restricted cash	438	56	(192)
Proceeds from the sale of property and equipment	1,576	802	378
Payments for current year acquisitions, net of cash acquired	—	(1,678)	(21,354)
Payments for prior years acquisitions	(3,333)	(5,905)	(65)

Net cash (used for) provided by investing activities	(8,699)	10,826	(16,436)

Cash flows from financing activities:
Income tax benefit from stock options	1,118	—	—
Debt issuance costs	—	(1,346)	(42)
Principal payments under capital lease obligations	(7)	(249)	(709)
Proceeds from issuance of common stock	11,798	5,030	5,607
Repurchase of common stock	(9,290)	(54,932)	(30,096)

Net cash provided by (used for) financing activities	3,619	(51,497)	(25,240)

Effect of exchange rate changes on cash	845	(723)	509
Net increase in cash and cash equivalents	35,575	4,082	10,752
Cash and cash equivalents at beginning of year	71,570	67,488	56,736

Cash and cash equivalents at end of year	$107,145	$71,570	$67,488

Supplemental information:
Income taxes paid	$21,908	$11,502	$14,604

Interest paid	$3,001	$3,007	$3,070

The accompanying notes are an integral part of the preliminary unaudited consolidated financial statements.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

KEANE, INC.

NOTES TO PRELIMINARY CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.    SUBSEQUENT EVENTS

        On January 22, 2007, our Board of Directors appointed Kirk E. Arnold as Vice Chair of the Board of Directors, President and Chief Executive Officer of Keane, effective January 29, 2007.

        On February 6, 2007, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Caritor, Inc., a California corporation ("Caritor"), and Renaissance Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Caritor (the "Merger Sub"). Under the Merger Agreement, the Merger Sub will be merged with and into Keane (the "Merger"), with Keane continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Caritor. At the effective time of the Merger, each outstanding share of Keane common stock will be converted into the right to receive $14.30 in cash, without interest. In addition, all outstanding options to purchase Keane common stock and all shares of restricted stock will become vested in full prior to the effective time of the Merger. Any option not exercised prior to the effective time of the Merger will be cancelled in exchange for cash in an amount equal to the excess, if any, of the merger consideration per share of common stock over the exercise price of the option, multiplied by the number of shares of common stock underlying the option. The all-cash purchase price to acquire Keane will be approximately $854.0 million.

        We have made customary representations and warranties and covenants in the Merger Agreement, including covenants relating to obtaining the requisite approval of Keane's stockholders, Keane's conduct of its business between the date of the signing of the Merger Agreement and the closing of the Merger and, subject to certain exceptions, Keane's agreement not to solicit, enter into discussions regarding, or provide information in connection with, alternative transactions.

        The Merger Agreement has been approved by our Board of Directors. Caritor has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement. Consummation of the Merger is not subject to a financing condition, but is subject to customary conditions to closing, including, among other things, the approval of the Merger Agreement by Keane's stockholders and the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Merger Agreement contains certain termination rights of Caritor and Keane and provides that, upon the termination of the Merger Agreement under certain circumstances, Keane would be required to pay Caritor a termination fee of $26 million or Caritor would be required to pay Keane a termination fee of $26 million. The Merger is expected to close in the Second Quarter of 2007.

        Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of Keane holding approximately 20% of the outstanding shares of Keane common stock, entered into an agreement with Caritor and Keane (the "Voting Agreement") pursuant to which, among other things, those stockholders agreed to vote their Keane shares to approve the Merger Agreement and against any other acquisition proposal and not to transfer or pledge any of their Keane shares or grant any proxies or powers of attorney with respect to their shares that are inconsistent with their obligations under the Voting Agreement.

        On February 13, 2007, a purported class action suit was filed in Massachusetts Superior Court by Susan Nichols, naming Keane and certain current and former directors as defendants (the "Nichols Suit"). Like the Blaufox Suit, as discussed below, the complaint alleges that Keane's directors breached

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

fiduciary duties in connection with the recently announced proposed acquisition of Keane by Caritor. The plaintiff in the Nichols Suit seeks monetary and equitable relief.

        On February 14, 2007, a purported Keane shareholder, Henry C. Blaufox, filed a derivative and class action against Keane in the United States District Court for the District of Massachusetts (the "Blaufox Suit"). The suit, which names Keane as a nominal defendant, seeks to bring derivative and direct claims on behalf of Keane and a class of Keane's shareholders, against certain of Keane's present and former directors and executive officers. The suit purports to bring claims for monetary and equitable relief under the federal securities laws and state law, allegedly arising out of Keane's past stock option practices and the recently announced proposed acquisition of Keane by Caritor.

        We intend to review the allegations of both suits and respond when it is appropriate.

        As we announced on February 23, 2007, we have received an inquiry from the SEC requesting documents related to our stock option grants and stock option practices. We intend to cooperate with the SEC on this matter. We cannot assure you that we will not be subject to regulatory fines or penalties or other contingent liabilities at the conclusion of the SEC's inquiry. In addition, our officers and/or directors could be prohibited from serving as officers and directors of any public company and could be subject to criminal penalties and disgorgement. Our board of directors has appointed a special committee of disinterested directors to initiate an inquiry into our stock option grants and practices. The special committee has retained independent legal counsel to assist in the inquiry.

        As a result of this SEC inquiry, we were unable to timely file our Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC. We believe we will not be able to file our Annual Report on Form 10-K until the special committee completes its inquiry and management, in consultation with our independent registered public accounting firm, is able to assess whether our historical stock option practices should have had any impact on our historical accounting and, as a result, whether and to what extent any adjustment is required to our historical financial statements.

        A restatement of our financial statements or our inability to timely file our Annual Report on Form 10-K for the year ended December 31, 2006 or subsequent Quarterly Reports on Form 10-Q could result in defaults under our credit facility and our indenture and related Debentures and could result in our inability to satisfy the closing conditions under the merger agreement with Caritor.

        We are party to a credit agreement, dated as of September 15, 2005, as amended, with Bank of America, N.A., as administrative agent, and the lenders party thereto. As of December 31, 2006, we had $36.2 million in outstanding letters of credit under this facility. An event of default will occur under the credit agreement if we do not deliver our audited financial statements for the year ended December 31, 2006 to the administrative agent within 90 days of December 31, 2006 or if we do not deliver to the administrative agent our unaudited quarterly financial statements within 45 days after the end of each fiscal quarter. However, the administrative agent and the required lenders have agreed to extend the delivery period for our audited financial statements for the year ended December 31, 2006 until the earlier of September 30, 2007 or the date on which we file such financial statements with the SEC and to permit the delivery of unaudited quarterly financial statements that are qualified with respect to our ongoing review of stock option grants and stock option practices. It would also be an event of default under the credit agreement if we breach the indenture described below by failing to

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

timely provide the indenture trustee with copies of the periodic financial reports we are required to file under the Exchange Act (except for the annual report on Form 10-K for the year ended December 31, 2006 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007) and such failure continues for 60 days after we have been given proper notice under the indenture. In addition, a restatement could, depending on its nature and materiality, result in a breach of certain representations under the credit agreement, which would be an event of default under the credit agreement. Upon an event of default under the facility, the administrative agent and the lenders may accelerate the loans, terminate the commitments, require us to cash collateralize the letters of credit and exercise other rights and remedies.

        We entered into an indenture dated as of June 18, 2003 with U.S. Bank National Association (formerly Wachovia Bank, National Association) as trustee, pursuant to which we issued 2% convertible subordinated debentures due 2013. As of March 31, 2007, the aggregate outstanding principal amount of these debentures, plus unpaid accrued interest, is $150.9 million. If we do not deliver our audited financial statements for the year ended December 31, 2006 or any unaudited quarterly financial statements to the trustee 15 days after they are required to be filed with the SEC, we will not be in compliance with the requirements of the indenture. An event of default under the indenture will not arise until 60 days after the trustee or the holders of 25% of outstanding principal amount of the debentures give us written notice of such default and require us to remedy the default. On April 3, 2007, we received a notice of default from a holder of over 25% of the outstanding principal amount of the debentures asserting that a default had occurred under the indenture as a result of our failure to deliver audited financial statements for the year ended December 31, 2006 to the trustee within 15 days after they were required to be filed with the SEC, and requesting that we remedy the default. An event of default under the indenture will occur if we do not remedy the default within 60 days after this notice was given. We also received, on March 22, 2007, a notice of default from the same holder asserting that a default had occurred under the indenture as a result of our failure to timely file our audited financial statements with the SEC. We have advised such holder and the trustee, and continue to maintain, that the March 22, 2007 default notice was ineffective under the indenture due to the fact that, on such date, the requisite fifteen days had not elapsed as required under the indenture before a notice of default could properly be issued. If an event of default occurs under the debentures, the holders of not less than 25% of the outstanding principal amount of the debentures may by written notice declare an acceleration of the payment of all of the outstanding principal and unpaid accrued interest on the debentures. If we do not receive waivers for certain events of default, such amounts could be callable by the holders of the debentures and we would be required to classify the debentures as short-term debt.

        On April 2, 2007, we were notified by the NYSE that we would be receiving a letter from the NYSE informing us that, as a result of our failure to timely file our annual report on Form 10-K for the year ended December 31, 2006, we are subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE's Listed Company Manual. We received this letter on April 4, 2007. Section 802.01E provides, among other things, that the NYSE will monitor Keane and the status of our Form 10-K filing. If we have not filed our annual report on Form 10-K for the year ended December 31, 2006 within six months of the filing due date, the NYSE may, in its sole discretion, allow Keane's securities to be traded for up to an additional six-month trading period or, if

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

the NYSE determines that such additional trading period is not appropriate, commence suspension and delisting procedures.

        We have entered into a first amendment to the merger agreement with Caritor and the Merger Subsidiary which, among other things, permits us, subject to the terms and conditions set forth in the amendment, to amend the credit agreement to increase the commitments under the credit agreement, to make drawdowns under the credit agreement to pay (or to pay in cash) the principal, accrued ordinary, non-penalty interest and default interest on the debentures as a result of the acceleration of the date on which the debentures must be repaid in full due to our failure to timely file our annual report on Form 10-K for the year ended December 31, 2006 or our quarterly report on Form 10-Q for the first or second fiscal quarters of 2007 or, to repurchase the debentures prior to the date on which they are due and payable (subject to certain terms and conditions), to pay in cash and incur the obligation to pay tax liabilities in connection therewith, and to pay certain associated costs, fees and expenses.

        The accuracy of our representations and warranties in the merger agreement with Caritor may be affected by defaults on our indebtedness. If we are unable to satisfy the condition to effect the merger that relates to the accuracy of our representations and warranties in the merger agreement with Caritor, Caritor will not be required to proceed with the merger.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF PRESENTATION:    The principles of Financial Accounting Standards Board ("FASB") Interpretation (FIN) No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities" and Accounting Research Bulletin No. 51 ("ARB 51"), "Consolidations of Financial Statements" are considered when determining whether an entity is subject to consolidation. Due to the ongoing option inquiry, as mentioned above, currently our consolidated financial statements are both preliminary and unaudited. The preliminary unaudited consolidated financial statements include accounts of Keane, Inc. and our wholly owned subsidiaries. In addition, the preliminary unaudited consolidated financials statements include the accounts of our majority-owned (86%) subsidiary, Keane Worldzen, which was acquired in October 2003. See Note 10 "BUSINESS ACQUISITIONS" for further discussion of Keane Worldzen. All significant intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to the 2006 and 2005 financial statements to conform to the 2006 presentation. We have reclassified an immaterial amount for prior years included in Accounts receivable, net, and Accrued expenses and other liabilities to conform to the current year presentation. These reclassifications have no effect on our previously reported net income or stockholders' equity.

        NATURE OF OPERATIONS:    We are a leading provider of Information Technology ("IT") and Business Transformation Services ("BTS"). In business since 1965, our mission is to help clients improve their business performance by providing world-class IT and business process solutions with an unrelenting passion for delivery excellence and thought leadership. We classify our service offerings into the following three categories: Outsourcing, Development & Integration, and Other Services. Outsourcing includes Application Outsourcing and BTS. We optimize clients' internal processes through BTS through Keane Worldzen.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        We deliver our IT services through an integrated network of regional offices in North America, the United Kingdom ("UK"), and Australia and through Advanced Development Centers ("ADCs") in the U.S., Canada, and India. This global delivery model enables us to provide our services to clients onsite at a client's facility, at our nearshore facilities in Halifax, Nova Scotia, and Toronto, Ontario, and through our offshore development centers in India. In 2004, we extended our Global network of ADCs with the opening of new facilities in Toronto, Ontario and Hyderabad, India. Our regional offices are supported by centralized Strategic Practices and Quality Assurance Groups. This integrated, highly flexible mix of cost-effective onsite, nearshore, and offshore delivery is now a component of most of our new Application Outsourcing engagements. The distribution of work across multiple locations is typically based on a client's cost, technology, and risk management requirements. Our successful track record in absorbing the local staff of our clients is particularly attractive to many prospective clients.

        Our clients consist primarily of Global 2000 companies across several industries. We have specific expertise and depth of capability in financial services, insurance, healthcare, and the public sector. We strive to build long-term relationships with our clients by improving their business and IT performance, reducing their costs, and increasing their organizational flexibility. We achieve recurring revenue as a result of our multi-year outsourcing contracts and our long-term client relationships.

        INDUSTRY SEGMENT INFORMATION:    Based on qualitative and quantitative criteria established by Statement of Financial Accounting Standards ("SFAS") No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," we operate within two reportable segments: Professional Services and Transportation Ticketing Solutions. In these segments, we offer an integrated mix of end-to-end business solutions, such as Outsourcing, Development and Integration, and Other Services. See Note 5 "SIGNIFICANT CONTRACTS" and Note 18 "SEGMENT INFORMATION" for further detail on our assessment of our reportable segments.

        REVENUE RECOGNITION:    We derive our revenues from the sale of professional services, software licenses, software maintenance and equipment. We derive the majority of our revenues from the sale of professional services, which are recognized on a time and materials basis and estimates of cost, scope and duration of the engagement and represented approximately 94%, 94%, and 93% of total revenues for the years ended December 31, 2006, 2005, and 2004, respectively. In addition, we recognize revenue from the sale of software licenses, maintenance and equipment through our Healthcare Solutions Division, which represented approximately 6%, 6%, and 7% of total revenues for the years ended December 31, 2006, 2005, and 2004, respectively. In accordance with Staff Accounting Bulletin ("SAB") No. 104 ("SAB 104"), "Revenue Recognition," we recognize revenue from the sale of professional services when persuasive evidence of an arrangement exists, delivery of the service has occurred, the fee is fixed or determinable and free of contingencies or significant uncertainties and collectibility is probable. We consider a non-cancelable fully executed agreement or client purchase order to be persuasive evidence of an arrangement. We consider delivery to have occurred upon completion of services rendered to the client. We consider the fee to be fixed or determinable if the fee is not subject to adjustment, or if we have not granted extended payment terms to the client. We consider collection to be probable if our internal credit analysis indicates that the client will be able to pay amounts as they become due under the arrangement.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        Reimbursements, including those related to travel and out-of-pocket expenses, and other similar third party costs, are included in Revenues, and an equivalent amount of reimbursable expenses is included in Operating expenses. We record reimbursable out-of-pocket expenses in both revenues and as a direct cost of services in accordance with Emerging Issue Task Force Issue No. 01-14 ("EITF 01-14"), "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." EITF 01-14 requires reimbursable out-of-pocket expenses incurred to be a characterized as revenue in the income statements. For the years ended December 31, 2006, 2005, and 2004, reimbursable out-of-pocket expenses were $10.9 million, $7.8 million, and $9.2 million, respectively.

        For general consulting engagements, we recognize revenue on a time and materials basis as services are delivered. For the majority of our outsourcing engagements, we provide a specific level of service each month for which we bill a standard monthly fee. We recognize revenue for these engagements in monthly installments over the billable portion of the contract. These installments may be adjusted to reflect changes in staffing requirements and service levels consistent with terms of the contract. For fixed-price application development engagements, we recognize revenue using estimated labor-to-complete. Our revenue recognition relies on accurate estimates of the cost, scope, and duration of each engagement. If we do not accurately estimate the resources required or the scope of the work to be performed, then future revenues may be negatively affected or losses on existing contracts may need to be recognized. All future anticipated losses are recognized in the period they are identified.

        For our sales arrangements that contain multiple revenue elements, such as software licenses, professional services and software maintenance, we first determine whether the arrangement is within the scope of Emerging Issues Task Force No. 00-21 ("EITF 00-21"), "Revenue Arrangements with Multiple Deliverables," Statement of Position ("SOP") SOP 97-2 ("SOP 97-2"), "Software Revenue Recognition," SOP 97-2 or SOP 81-1 ("SOP 81-1"), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." We recognize revenue on arrangements with multiple deliverables as separate units of accounting only if certain criteria are met. In general, a deliverable (or a group of deliverables) meets the separation criteria if the deliverable has standalone value to the client and if there is objective and reliable evidence of the fair value of all remaining undelivered elements in the arrangement. We allocate the total arrangement consideration to each separate unit of accounting based on the relative fair value of each separate unit of accounting or using the residual method. The amount of arrangement consideration that is allocated to a delivered unit of accounting is limited to the amount that is not contingent upon the delivery of another separate unit of accounting. If such criteria are not met, then all deliverables are accounted for as a single unit of accounting whereby all revenue is recognized based on the accounting applicable to the last element to be delivered.

        Revenue earned on software arrangements involving multiple elements which qualify for separate element treatment is allocated to each undelivered element based on the relative fair values of those elements based on vendor-specific objective evidence with the remaining value assigned to the delivered element, the software license. Revenue allocated to the software license is based on the residual method in accordance with SOP 97-2 and SOP 98-9 ("SOP 98-9"), "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," under which revenue equal to the fair value of professional services and software support is allocated to those items and recognized

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

as revenue as those items are delivered. Any residual or remaining portion of the total arrangement fee is then allocated to the delivered software license. We generally recognize software maintenance fees on installed products on a pro-rated basis over the term of the agreement. Revenue is recognized for each element when each of the aforementioned revenue recognition criteria has been met. In those circumstances where we have determined that vendor-specific objective evidence of fair value does not exist for our software maintenance fees, all revenues under our software arrangements are recognized ratably upon completion of installation and acceptance of the software over the remaining contractual maintenance period.

        Key factors in determining revenue recognition for multiple element arrangements, including software and software-related services, are management assessments that installation services are essential to the functionality of the software. We evaluate revenue recognition for these types of arrangements on a contract-by-contract basis as the terms of each arrangement vary. If the services are essential to the functionality of the software, payment of the license fees are dependent upon the performance of the services, the arrangement includes milestones or client specific acceptance criteria, or the services include significant modification or customization of the software, then both the software license and services are recognized under SOP 81-1. Generally, these agreements contain milestone provisions that vary by contract but relate to code load, installation, commencement of training, and demonstration that the software performs the functions requested by the client. The milestones approximate progress to complete, based upon input measures. We utilize client acceptance of contract milestones in order to track progress to completion.

        Certain service offerings contain mutually agreed specifications and service level requirements. Service level requirements typically apply to monthly requirements and run for the term of the engagement, or approximately three to five years; service level credits are capped at a percentage of monthly payments, typically 10-15%. Historically, we have not incurred substantial costs relating to these service level requirements and we currently accrue for such costs as they are incurred. We review theses costs on a regular basis as actual experience and other information becomes available; and should they become more substantial, we would accrue an estimated exposure in accordance with SFAS No. 48 ("SFAS 48"), "Revenue Recognition When Right of Return Exists" and consider the potential related effects of the timing of recording revenue on our contractual agreements. As of December 31, 2006 and 2005, we have accrued approximately $0.3 million and $0, respectively, related to service level requirements in the accompanying preliminary unaudited consolidated financial statements.

        See Note 5 "SIGNIFICANT CONTRACTS" for a discussion of the revenue recognition associated with our contract with the Transport Ticketing Body of the State of Victoria, Australia ("the Victoria TTA contract").

        CONTRACT COSTS:    Costs to deliver services are expensed as incurred, with the exception of set-up costs and the cost of certain construction and non-construction services for which the related revenues must be deferred under EITF 00-21 or other accounting literature. By analogy to SFAS No. 91 ("SFAS 91"), "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," deferred contract set-up costs may include costs incurred during the set-up phase of a client arrangement relating to employee transition, and relocation of key personnel. We amortize these deferred contract set-up costs on a straight-line basis over the

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

estimated customer relationship lives, which we have determined represents the contractual term of the arrangement and were three years during the years ended December 31, 2006, 2005, and 2004. By analogy to FASB Technical Bulletin (As Amended) 90-1 ("FTB 90-1"), "Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts," we defer and subsequently amortize certain direct and incremental costs directly associated with the delivery of products and services related to activities that enable the provision of contracted services to clients. For contracts that are accounted for as a single unit of accounting, the direct and incremental costs directly associated with the delivery of products and services are deferred and recognized over the period revenues are recognized. Estimated customer relationship lives for these deferred contract costs ranges from one to five years during the years ended December 31, 2006, 2005, and 2004, except for the Victoria TTA contract, which we expect to amortize over the 10 years of operation and maintenance period.

        We review deferred contract costs for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Our review is based on our projection of the undiscounted future operating cash flows of the related client contract. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of related assets, we record a charge to reduce the carrying amount to equal projected future discounted cash flows.

        CONCENTRATIONS OF CREDIT RISKS:    Financial instruments that potentially subject us to concentration of credit risks are principally cash and cash equivalents, restricted cash, marketable securities, billed and unbilled accounts receivable, and deferred contract costs. We invest our cash and cash equivalents with financial institutions with highly rated credit and monitor the amount of credit exposure to any one financial institution. We place our marketable securities in a variety of financial instruments and, by policy, limit the amount of credit exposure through diversification and by restricting our investments to highly rated debt securities. Substantially all of our customers are large integrated enterprises principally located in the United States, the United Kingdom, Australia, and Canada. We perform ongoing credit evaluations of the financial conditions of our customers and generally do not require collateral. Although we are directly affected by the overall financial condition of our customers and the industries in which they operate, we do not believe significant credit risk exists at December 31, 2006. We maintain an allowance for doubtful accounts based on accounts past due according to contractual terms and historical collection experience. Actual losses when incurred are charged to the allowance. Our losses related to collection of trade accounts receivables have consistently been within management's expectations. Due to these factors, no additional credit risk beyond amounts provided for collection losses, which we re-evaluate on a monthly basis based on specific review of receivable aging and accounts receivable. We have not incurred losses related to deferred costs. We evaluate the realizable value of deferred contract costs by continually monitoring the future revenue streams associated with those contracts, as well as reviewing actual costs incurred and assessing the reasonableness of estimated costs to complete. We believe that the balance of deferred costs that have been capitalized related to our contracts are recoverable based on the remaining contractual payments to be received compared to the costs deferred and estimated costs to complete these contracts.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        ALLOWANCE FOR DOUBTFUL ACCOUNTS:    Each accounting period, we evaluate accounts receivable for risk associated with a client's inability to make contractual payments or unresolved issues with the adequacy of our services. Billed and unbilled receivables that are specifically identified as being at risk are provided for with a charge to revenue in the period the risk is identified. We exercise considerable judgment in assessing the ultimate realization of these receivables, including reviewing the financial stability of the client, evaluating the successful mitigation of service delivery disputes, and gauging current market conditions. When we determine that an account is deemed uncollectible, we write-off the receivable against the allowance for bad debts.

        FOREIGN CURRENCY TRANSLATION:    For our subsidiaries in Canada, the UK, India and Australia, the Canadian dollar, British pound, Indian rupee, and Australian dollar, respectively, are the functional currencies. All assets and liabilities of our Canadian, English, Indian and Australian subsidiaries are translated at exchange rates in effect at the end of the period. Income and expenses are translated at average exchange rates that approximate those in effect on transaction dates. The translation adjustments are recorded in accumulated other comprehensive loss, a separate component of stockholders' equity in the accompanying preliminary unaudited consolidated balance sheets. Realized foreign exchange gains and losses are included in other income, net, in the accompanying preliminary unaudited consolidated statements of income.

        CASH AND CASH EQUIVALENTS:    Cash and cash equivalents consist of highly liquid investments with a maturity of three months or less at the time of purchase. Cash equivalents are currently designated as available-for-sale. Cash equivalents at December 31, 2006 included investments in money market funds totaling $23.1 million and $56.6 million of investments in commercial paper. Cash equivalents at December 31, 2005 included investments in money market funds totaling $25.5 million and no investments in commercial paper.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        RESTRICTED CASH:    Restricted cash is primarily related to amounts deposited to secure letters of credit for certain operating lease arrangements and foreign capital purchases and amounts deposited until the purchase prices for the acquisitions of Cresta Testing, Inc. ("Cresta"), netNumina Solutions, Inc. ("netNumina"), and Fast Track Holdings Limited ("Fast Track") were finalized. The $1.5 million decrease in restricted cash from December 31, 2005 to December 31, 2006 primarily relates to amounts paid to the former shareholders of netNumina, Fast Track, and Cresta upon finalization of the purchase prices for those acquisitions in 2006.

        FINANCIAL INSTRUMENTS:    The amounts reflected in the accompanying preliminary unaudited consolidated balance sheets for cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate their fair value due to their short maturities. Our marketable securities are designated as available-for-sale and are stated at fair market value. As of December 31, 2006, based on an available market quote, the fair value of our convertible subordinated debentures was approximately $144.8 million compared to the carrying value of $150.0 million. As of December 31, 2005, based on an available market quote, the fair value of our convertible subordinated debentures was approximately $134.6 million compared to the carrying value of $150.0 million. Financial instruments that potentially subject us to concentration of credit risk consist primarily of marketable securities and trade receivables. See below for a discussion of marketable securities. Our client base consists of geographically dispersed clients in many different industries. Therefore, we do not consider concentration of credit risk with respect to trade receivables significant.

        MARKETABLE SECURITIES:    Marketable securities are stated at fair value as reported by the investment custodian. We determine the appropriate classification of debt and equity securities at the time of purchase and re-evaluate such designations as of each balance sheet date. Marketable securities are currently designated as available-for-sale, and as such, unrealized gains and losses, net of tax effect are reported in accumulated other comprehensive loss in the accompanying preliminary unaudited consolidated balance sheets. We invest in tax-exempt municipal bonds with at least a single A rating by Moody's grading service, corporate bonds and U.S. government obligations. The majority of our investments have a maturity date of not more than five years. The marketable securities that are available for use in our current operations are classified as current assets in the accompanying preliminary unaudited consolidated balance sheet. All such securities have been in a continuous unrealized loss position for less than 12 months, except for the $14.2 million of Long-term marketable securities included in the accompanying preliminary unaudited consolidated balance sheet at December 31, 2006. At December 31, 2006, we have classified these securities as long-term as they have been in an unrealized loss position for more than 12 months and mature beyond December 31, 2007. We believe that the impairments to these investments are not other-than-temporary at this time as these securities are all highly rated investments which have been subject to routine market changes that have not been significant to date and we have the ability and intent to hold these investments for a period of time sufficient to allow for the anticipated market recovery. As of December 31, 2006 and 2005, our total marketable securities reflect a net unrealized loss of $0.5 million and $1.2 million, respectively. Realized gains and losses are determined by deducting the amortized cost of the security from the proceeds received. The realized gains and losses, as well as interest, dividends, and capital gain/loss distributions on all securities, are included in interest income in the accompanying preliminary unaudited consolidated statements of income.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        PROPERTY AND EQUIPMENT:    Property and equipment is carried at cost less accumulated depreciation and amortization. Property and equipment are reviewed periodically for indicators of impairment and assets are written down to their fair value as appropriate. Depreciation expense is computed on a straight-line basis over the estimated useful lives of 25 to 40 years for buildings and improvements, and two to seven years for office equipment, computer equipment, and software.

        Leasehold improvements are amortized over the shorter of the estimated useful life of the improvement or the original contractual term of the lease. Repair and maintenance costs are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the preliminary unaudited consolidated balance sheet, and any gain or loss is included in other income, net in the accompanying preliminary unaudited consolidated statements of income.

        COMPUTER SOFTWARE COSTS:    We capitalize the cost of internal-use software that has a useful life in excess of one year in accordance with SOP No. 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Subsequent additions, modifications, or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. Capitalized computer software costs are amortized using the straight-line method over a period of three to seven years. The net computer software costs are included in property and equipment in the accompanying preliminary unaudited consolidated balance sheets.

        SOFTWARE DEVELOPMENT COSTS:    In accordance with SFAS No. 86 ("SFAS 86"), "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," we capitalize costs incurred to develop commercial software products after technological feasibility has been established until the product is available for general release, provided recoverability is reasonably assured. Costs incurred in the research, design, and development of commercial software products which represent substantially all of our research and development costs, are charged to expense until technological feasibility is established. During the years ended December 31, 2006, 2005, and 2004, the amounts we expensed related to research and development activities were not material. Technological feasibility is established upon completion of a detailed program design or working model. Enhancements to software products are capitalized where such enhancements extend the life or significantly expand the marketability of the products. Approximately $1.9 million, $1.3 million, and $0.7 million of software developments costs were capitalized during the years ended December 31, 2006, 2005, and 2004, respectively. Amortization expense is computed on a straight-line basis over three years and totaled approximately $1.0 million, $0.6 million, and $0.8 million for the years ended December 31, 2006, 2005, and 2004, respectively. As of December 31, 2006 and 2005, the unamortized software development costs were approximately $3.3 million and $2.4 million, respectively, and are included in other assets in the accompanying preliminary unaudited consolidated balance sheets.

        GOODWILL AND INTANGIBLE ASSETS:    Under SFAS No. 142, ("SFAS 142"), "Goodwill and Other Intangible Assets," goodwill is not amortized but subject to annual impairment testing. During the Fourth Quarters of 2006 and 2005, we completed our annual impairment review based on October 1, 2006 and 2005 balances, respectively, and determined that there was no impairment as of those dates. Our reporting units consist of aggregated branches that have similar economic

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

characteristics, share the benefit of goodwill, and for which results are regularly reviewed by business operations management. Our goodwill is allocated to these reporting units for impairment assessment. We estimate the fair value of the business operations using a discounted cash flow model based on the future annual operating plan of each reporting unit. This model determines the present value of the estimated cash flows of the reporting unit. Future changes in estimates may result in a non-cash goodwill impairment that could have a material adverse impact on our financial condition and results of operations. As of December 31, 2006 and 2005, our goodwill totaled $325.1 million and $314.5 million, respectively.

        We periodically review our identifiable intangible assets for impairment in accordance with SFAS No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." In determining whether an intangible asset is impaired, we must make assumptions regarding estimated future cash flows from the asset, intended use of the asset, and other related factors. If the estimates or the related assumptions used to determine the value of the intangible assets change, we may be required to record impairment charges for these assets. As of December 31, 2006 and 2005, we reported total intangibles of customer lists and other intangibles of $32.1 million and $47.2 million, respectively. Intangibles are amortized on a straight-line basis over a period of two to 15 years.

        INCOME TAXES:    We account for income taxes in accordance with SFAS No. 109 ("SFAS 109"), "Accounting for Income Taxes," which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. We account for income taxes under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

        COMPREHENSIVE INCOME:    SFAS No. 130 ("SFAS 130"), "Reporting Comprehensive Income," establishes rules for the reporting and display of comprehensive income and its components. Components of comprehensive income include net income and certain transactions that have generally been reported in the preliminary unaudited consolidated statement of stockholders' equity. Other comprehensive income is comprised of foreign currency translation adjustments, available-for-sale securities valuation adjustments, and adjustments related to a foreign defined benefit plan.

        The following table summarizes the components of accumulated other comprehensive loss, net of taxes (dollars in thousands):

As of December 31,	2006	2005
Foreign currency translation adjustments	$5,030	$1,551
Securities valuation adjustment	(303)	(732)
Minimum pension liability adjustment (Note 15)	(12,073)	(12,943)

Accumulated other comprehensive loss	$(7,346)	$(12,124)

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        See Note 15 "BENEFIT PLANS" for further discussion on the minimum pension liability adjustment.

        STOCK-BASED COMPENSATION:    Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004) ("SFAS 123(R)"), "Share Based Payment." Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS No 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." However, SFAS 123(R) requires all share-based payments granted to employees that are ultimately expected to vest and do actually vest, including grants of employee stock options, to be recognized in the income statement based on their fair value at the date of grant. Pro forma disclosure is no longer an alternative.

        We adopted SFAS 123(R) under the modified prospective method. Under this method, beginning on January 1, 2006, we recognized compensation cost for all share-based payments to employees based on the grant date estimate of fair value for those awards. We have used the Black-Scholes option-pricing model to determine fair value for all share-based payments. Prior period financial information has not been restated. See Note 4 "STOCK-BASED COMPENSATION" for further discussion of SFAS 123(R).

        Prior to the adoption of SFAS 123(R), we elected to follow Accounting Principles Board Opinion ("APB") No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and related FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation." In accordance with APB 25, we used the intrinsic value-based method to account for stock option grants and restricted stock awards. We grant stock options for a fixed number of shares to employees with an exercise price equal to the closing price of the shares at the date of grant and, therefore, under APB 25 we did not recognize compensation expense. We also grant restricted stock for a fixed number of shares to employees for nominal consideration. In 2003, in connection with our acquisition of a majority interest in Worldzen, certain employees were granted Keane Worldzen stock options. In accordance with FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation," and SFAS No. 141 ("SFAS 141"), "Business Combinations," these stock options were recorded as unearned compensation at the date of acquisition and vest over the life of the stock option. Compensation expense related to restricted stock awards and the Keane Worldzen stock options is recorded ratably over the restriction and vesting period, respectively, and is included in the selling, general, and administrative expenses in the accompanying preliminary unaudited consolidated statements of income. Our Employee Stock Purchase Plan ("ESPP") was non-compensatory as defined in APB 25 and accordingly, we did not recognize compensation expense in our preliminary unaudited consolidated financial statements. See Note 4 "STOCK-BASED COMPENSATION" for further discussion on the ESPP effective January 1, 2006.

        LEGAL COSTS:    We accrue costs of settlement, damages, and, under certain conditions, costs of defense when such costs are probable and estimable. Otherwise, such costs are expensed as incurred.

        GRANT ACCOUNTING:    Our ADC in Halifax, Nova Scotia, has received grants from Nova Scotia Business Inc. and the Nova Scotia Office of Economic Development. These grants include employment and research and development grants. Employment grants, which relate to employee hiring and training, and research and development grants are recognized as a reduction to salaries expense in

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

earnings in the accompanying preliminary unaudited consolidated statements of income in the period in which the related expenditures are incurred. For the years ended December 31, 2006, 2005, and 2004, we received payments of approximately $0.4 million, $1.2 million, and $1.0 million, respectively, as a result of achieving and maintaining certain conditions under the grant, all of which has been recognized as a reduction to salaries expense.

        In addition, in January 2004, we were granted $1.0 million, which is part of a two-year $3.0 million H-1B Technical Skills Training Grant ("H-1B Grant") that is shared by us and two other unrelated third parties. As part of the grant, we are the financial administrator of the authorized funds. For the years ended December 31, 2006, 2005, and 2004, we received payments of approximately $0.8 million, $0.2 million, and $0.2 million, respectively, which has been recognized as a reduction of salaries and training expense and represents the reimbursements to us under the H-1B Grant. In 2006, a third party that had received funds under the grant dropped out of the program and, as a result, the maximum funds we can receive are approximately $1.2 million as of December 31, 2006.

        MANAGEMENT'S ESTIMATES AND UNCERTAINTIES:    The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates relied upon in preparing these preliminary unaudited consolidated financial statements include revenue recognition for multiple-element arrangements, allowances for doubtful accounts, expected future cash flows used to evaluate the recoverability of long-lived assets, estimated fair values of long-lived assets used to assess impairment charges related to intangible assets and goodwill, amortization periods, certain accrued expenses, restructuring and other related charges, stock-based compensation, pension liabilities, any contingent liabilities, and recoverability of our net deferred tax assets and related valuation allowance.

        Although management regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates if past experience or other assumptions do not turn out to be substantially accurate.

RECENT ACCOUNTING PRONOUNCEMENTS

        In February 2007, the FASB issued Statement No. 159 ("SFAS 159"), "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.

        Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. FASB has indicated it believes that SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting.

        SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. For example, SFAS 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company's choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in FASB Statement No. 157 ("SFAS 157"), "Fair Value Measurements" and FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments."

        SFAS 159 is effective as of the beginning of a company's first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. We are evaluating the impact of SFAS 159.

        On September 29, 2006, the FASB issued Statement No. 158 ("SFAS 158"), "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)." SFAS 158 represents the completion of the first phase in the FASB's postretirement benefits accounting project and requires an entity to:

  •
  recognize in its statement of financial position an asset for a defined benefit postretirement plan's overfunded status or a liability for a plan's underfunded status,

  •
  measure a defined benefit postretirement plan's assets and obligations that determine its funded status as of the end of the employer's fiscal year, and

  •
  recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur.

        SFAS 158 does not change the amount of net periodic benefit cost included in net income or address the various measurement issues associated with postretirement benefit plan accounting. The requirement to recognize the funded status of a defined benefit postretirement plan and the disclosure requirements are effective for fiscal years ending after December 15, 2006 for public entities. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008.

        The new standard amends FASB Statement No. 87 ("SFAS 87"), "Employers' Accounting for Pensions," Statement No. 88, ("SFAS 88"), "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," Statement No. 106 ("SFAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions" and Statement No. 132 (revised 2003) ("SFAS 132 (R)"), "Employers' Disclosures about Pensions and Other Postretirement Benefits" and applies to all plan sponsors who offer defined benefit postretirement benefit plans. The provisions required to be adopted as of December 31, 2006 did not impact our consolidated financial

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

position, results of operations and cash flows, as we have already recognized the funded status of our UK defined benefit plan on the balance sheet as a result of a curtailment to the plan in 2004. See Note 15 "BENEFIT PLANS" for further discussion on the UK defined benefit plan.

        On September 15, 2006, the FASB issued SFAS 157. The standard provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors' requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS 157 does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of SFAS 157 to have a significant impact on our consolidated financial position, results of operations and cash flows.

        On September 13, 2006, the SEC staff issued SAB Topic 1N, "Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). This bulletin provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year's financial statements are materially misstated. In providing this guidance, the SEC staff references both the "iron curtain" and "rollover" approaches to quantifying a current year misstatement for purposes of determining its materiality. The iron curtain approach focuses on how the current year's balance sheet would be affected in correcting a misstatement without considering the year(s) in which the misstatement originated. The rollover approach focuses on the amount of the misstatement that originated in the current year's income statement. The intent of the bulletin is to have companies quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. Thus, both the iron curtain approach and rollover approach should be used in assessing the materiality of a current year misstatement. SAB 108 provides that once a current year misstatement has been quantified, the guidance in SAB Topic 1M, "Financial Statements—Materiality," ("SAB 99") should be applied to determine whether the misstatement is material and should result in an adjustment to the financial statements. We adopted SAB 108 for the year ended December 31, 2006. The adoption of SAB 108 had no impact on our consolidated financial position, results of operations and cash flows.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109." FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and provides guidance on derecognition, classification, interest and penalties, and accounting in interim periods, disclosure, and transition. We will adopt the provisions of FIN 48 in the quarter ended March 31, 2007, effective January 1, 2007. See Note 16 "INCOME TAXES" for further discussion.

3.    EARNINGS PER SHARE

        Basic earnings per share is computed using only the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common shares outstanding during the period, plus the dilutive effect of potential future issuances of common stock relating to stock option awards and other potentially dilutive securities. In calculating diluted earnings per share, the dilutive effect of stock options is computed using the average market price for the applicable period. Potential shares related to certain of our outstanding stock options and restricted stock awards were excluded from the computation of earnings per share because they were anti-dilutive in the periods presented, but could be dilutive in the future.

        The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

Years Ended December 31,	2006	2005	2004
Net income used for basic earnings per share	$34,514	$33,426	$32,282
Interest expense associated with convertible debentures, including amortization of debt issuance costs	3,881	3,881	3,880
Related tax effect	(1,585)	(1,585)	(1,585)

Net income used for diluted earnings per share	$36,810	$35,722	$34,577

Weighted average number of common shares outstanding used in calculation of basic earnings per share	58,264	60,540	62,601
Incremental shares from restricted stock, employee stock purchase plan, and the assumed exercise of dilutive stock options	470	566	1,031
Incremental shares from assumed conversion of convertible debentures	8,175	8,175	8,175

Weighted average number of common shares and common share equivalents outstanding used in calculation of diluted earnings per share	66,909	69,281	71,807

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

Earnings per share
Basic	$0.59	$0.55	$0.52

Diluted	$0.55	$0.52	$0.48

Anti-dilutive common stock equivalents related to stock options	1,677	1,939	1,217
Anti-dilutive restricted stock	106	136	39

        Our 2.0% Convertible Subordinated Debentures due 2013 (the "Debentures") are convertible at the option of the holder into shares of our common stock at an initial conversion rate of 54.4989 shares of common stock per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of approximately $18.349 per share. Approximately 8.2 million shares of our common stock would be issuable upon the conversion of all of the outstanding Debentures. In accordance with the Emerging Issues Task Force's ("EITF") Issue No 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share," we are required to include contingently convertible debt in the calculation of diluted earnings per share using the if-converted method regardless of whether the market price trigger has been met. See Note 12 "CONVERTIBLE SUBORDINATED DEBENTURES" for further discussion on the Debentures and their conversion features.

4.    STOCK-BASED COMPENSATION

        SFAS 123(R) requires all share-based payments granted to employees that are ultimately expected to vest and do actually vest, including grants of employee stock options and restricted stock, to be recognized in the income statement based on their fair value at the date of grant. Pro forma disclosure is no longer an alternative. We adopted SFAS 123(R) under the modified prospective method. Under this method, beginning on January 1, 2006, we recognized compensation cost for all share-based payments to employees based on the grant date estimate of fair value for those awards. We have used the Black-Scholes option-pricing model to determine fair value for all share-based payments. Prior period financial information has not been restated.

        As of December 31, 2006, we had several share-based compensation plans that are described below. The adoption of SFAS 123(R) had the following impact on our results of operations for the year ended December 31, 2006: income before income taxes was lower by $3.4 million, of which approximately $3.3 million is included in SG&A and $0.1 million is included in salaries, wages and other direct costs, net income was lower by approximately $2.3 million, basic earnings per share ("EPS") was lower by approximately $.04, and diluted EPS was lower by $.03. The total income tax benefit recognized in the income statement for share-based compensation agreements for year ended December 31, 2006 was approximately $1.1 million. The tax benefit realized from stock options exercised during the year ended December 31, 2006 was $1.1 million. We received $9.2 million from stock option exercises for the year ended December 31, 2006. As of December 31, 2006, we had approximately $2.0 million of unrecognized compensation cost related to stock option awards that we expect to recognize as expense over a weighted average period of 3.0 years.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

Modifications and Termination

        On May 10, 2006, we entered into a Resignation and Consulting Agreement with Brian T. Keane, our former President and Chief Executive Officer. Pursuant to the Resignation and Consulting Agreement, we modified the terms of certain of Mr. Keane's stock awards. We extended the exercise period for his vested stock options until December 31, 2006 and provided that 10,000 shares of restricted stock that would otherwise vest on December 16, 2006 would continue to vest despite his resignation.

        On June 13, 2006, we entered into a Settlement Agreement with Georgina Fisk, our Vice President of Marketing, Brian T. Keane, our former President and Chief Executive Officer, John Keane, Sr., the Chairman of our Board of Directors, and John Keane, Jr., a member of our Board of Directors (the "Settlement Agreement"). The Settlement Agreement was entered into in connection with the resolution of Ms. Fisk's previously reported allegations concerning Brian Keane. Pursuant to the Settlement Agreement, we modified the terms of certain of Ms. Fisk's stock awards. We extended the exercise period for her vested stock options until December 31, 2006 and provided that 2,500 shares of restricted stock that would otherwise vest on December 16, 2006 would continue to vest despite her resignation as of June 30, 2006. As a result of these modifications and the forfeiture of Mr. Keane's and Ms. Fisk's remaining unvested restricted stock and stock options, during the year ended December 31, 2006, we recognized $0.7 million of incremental stock-based compensation expense.

        On September 29, 2006, we announced that Richard S. Garnick, former President of North American Services and Global Business Lines and a former member of our Office of the President, was dismissed for cause effective on that date. As a result of his dismissal and the forfeiture of Mr. Garnick's unvested restricted stock and stock options, we recognized a reduction $0.5 million of stock-based compensation in the Third Quarter of 2006. See Note 17 "RELATED PARTIES, COMMITMENTS AND CONTINGENCIES" for a discussion on the litigation associated with Mr. Garnick's dismissal.

        Had compensation cost for our stock-based compensation plans, including our employee stock purchase plan, been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123 and using the Black-Scholes option-pricing model, we would have recorded additional compensation expense and our net income and earnings per share for the years ended December 31,

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

2005 and 2004 would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

	2005	2004
Net income—as reported (1)	$33,426	$32,282
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects (2)	340	366
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects (3)	(13,853)	(5,311)

Net income—pro forma	$19,913	$27,337

Earnings per share:
Basic—as reported	$0.55	$0.52
Basic—pro forma	$0.33	$0.44
Diluted—as reported (1)	$0.52	$0.48
Diluted—pro forma (1)	$0.32	$0.41

(1)
See Note 3 "EARNINGS PER SHARE" for reconciliation of net income as reported to net income used in calculation of diluted earnings per share.

(2)
Net of tax effects of $0.2 million and $0.3 million in 2005 and 2004, respectively.

(3)
Includes approximately $10.5 million pre-tax or approximately $8.7 million after tax associated with the acceleration of certain unvested stock options in the Fourth Quarter of 2005.

        Prior to the adoption of SFAS 123(R), we accounted for our share based payment awards under APB 25 and FIN 44. Under APB 25, since the exercise price of our employee stock options equaled the market price of the underlying stock on the date of the grant, no compensation expense was recorded in our financial statements. However, compensation expense related to restricted stock awards and certain Keane Worldzen stock options was recorded ratably over the restriction and vesting period, respectively, and was included in the selling, general, and administrative expenses in the accompanying preliminary unaudited consolidated statements of income.

        Prior to the adoption of SFAS 123(R) and during the Fourth Quarter of 2005, we accelerated the vesting of certain stock options in which the exercise price of the awards exceeded the market price of the stock on the date of modification. As a result of the acceleration, approximately 2.1 million shares subject to options, constituting approximately 47% of the total of unvested options outstanding at that time, became immediately exercisable. The acceleration impacted approximately 570 employees. Under APB 25 and FIN 44, no compensation expense was recognized in our financial statements for the acceleration of vesting of these options since the closing price per share of our common stock on the dates of acceleration was greater than the exercise prices of the unvested options that we accelerated. The primary purpose of the accelerated vesting was to enable us to avoid recognizing in our income statement non-cash compensation expense associated with these options in future periods, upon our adoption of SFAS 123(R) on January 1, 2006. Absent the acceleration of the options described above, from and after our adoption of SFAS 123(R), we would have been required to recognize approximately

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

$10.5 million in pre-tax non-cash compensation expense over the remaining vesting terms of the stock options, based on valuation calculations using the Black-Scholes option pricing model. We also believed that because the accelerated stock options had exercise prices in excess of the fair market value of our common stock on the date of their acceleration, the accelerated stock options were not fully achieving their original objective of incentive compensation and employee retention. We believe that the acceleration had a positive effect on employee morale and retention. We believe this decision was in the best interests of Keane and its shareholders.

Share Based Compensation Plans:

  Stock Incentive Plans

        Our 1998 Stock Incentive Plan, amended in December 1999, provides for grants of stock options and restricted stock for up to 7,000,000 shares of our common stock to our employees, officers, directors, consultants, and advisors. The contractual life of options granted under this plan ranges from five to 10 years from the date of grant; the plan requires a purchase price of not less than 100% of the fair market value of the stock as of the date of grant; and the options may be exercisable at such time or times as our Board of Directors in each case determines. In general, our stock options vest over a five-year period on a graded vesting schedule and their compensation cost is recorded on a straight-line basis over the share-vesting period. Our restricted stock awards typically vest over a five-year period on a graded vesting schedule. We value restricted stock awards based on the closing price of our common stock on the date of grant, less the nominal consideration received. We record compensation cost on a straight-line basis over the share-vesting period. The cumulative amount of compensation cost recorded on stock options and restricted stock at any date is at least equal to the fair value of the awards that have actually vested as of that date.

        In December 2000, we initiated a "Time Accelerated Restricted Stock Award Plan" ("TARSAP") under our 1998 Stock Incentive Plan, whereby the vesting of certain stock options is directly impacted by our performance. The vesting of stock options granted under the TARSAP accelerates when we achieve specified profitability criteria. If these criteria are not met, these options will vest five years after the date of grant and expire at the end of 10 years. Since our TARSAP awards vest based upon performance or service, we use the Black-Scholes option pricing model to value these awards. We recognize compensation expense for TARSAP awards on a straight-line basis over the vesting period unless we determine that the achievement of the performance criteria is probable. Once probable, we recognize all remaining unrecognized compensation over the remaining period from which it becomes probable to the performance achievement date.

        Our 2001 Stock Incentive Plan provides for grants of stock options for up to 7,000,000 shares of our common stock to our employees, officers, directors, and advisors. The contractual life of options granted under the plan ranges from five to 10 years from the date of grant; the plan requires a purchase price of not less than 100% of the fair market value of the stock as of the date of grant; and the options may be exercisable at such time or times as our Board of Directors in each case determines. The vesting of stock options under this plan is done on a pro-rata basis over the service life of the award. We recognize compensation expense for awards under this plan on a straight-line basis over the vesting period of the entire award.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        Under all of our stock plans, we may grant options that are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code ("incentive stock options") or nonstatutory options not intended to qualify as incentive stock options.

        Upon exercise of stock options, we issue shares from our authorized, but unissued shares.

        Shares available for future issuance under our stock option plans at December 31, 2006 are 9,320,732. During the years ended December 31, 2006, 2005, and 2004, we granted 385,000 shares, 20,000 shares, and 145,000 shares of restricted stock, respectively.

  Employee Stock Purchase Plan

        Our Employee Stock Purchase Plan ("ESPP") provides for the purchase of 6,550,000 shares of our common stock. Effective January 1, 2006, we modified our ESPP to allow qualifying employees to purchase shares at 95% of the market value of our common stock on the last day of each six-month purchase period. Previously, qualifying employees were able to purchase stock at 85% of the market value of the stock on the offering commencement date or the last day of the purchase period, whichever was lower. Prior to January 1, 2006, our ESPP was non-compensatory as defined in APB 25, and accordingly, we did not recognize compensation expense in our preliminary unaudited consolidated financial statements. However, our ESPP would have been compensatory under SFAS 123(R) had we not modified its terms. Our modification of the ESPP effective January 1, 2006 reduced the purchase discount to 5% of the market value of our common stock and removed the look-back provision and therefore, the ESPP is non-compensatory under SFAS 123(R).

        On February 13, 2003, our Board of Directors approved a UK ESPP. We allocated 500,000 shares of the total number of shares reserved under our ESPP for issuance under the UK ESPP. Our modification of the ESPP was also effective for the UK ESPP. Consistent with the terms of our ESPP, the options under the UK ESPP are non-compensatory under SFAS 123(R) and accordingly, we have not recognized any stock-based compensation expense associated with our ESPP or UK ESPP during the years ended December 31, 2006, 2005, or 2004.

  Stock Option Assumptions and Activity

        The fair market value of each stock option is estimated using the Black-Scholes option-pricing model, assuming no expected dividends with the following weighted-average assumptions:

	2006	2005	2004
Options granted	542,500	1,088,700	1,212,700
Weighted-average grant date fair value	$4.85	$5.79	$7.99
Expected life (in years)	4.5	5.1	5.2
Expected stock price volatility	42%	48%	56%
Risk-free interest rate	4.31%	3.96%	4.14%

        We derived our estimate of an expected option life based on a review of our historic option holding periods, including a consideration of the holding period inherent in currently vested but unexercised options. We believe that this historical data is currently the best estimate of the expected

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

term of a new option. We reviewed historical data for groups of employees and determined that the type of award was an indicator of the exercise behavior. For 2006, the expected option lives range from 3.3 to 5.5 years.

        We derived the estimated stock price volatility based on a review of our actual historic stock prices commensurate with the expected life of the award. We believe that the historical stock price volatility is an accurate indicator of future stock price performance.

        SFAS 123(R) requires that we estimate forfeitures at the time of grant and that we revise the forfeiture rate, if necessary, in subsequent periods if actual forfeitures differ from these estimates. The term "forfeitures" is distinct from "cancellations" or "expirations" and represents only the unvested portion of the surrendered option. Similar to the analysis for the expected option life, we reviewed historical forfeiture data for groups of employees and determined the appropriate forfeiture rate ranges from 0-23% for the applicable employee group. Therefore, upon adoption of SFAS 123(R) we applied an annual forfeiture rate of 0-23% to all unvested options as of December 31, 2005. We will re-evaluate this analysis quarterly and adjust the forfeiture rate as necessary. Ultimately, the actual expense recognized over the vesting period will only be for those shares that vest.

        The risk-free interest rate is the yield on zero-coupon U.S. Treasury securities for a period that is commensurate with the expected life assumption that is used as the risk-free interest rate.

        A summary of stock option activity under all of our plans for the year ended December 31, 2006 is as follows:

	Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2005	4,880,930	$12.04	—	$—
Granted	542,500	$11.76	—	—
Exercised	(946,462)	$9.97	—	—
Forfeited/Expired	(1,644,688)	$13.30	—	—
Options outstanding at December 31, 2006	2,832,280	$11.97	5.81	$3,434,569
Options exercisable at December 31, 2006	2,204,690	$12.39	5.56	$2,304,412
Options vested and expected to vest in the future at December 31, 2006	2,677,233	$12.08	5.70	$3,200,865

        The total intrinsic value of options exercised (i.e., the difference between the market price at exercise and the price paid by the employee to exercise the options) during the years ended December 31, 2006, 2005, and 2004 was approximately $3.2 million, $1.4 million, and $1.4 million, respectively. The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2006 is based on the difference between the closing price of our common stock on

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

December 31, 2006, which was $11.91, and the exercise price of the applicable option. In calculating the aggregate intrinsic value, we excluded those options whose exercise price was greater than the closing price per share of our common stock as of December 31, 2006.

  Restricted Stock

	Shares	Weighted average grant date fair value
Nonvested at December 31, 2005	190,000	$14.16
Granted	385,000	$11.87
Vested	(124,582)	$12.71
Forfeited	(120,000)	$12.97

Nonvested at December 31, 2006	330,418	$12.47

        The majority of our restricted stock awards vest over a five-year period on a graded vesting schedule. We have valued the restricted stock awards based on the closing price of our common stock on the date of grant, less the nominal consideration received. We record compensation cost on a straight-line basis over the share-vesting period. There were 385,000 grants of restricted stock awards during the year ended December 31, 2006. The weighted average grant date fair value of restricted stock awards granted during the years ended December 31, 2006, 2005, and 2004 was $11.87, $10.91 and $15.14, respectively. We recorded expense associated with our restricted stock awards of approximately $1.6 million for the year ended December 31, 2006. For the years ended December 31, 2005, and 2004, we recorded expense associated with our restricted stock awards of approximately $0.4 million in each period. For the years ended December 31, 2006, 2005, and 2004, the fair value of restricted stock awards that were vested were $1.6 million, $0, and $0, respectively. As of December 31, 2006, we had approximately $3.4 million of unrecognized compensation cost related to restricted stock awards that we expect to recognize as expense over a weighted average period of 2.2 years. As of December 31, 2006, we had 124,582 shares of vested restricted stock awards.

5.    SIGNIFICANT CONTRACTS

Victoria TTA Contract

        On July 26, 2005, Keane Australia Micropayment Consortium Pty Ltd ("Kamco"), a wholly-owned subsidiary of Keane, and the Public Transport Ticketing Body trading as Transport Ticketing Authority (the "TTA") of the State of Victoria, Australia, entered into a $494.0 million AUD, or approximately $367.0 million (based on the exchange rate on that date of $.74285 AUD per $1.00), contract (the "Victoria TTA contract") to deliver a public transit ticketing system for the State of Victoria. Keane has established and is leading a consortium of four transit and technology experts to design, build, implement, and maintain a micropayment smartcard technology system and related equipment for the TTA. Keane's consortium includes automatic fare collection specialists ACS Solutions Schweiz AG (a subsidiary of Affiliated Computer Services, Inc.), ERG, and Giesecke & Devrient Australasia ("G&D").

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        The Victoria TTA contract has a term of approximately 12 years, including two years of development work, referred to as the Build phase, and 10 years of operation and maintenance, referred to as the Operate phase. The Build phase represents the development and implementation of the comprehensive solution including hardware, card distribution and software. The Operate phase represents the maintenance of the software, hardware and comprehensive solution, refurbishments and replacements, hosting and management of the subcontractors. The TTA has an option to extend the contract for an additional two years at the completion of the Operate phase. The Build phase of the project is comprised of 12 phases beginning with the mobilization phase and ending with the operational proving phase. Each phase during the Build phase requires acceptance by the TTA. At the end of the fifth year of the Operate phase, the TTA can cancel the Victoria TTA contract at its option. In connection with the Victoria TTA contract, Keane delivered a guarantee to the TTA (the "Guarantee") pursuant to which Keane has guaranteed certain obligations of Kamco under the Victoria TTA contract.

        Payments under the Victoria TTA contract during the Build phase are based on the completion of milestones during the Build phase. Payments during the Operate phase are based on the level of service provided and are billed monthly. During the Operate phase the TTA may benchmark rates following the fourth and ninth anniversary dates of the Victoria TTA contract and negotiate adjustments if the rates exceed prevailing market costs for comparable services.

        The TTA may terminate the Victoria TTA contract for convenience at any time and pay only for work completed, subject to specified termination fees. These termination fees consist primarily of 1% of the remaining amount of contractual revenues over the 12-year term. During the contract term, the TTA may terminate the Victoria TTA contract for events of default, subject to Kamco's right to cure. Upon the failure to perform by Kamco or its subcontractors, the TTA may step in and take over the role of prime contractor in place of Kamco.

        Kamco has obligations under the Victoria TTA contract with respect to both project management and performance of subcontractors. There are numerous indemnification provisions within the Victoria TTA contract, some of which are customarily included through the normal course of business. We have agreed to hold TTA harmless against losses arising from a breach of representations related to such matters as title to assets sold and licensed or certain intellectual property rights, improper disclosures of confidential information, personal injuries, or property damages. As the prime contractor for the Victoria TTA contract, in certain cases Kamco is entitled to the benefit of corresponding indemnifications from its subcontractors. We also retain the right to enforce the subcontracts and to seek damages for nonperformance from our subcontractors. Subject to a number of exclusions, Kamco's maximum liability is capped at $78.7 million ($100 million AUD). Under the Victoria TTA contract, liquidated damages, for which Kamco may be liable, are assessed at $39,359 ($50,000 AUD) per day for each day the specified phase completion is behind schedule, but are limited to $7.9 million ($10 million AUD). The first $3.9 million ($5 million AUD) in liquidated damages is split evenly amongst Kamco and certain subcontractors. The next $3.9 million ($5 million AUD) is apportioned based on responsibility for the delay. Based on performance to date and our current estimated timeline for the Victoria TTA contract, the TTA could claim prepayment of estimated liquidated damages up to the

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

maximum of $7.9 million ($10 million AUD). The amount of prepaid estimated liquidated damages, if any, would be allocated between Kamco and its subcontractors as described above.

        The Victoria TTA contract also requires that Kamco provide security and performance bonds in the amount of $23.6 million ($30 million AUD) during the two-year Build phase and in the amount of $11.8 million ($15 million AUD) during the 12-year term. One of the banks associated with our credit facility issued a $35.4 million ($45 million AUD) letter of credit dated July 14, 2005 against our credit facility in fulfillment of the security and performance bonds. Keane has guaranteed performance and payment by Kamco in the event that Kamco is unable to complete the work or meet its payment obligations.

        Under EITF No. 00-21 ("EITF 00-21"), "Revenue Arrangements with Multiple Deliverables," in order to account for the deliverables within a contract separately, all delivered items must have standalone value, the vendor must have objective and reliable evidence of fair value of the undelivered item(s) and if the client has a general right of return relative to the delivered item, delivery or performance of the undelivered items must be probably and substantially within the vendor's control. We have concluded that objective evidence of fair value does not exist for all of the elements within the Operate phase. Accordingly, the elements within the Build and Operate phases cannot be separated into multiple units of accounting and therefore, must be accounted for as a single unit of accounting. As a result, we are deferring all revenues and costs directly associated with the delivery of services during the Build phase and we will recognize all revenues and direct costs for the contract over the 10-year period of the Operate phase, currently estimated to begin by the Fourth Quarter of 2007.

        The mobilization phase of the project is complete and during the Fourth Quarter of 2005, we received our first milestone payment of $8.5 million USD ($12 million AUD). During 2006, we received milestone payments of approximately $17.0 million ($21.6 million AUD) from the TTA for performance to date under the terms of the contract. For the years ended December 31, 2006 and December 31, 2005, we deferred all revenues and costs directly associated with the delivery of products and services and expensed approximately $2.9 million and $3.4 million, respectively, in indirect costs. As of December 31, 2006 and December 31, 2005, there was approximately $24.9 million ($31.6 million AUD) and $8.8 million ($12.0 million AUD), respectively, of deferred long-term revenue and approximately $37.0 million ($47.0 million AUD) and $8.6 million ($11.7 million AUD), respectively, of deferred costs included in the accompanying preliminary unaudited consolidated balance sheets. The deferred long-term revenue consists of cash payments received to date. See Note 18 "SEGMENT INFORMATION" for a discussion on the determination of reportable segments.

PacifiCare

        On December 20, 2005, UnitedHealth Group Incorporated, an affiliate of United HealthCare Services, Inc. ("United HealthCare"), completed its acquisition of PacifiCare. On January 20, 2006, we entered into a five-year master services agreement with United HealthCare effective January 1, 2006. Simultaneously, we and PacifiCare terminated our Information Technology Services Agreement, dated January 11, 2002, effective January 1, 2006. Our original Information Technology Services Agreement with PacifiCare provided for an outsourcing arrangement with a 10-year term and $500 million in contract value. As a result of the ending of the original agreement with PacifiCare we received the first

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

of two payments in the amount of $5.05 million in July 2006, which is being recognized over the 18-month period from January 1, 2006 to June 30, 2007. The second installment payment of $5.05 million will be received on July 30, 2007 and will be recognized at such time the amount becomes due in management's judgment. If additional services are procured pursuant to the master services agreement, any remaining portion of the payments will be recognized over the period such services are provided. Under the new master services agreement with United HealthCare we will receive approximately $21 million for a specified level of services provided from January 1, 2006 through June 30, 2007. During 2006, we recognized $24.2 million in revenues under the new master services agreement, which includes a portion of the first installment payment. Revenues from PacifiCare for the year ended December 31, 2006 were approximately $13.8 million lower than revenues from PacifiCare during the year ended December 31, 2005.

6.    MARKETABLE SECURITIES

        The following is a summary of our available-for-sale marketable securities (dollars in thousands):

	Gross unrealized
As of December 31, 2006	Cost	Gains	Losses	Fair value
United States Government obligations	$1,770	$7	$(13)	$1,764
Corporate bonds	12,017	—	(150)	11,867
Municipal bonds	64,864	1	(54)	64,811

Marketable securities, short-term	78,651	8	(217)	78,442

United States Government obligations	2,136	—	(49)	2,087
Corporate bonds	10,798	—	(238)	10,560
Municipal bonds	1,540	—	(17)	1,523

Marketable securities, long-term	14,474	—	(304)	14,170

Total	$93,125	$8	$(521)	$92,612

As of December 31, 2005	Cost	Gains	Losses	Fair value
United States Government obligations	$54,681	$14	$(511)	$54,184
Corporate bonds	29,203	—	(601)	28,602
Municipal bonds	13,149	—	(139)	13,010

Total	$97,033	$14	$(1,251)	$95,796

        The following is a summary of the cost and fair value of our available-for-sale marketable securities at December 31, 2006, by contractual maturity (dollars in thousands):

	Cost	Fair value
Due in one year or less	$75,286	$75,103
Due after one year through three years	16,015	15,720
Due after three years through five years	1,824	1,789

	$93,125	$92,612

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        Proceeds from the sale and maturity of available-for-sale securities were approximately $98.9 million with approximately $9,000 realized gains and $0.1 million realized losses, $70.2 million with $0.1 million realized gains and $0.3 million realized losses and $77.6 million with $0.4 million realized gains and $0.4 million realized losses, for the years ended December 31, 2006, 2005, and 2004, respectively. Realized gains and losses from investments are based on the specific identification method.

        At December 31, 2006 and December 31, 2005, we held available-for-sale securities with an aggregate fair value of approximately $35.1 million and $92.7 million, respectively, that had aggregate gross unrealized losses of approximately $0.5 million and $1.3 million, respectively. Factors considered in determining whether a loss is temporary include the length of time and extent to which the securities have been in an unrealized loss position and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated market recovery. All such securities have been in a continuously declining unrealized loss position for less than 12 months, except for the $14.2 million of long-term marketable securities included in the accompanying preliminary unaudited consolidated balance sheet as of December 31, 2006. As of December 31, 2006, we have classified these securities as long-term as they have been in an unrealized loss position for more than 12 months and mature beyond December 31, 2007. We believe that the impairments to these investments are not other-than-temporary at this time as these securities are all highly rated investments which have been subject to routine market changes that have not been significant to date and we have the ability and intent to hold these investments for a period of time sufficient to allow for the anticipated market recovery.

7.    TRADE ACCOUNTS RECEIVABLE

        Trade accounts receivable consists of the following (dollars in thousands):

As of December 31,	2006	2005
Billed	$93,782	$88,351
Unbilled	80,248	73,701
Allowance for doubtful accounts	(8,284)	(2,535)

Total	$165,746	$159,517

        Trade accounts receivable is presented net of doubtful accounts. The activity in the allowance for doubtful accounts is as follows (dollars in thousands):

Years ended December 31,	2006	2005	2004
Beginning of year balance	$2,535	$2,165	$3,704
Provision/ (recoveries), net	10,053	2,625	2,332
Write-offs	(4,304)	(2,255)	(3,871)

End of year balance	$8,284	$2,535	$2,165

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

8.    PROPERTY AND EQUIPMENT

        Property and equipment consists of the following (dollars in thousands):

As of December 31,	2006	2005
Buildings and improvements	$45,041	$46,776
Office equipment	18,706	16,554
Computer equipment and software	90,521	80,777
Leasehold improvements	15,776	14,645

	170,044	158,752
Less accumulated depreciation and amortization	(96,941)	(81,169)

Total	$73,103	$77,583

        Depreciation expense, including amortization of assets under capital leases, was $15.6 million, $13.2 million, and $12.5 million, for the years ended December 31, 2006, 2005, and 2004, respectively. Computer equipment and software, which includes assets arising from capital lease obligations, were at a cost of $1.0 million and $1.1 million, with accumulated amortization totaling $1.0 million and $1.1 million as of December 31, 2006 and 2005, respectively. Repairs and maintenance costs are expensed as incurred.

        We capitalize the costs of internally developed software with a useful life in excess of one year in accordance with SOP 98-1. We have classified these costs within computer equipment and software. During 2006, 2005, and 2004, we capitalized approximately $0, $0.3 million, and $2.5 million, respectively, which consist primarily of internal and external labor costs associated with internally developed software. As of December 31, 2006, 2005, and 2004, these unamortized capitalized costs, which were related to the implementation of our PeopleSoft Enterprise Resource Planning applications, were approximately $7.7 million, $9.4 million, and $10.3 million, respectively.

        Our principal executive office is located at 100 City Square in Boston, Massachusetts (the "New Facility"). We lease the New Facility from Gateway LLC as described further in Note 17 "RELATED PARTIES, COMMITMENTS, AND CONTINGENCIES." In view of the related party transactions discussed in Note 17, we concluded that during the construction phase of the New Facility, the estimated construction in progress costs for the New Facility would be capitalized in accordance with EITF Issue No. 97-10, "The Effect of Lessee Involvement in Asset Construction." We began occupying the New Facility and making lease payments in March 2003. As a result of the completion of the construction phase and our current occupancy, the related capitalized costs are now classified as "Building" within property and equipment, net, in the accompanying preliminary unaudited consolidated balance sheets. A liability for the same amount appears as accrued building costs in both our short- and long-term liabilities. The costs of the building are being amortized on a straight-line basis over a 39-year useful life.

        We own several condominiums that had in the past been used as an employee benefit. As of December 31, 2006 and December 31, 2005, we have designated these units, with a carrying value of approximately $0.6 million and $1.6 million, respectively, as held for sale within Property and equipment based on the criteria of SFAS 144. As a result of the sale of several condos in 2006, we recognized a gain of approximately $0.5 million in 2006 which was recorded in SG&A in the accompanying preliminary unaudited consolidated statement of income. In 2005, we donated several

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

condos and recorded a loss of $0.3 million in SG&A. There were no condo sales in 2004. We have reached an agreement to sell one of the two remaining condos, with a net book value of $0.5 million, by March of 2007 and expect to sell the final remaining condo also in 2007.

9.    GOODWILL AND OTHER INTANGIBLE ASSETS

        In accordance with SFAS 142, goodwill and indefinite lived intangible assets are no longer amortized, but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Any impairment would be measured based upon the fair value of the related asset based upon the provisions of SFAS 142. There were no impairment losses related to goodwill during the years ended December 31, 2006, 2005, and 2004. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. As of December 31, 2006 and December 31, 2005, all of our goodwill relates to the Professional Services reportable segment.

        The following table presents the change in the carrying amount of goodwill (dollars in thousands):

	2006	2005
Balance as of January 1,	$314,536	$305,965
Goodwill acquired during the year	—	352
Additional purchase price for prior year acquisitions	8,333	10,737
Currency translation adjustment effect	2,921	(2,518)
Adjustments to goodwill balances	(654)	—

Balance as of December 31,	$325,136	$314,536

        During 2006, the additional purchase price recorded includes approximately $8.3 million in earn-out consideration which was achieved or is certain to be achieved as of December 31, 2006 based upon the financial performance of Nims Associates, Inc. ("Nims") and is included in accrued expenses and other liabilities. Additionally, there were adjustments to the goodwill balance of approximately $0.1 million related to the amount held back as part of the Fast Track acquisition, approximately $0.2 million as reduction of goodwill as a result of the sale of our Puerto Rico operation that originated as a result of the acquisition of Metro Inc. and approximately $0.4 million related to the release of a valuation allowance on acquired net operating losses resulting from the expiration of a foreign tax holiday. During 2005, the additional purchase price recorded included approximately $6.7 million in earn-out consideration associated with Nims and $4.0 million associated with our increased ownership in Keane Worldzen. See Note 10 "BUSINESS ACQUISITIONS" for a discussion of our acquired businesses.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        Amortized intangible assets consist of the following:

Intangible assets (dollars in thousands):	Cost	Accumulated Amortization	Net Book Value
As of December 31, 2006
Customer lists	$88,532	$(59,465)	$29,067
Contracts	30,230	(27,508)	2,722
Non-compete agreements	7,524	(7,524)	—
Technology	7,775	(7,620)	155
Tradename	196	(81)	115

Total	$134,257	$(102,198)	$32,059
As of December 31, 2005
Customer lists	$88,532	$(47,482)	$41,050
Contracts	30,111	(25,339)	4,772
Non-compete agreements	7,524	(7,524)	—
Technology	7,775	(6,510)	1,265
Tradename	173	(37)	136

Total	$134,115	$(86,892)	$47,223

        Amortization expense for the years ended December 31, 2006, 2005, and 2004, was approximately $15.2 million, $15.6 million, and $16.2 million, respectively. Future estimated amortization expense is $12.9 million, $11.9 million, $3.7 million, $1.3 million, and $0.7 million for the years ended December 31, 2007, 2008, 2009, 2010, and 2011, respectively.

10.    BUSINESS ACQUISITIONS

Cresta Testing, Inc.

        On June 1, 2005, we acquired Cresta Testing, Inc. ("Cresta"), a software testing company that specializes in managed services, test strategy and training, and functional and performance testing. In exchange for all of the outstanding capital stock of Cresta, we paid $0.6 million in cash, of which $60,000 was held back to secure indemnification obligations of the Cresta stockholders. We also agreed to pay up to an additional $0.5 million in earn-out consideration over two years from the acquisition date, contingent upon the achievement of certain future financial targets. The earn-out consideration is also dependent on the employment of a certain Cresta employee; therefore, in accordance with SFAS No. 141 ("SFAS 141"), "Business Combinations," we will record any additional earn-out consideration as compensation expense. The $60,000 held back was initially deposited as restricted cash and in September 2006 was delivered to the former Cresta shareholders. The acquisition has been accounted for under the purchase method in accordance with SFAS 141 and SFAS No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." The total cost of the acquisition through December 31, 2006 was $0.6 million, which included net assets acquired of approximately $0.4 million. Total assets acquired of $0.7 million consisted primarily of cash of $0.1 million and accounts receivable of $0.6 million. The purchase price allocation was finalized as of December 31, 2005. The operating results of Cresta were included in our preliminary unaudited consolidated statement of operations beginning June 2, 2005.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

ArcStream Solutions, Inc.

        On April 4, 2005, we acquired certain assets and assumed specified liabilities of ArcStream Solutions, Inc. ("ArcStream") for a base purchase price of zero ($0.00) dollars, subject to a working capital adjustment, and an additional earn-out consideration based on the performance of the ArcStream business during the remainder of 2005. The earn-out period ended on December 31, 2005 and no earn-out consideration was paid. ArcStream was a business and technology consulting firm based in Watertown, Massachusetts, that specialized in helping organizations compete through the use of advanced technologies and process improvement. As a former stockholder of ArcStream, John Keane, Jr. would have been entitled to a portion of any additional consideration. John Keane, Jr. was the founder, President, and Chief Executive Officer of ArcStream. He is also the brother of Brian Keane, our former CEO, the son of John Keane, Sr., the Chairman of our Board, and a member of our Board of Directors. In addition, in connection with the transaction, John Keane, Jr., agreed to guarantee certain indemnification obligations of ArcStream and we paid John Keane, Jr. $21,875 pursuant to a consulting arrangement to assist in the transition of the acquired business. The transaction was approved by both our Audit Committee and our Board of Directors. The operating results of the acquired ArcStream assets have been included in our preliminary unaudited consolidated statement of operations beginning April 5, 2005.

netNumina Solutions, Inc.

        On February 28, 2005, we acquired netNumina Solutions, Inc. ("netNumina"), a software development company based in Cambridge, Massachusetts that specialized in technology strategy, architecture, and custom development, to enhance our capabilities in Development and Integration services. In exchange for all of the outstanding capital stock of netNumina, we agreed to pay $5.7 million, of which $0.6 million was held back to secure indemnification obligations of the netNumina stockholders. As of December 31, 2006, we had paid the $5.1 million not held back and during the First Quarter of 2006, the $0.6 million held back was delivered to the former netNumina shareholders. The acquisition has been accounted for under the purchase method in accordance with SFAS 141 and SFAS 142. The total cost of the transaction through December 31, 2006 was $4.8 million, which included net assets of approximately $5.2 million. Total assets acquired of $7.8 million consisted primarily of cash of $4.6 million and accounts receivable of $2.3 million. In connection with the purchase price allocation we recorded a $0.5 million fair value adjustment to reduce property and equipment that resulted from an excess book value of the assets acquired over the purchase price and recorded deferred tax assets of $2.0 million. As a result, we have not recorded any goodwill or intangible assets in connection with this acquisition. The valuation and purchase price allocation were finalized as of December 31, 2005. The operating results of netNumina were included in our preliminary unaudited consolidated statements of income beginning March 1, 2005.

        At the date of the acquisition of netNumina, we entered into a plan to reduce its workforce by eight non-billable employees. As a result, we initially recorded a restructuring liability of $1.0 million related to severance, all of which has been paid as of December 31, 2006. In accordance with EITF Issue No. 95-3 ("EITF 95-3"), "Recognition of Liabilities in Connection with a Purchase Business Combination," these costs, which are not associated with the generation of future revenues and have no

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

future economic benefit, were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired.

Fast Track Holdings Limited

        On July 13, 2004, we acquired Fast Track Holdings Limited ("Fast Track"), a privately held consulting firm based in the United Kingdom that manages the design, integration, and deployment of large-scale SAP implementations. In exchange for all of Fast Track's outstanding capital stock, we paid approximately $3.4 million in cash, which included transaction costs and $0.6 million which was held in escrow to secure indemnification obligations of the Fast Track shareholders. We also agreed to pay up to an additional approximately $5.0 million in earn-out consideration over the two years from acquisition, contingent upon the achievement of certain future financial targets. We delivered the hold back to the former Fast Track shareholders in August 2006. Based on Fast Track's financial results through July 31, 2005, the first earn-out totaling approximately $2.0 million was not achieved. Payment for earn-out consideration earned through July 31, 2006, could have been up to approximately $2.9 million, but based on the financial performance through July 2006, the second earn-out was not achieved. The acquisition was accounted for under the purchase method in accordance with SFAS 141 and SFAS 142. The portion of the purchase price related to the intangible assets was finalized and identified utilizing standard valuation procedures and techniques. The total cost of the acquisition through December 31, 2006 was $4.1 million, which included net assets acquired of approximately ($0.2) million, goodwill of approximately $3.1 million and intangible assets of approximately $1.1 million, the majority of which was amortized on a straight-line basis over two years, and approximates the expected period of benefit. Total assets acquired of $2.1 million consisted primarily of accounts receivable of $1.9 million. The operating results of Fast Track were included in our preliminary unaudited consolidated statement of operations beginning July 14, 2004.

        At the date of acquisition, we entered into a plan to exit certain activities, to consolidate facilities and to implement a workforce reduction. As a result, we recorded a restructuring liability of $0.3 million related to the lease obligations and certain other costs for those facilities and $0.1 million related to severance and retention, all of which has been paid as of December 31, 2006. In accordance with EITF 95-3, these costs, which are not associated with the generation of future revenues and have no future economic benefit, were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired.

Nims Associates, Inc.

        On February 27, 2004, we acquired Nims Associates, Inc. ("Nims"), an information technology and consulting services company with offices in the Midwest and Advanced Development Centers ("ADCs") in Indianapolis and Dallas, to expand our client base, primarily in the financial and insurance industries. In exchange for all of Nims' outstanding capital stock, we paid $18.2 million in cash to the shareholders of Nims, with the potential to pay up to an additional $15.0 million in earn-out consideration over the three years following the acquisition, contingent upon the achievement of certain future financial targets. The acquisition was accounted for under the purchase method in accordance with SFAS 141 and SFAS 142. The additional payments for earn-out consideration were accounted for as additional purchase price. The first earn-out was achieved as of March 1, 2005 and, as a result, we

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

paid $3.3 million in earn-out consideration in April 2005 and recorded a corresponding increase in Goodwill. Based on the financial performance as of December 31, 2005, the second earn-out of $3.3 million was also achieved and paid in April 2006. As of December 31, 2006, based on the financial performance as of December 31, 2006, the final earn-out of $8.3 million was achieved or is certain to be achieved and is included in accrued expenses and other liabilities. We expect to pay the $8.3 million earn-out by the Second Quarter of 2007. The total cost of the acquisition through December 31, 2006 was $37.8 million, which includes net assets acquired of approximately $5.4 million, goodwill of approximately $25.4 million and intangible assets of $7.0 million. The intangible assets are primarily amortized on a straight-line basis over 10 years, which approximates the expected period of benefit. Total assets acquired of $8.8 million consisted primarily of accounts receivable of $5.6 million. The portion of the purchase price related to the intangible assets was finalized and identified by utilizing standard valuation procedures and techniques.

        At the date of acquisition, we entered into a plan to exit certain activities, to consolidate facilities and to implement a workforce reduction of 22 non-billable employees. As a result, we recorded a restructuring liability of $1.3 million related to the lease obligations and certain other costs for those facilities and $0.3 million related to severance and retention, of which all of the severance was paid and $0.8 million for the lease obligations was paid as of December 31, 2006. In accordance with EITF 95-3, these costs, which were not associated with the generation of future revenues and had no future economic benefit, were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. As of December 31, 2006, the plan has been completed and there is no remaining liability associated with the lease obligation costs.

        The unaudited pro forma combined statements of income below present our historical statements and our acquisition of Nims on February 27, 2004 as if the purchase had occurred at January 1, 2004. The following unaudited pro forma combined financial information is presented for comparative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had the purchase occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations (dollars in thousands, except per share data):

2004
Unaudited
Revenues	$920,048
Net income (1)	32,481
Basic earnings per share	0.52
Diluted earnings per share	0.49

(1)
See Note 3 "EARNINGS PER SHARE" for reconciliation of net income as reported to net income used in calculation of diluted earnings per share.

Keane Worldzen

        On October 17, 2003, we acquired a controlling interest in Keane Worldzen Inc. ("Keane Worldzen"), a privately held Business Process Outsourcing ("BPO") firm. In connection with the

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

acquisition, we paid $9.0 million to acquire the Series A preferred shares of Worldzen Holdings Limited held by an unrelated third party. We contributed to Keane Worldzen our Worldzen Holdings Limited shares, $4.3 million in cash and certain assets of our Keane Consulting Group ("KCG"), our business consulting arm. This transaction was accounted for under the purchase method in accordance with SFAS 141 and SFAS 142. As a result of the initial transaction, we owned approximately 62% of Keane Worldzen's outstanding capital stock. The former majority shareholders of Worldzen Holdings Limited contributed their Worldzen Holdings Limited shares to Keane Worldzen in exchange for approximately 38% of Keane Worldzen's outstanding capital stock and are currently members of Keane Worldzen's management. The assets and liabilities contributed to Keane Worldzen were recorded in relation to each shareholder's ownership percentage in Keane Worldzen as follows: (i) carryover basis related to assets and liabilities contributed to Keane Worldzen for which the individual shareholder had a prior interest; and (ii) fair value for assets and liabilities for which an individual shareholder had no prior interest. The acquisition was intended to strengthen our position in the BPO market. As a result, we initially recorded goodwill of approximately $13.8 million in the accompanying preliminary unaudited consolidated balance sheets.

        On April 1, 2005, we increased our equity position in Keane Worldzen pursuant to the purchase option discussed below to approximately 81% with an additional capital contribution of approximately $5.0 million in cash and $3.0 million from the conversion of existing cash advances to equity. We purchased approximately 36.0 million shares at a cost of approximately $.22 per share. As a result of the additional capital contribution, we continue to consolidate the results of Keane Worldzen, but are also able to consolidate its results for tax purposes beginning April 1, 2005. Upon our additional capital contribution, the minority interest shareholders owned approximately 19% of the issued and outstanding capital stock of Keane Worldzen. In December 2005, the minority shareholders executed their right under the first put option to require us to purchase approximately 5% of their shares for a stated value of $2.8 million as discussed below. As a result, we paid the $2.8 million for an additional 5% ownership interest associated with the first put option and as of December 31, 2006, own approximately 86% of the issued and outstanding capital stock of Keane Worldzen.

        In connection with our acquisition of a controlling interest in Keane Worldzen in October 2003, we obtained the right to purchase certain of the remaining shares held by the minority shareholders of Keane Worldzen at different times during 2006 to 2009 ("call options") and the right to acquire additional shares directly from Worldzen at a fixed price stated at the acquisition date through 2005 ("purchase option"). Our purchase option allowed us to purchase additional shares directly from Worldzen to obtain up to 80% of the total outstanding shares of Worldzen through December 31, 2005. Our first call option is exercisable during the period beginning on January 1, 2006 and ending on December 31, 2006, is based on the same fixed price as is the purchase option and allows us to acquire up to 80% of the total outstanding shares of Worldzen at the time the first call option is exercised. The fair value of the purchase and first call option, using a Black-Scholes valuation model, was approximately $3.8 million and was recorded at the original acquisition date. During 2005, we acquired 80% of the outstanding shares of Keane Worldzen through the exercise of the purchase option and reclassified the value of the purchase and first call option to goodwill. The other call options are exercisable at the fair market value of the underlying shares to obtain specified ownership levels during the call periods, which are exercisable at certain times during the period January 1, 2007 through

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

December 31, 2009. Since these other call options can only be exercised at the fair value of the underlying shares, no amounts have been recorded for these call options in our preliminary unaudited consolidated financial statements.

        Also in connection with the acquisition, the minority shareholders were given the right to require us to purchase certain of their remaining shares at various times ("put options") subject to the achievement of certain operating and financial milestones related to Keane Worldzen's business performance. The first put option, the term of which was October 17, 2003 through December 31, 2005, was exercisable based on a stated value for the underlying shares of $2.8 million and was exercised and paid in December 2005. The fair value of this put option, using a Black-Scholes valuation model, was approximately $279,000 at the acquisition date and was recognized as compensation expense in the accompanying preliminary unaudited consolidated financial statements through December 31, 2005. The other put options are exercisable at fair market value for the underlying shares during the put periods, which are exercisable at certain times during the period January 1, 2008 through March 1, 2010. Because these other put options can only be exercised at the fair value of the underlying shares, no amounts have been recorded as of December 31, 2006 for these put options in our preliminary unaudited consolidated financial statements.

        The results of operations of these acquired companies have been included in our preliminary unaudited consolidated statements of income from the dates of acquisition. The excess of the purchase price over the fair value of the net assets has been allocated to identifiable intangible assets and goodwill. Identifiable intangible assets associated with these acquisitions are being amortized on a straight-line basis over periods ranging from two to 10 years and approximate the expected periods of benefit. Pro forma results of operations for Cresta, ArcStream, netNumina, and Fast Track have not been provided since these acquisitions were not material either individually or in the aggregate in the year of acquisition.

11.    ACCRUED EXPENSES AND OTHER LIABILITIES

        Accrued expenses and other liabilities consist of the following (dollars in thousands):

As of December 31,	2006	2005
Accrued building costs	$588	$541
Accrued employee benefits	4,915	6,556
Accrued deferred compensation	8,750	8,034
Purchased services	7,079	9,801
Nims earn-out accrual	8,333	3,333
Other	15,891	18,792

	$45,556	$47,057

        Refer to Note 15 "BENEFIT PLANS" for additional information.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

12.    CONVERTIBLE SUBORDINATED DEBENTURES (See Note 1 "SUBSEQUENT EVENTS")

        In June 2003, we issued in a private placement $150.0 million principal amount of 2.0% Convertible Subordinated Debentures due 2013. The Debentures are unsecured and subordinated in right of payment to all of our senior indebtedness. The Debentures accrue regular interest at a rate of 2.0% per year. Interest is payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2003. Beginning with the six-month interest period commencing June 15, 2008, we will pay additional contingent interest during any six-month interest period if the trading price of the Debentures for each of the five trading days immediately preceding the first day of the interest period equals or exceeds 120% of the principal amount of the Debentures. During any interest period when contingent interest is payable, the contingent interest payable per $1,000 principal amount of Debentures will equal 0.35% calculated on the average trading price of $1,000 principal amount of Debentures during the five trading days immediately preceding the first day of the applicable six-month interest period and will be payable in arrears.

        The Debenture holders have the right to require us to repurchase all or a portion of their Debentures on June 15, 2008. The Debenture holders may also require us to repurchase all or a portion of their Debentures upon a designated event, as defined in the indenture governing the Debentures. To the extent the Debentures are redeemed, we would be required to pay the related deferred taxes, which have been recorded as of December 31, 2006 and were approximately $17.9 million (see Note 16 "INCOME TAXES"). In addition, on or after June 15, 2008, we may, by providing at least 30-day notice to the holders, redeem any of the Debentures at a redemption price equal to 100% of the principal amount of the Debentures, plus accrued interest and unpaid interest, if any, and liquidated damages, if any, to, but excluding, the redemption date.

        The Debentures are convertible at the option of the holder into shares of our common stock at an initial conversion rate of 54.4989 shares per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of approximately $18.349 per share, subject to adjustments, prior to the close of business on the final maturity date only under the following circumstances: (a) during any fiscal quarter commencing after September 30, 2003, and only during such fiscal quarter, if the closing sale price per share of our common stock exceeds 120% of the conversion price (approximately $22.019) for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; (b) during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of Debentures for each day of that period was less than 98% of the product of the closing sale price per share of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Debentures; (c) if the Debentures have been called for redemption; or (d) upon the occurrence of specified corporate transactions. In addition, if the Merger is completed, the Debenture holders will have the right to redeem any of the Debentures at a redemption price equal to 100% of the principal amount of the Debentures. See Note 3 "EARNINGS PER SHARE" for further discussion of the Debentures.

        See Note 1 "SUBSEQUENT EVENTS" for a discussion of the impact on our obligations relating to the Debentures of not timely filing our Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC and any restatement of our financial statements as a result of the ongoing option review.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        Debt issuance costs related to the debentures were approximately $4.4 million and are included in Other assets, net, in the accompanying preliminary unaudited consolidated balance sheets. These costs are being amortized to interest expense over five years. As of December 31, 2006 and December 31, 2005, the unamortized debt issuance costs were approximately $1.3 million and $2.2 million, respectively.

13.    RESTRUCTURING CHARGES

        All of our restructuring charges relate to the Professional Services reportable segment.

Workforce reductions

        During 2006, we implemented a multi-faceted internal reorganization, which we call the "One Keane Transformation." Our goals in implementing the One Keane Transformation included: the replacement of our current regional operations structure with an overlapping structure including regional client relationship organizations, delivery organizations based on global practices and vertical industry expertise, and global shared services for sales and human resources, aimed at lowering cost.

        During the Third Quarter ended September 30, 2006, we reduced our workforce by seven employees who had expected termination dates in the Fourth Quarter of 2006 due to our One Keane Transformation. The employees affected in the reductions were all non-billable and we believe were employees whose roles could be reduced based upon the current business needs in their respective locations. As a result, we recorded approximately $0.1 million of severance costs.

        Also in connection with the One Keane Transformation, during the Second Quarter of 2006 we reduced our workforce at certain locations by 59 employees, most of whom had an expected termination date in the Second and Third Quarters of 2006. The employees affected in the reduction were non-billable and billable and we believe were employees whose roles could be reduced based upon the current business needs in their respective locations. As a result, we recorded approximately $1.4 million for severance costs during the Second Quarter ended June 30, 2006 in the accompanying preliminary unaudited consolidated financial statements.

        Additionally, in connection with the One Keane Transformation, during the First Quarter of 2006 we reduced our workforce at certain locations by 53 employees, most of whom had an expected termination date in the First Quarter of 2006. The employees affected in the reduction were both non-billable and billable and we believe were employees whose roles could be reduced based upon the current business needs in their respective locations. As a result, we recorded approximately $1.3 million for severance costs in the accompanying preliminary unaudited consolidated financial statements. Of this amount, approximately $0.5 million related to personnel in the UK and approximately $0.8 million related to personnel from the U.S. As of December 31, 2006, the remaining liability related to these charges from the First, Second, and Third Quarters of 2006 is $0.1 million, which we expect to pay by the Second Quarter of 2007. Cash expenditures during the year ended December 31, 2006 that related to these workforce reductions were approximately $2.7 million. In accordance with SFAS No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities," for those employees

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

whose service period was greater than 60 days, the expense is being booked ratably over the service period, which we expect to continue through the Second Quarter of 2007.

        In connection with the netNumina acquisition discussed in Note 10 "BUSINESS ACQUISITIONS", we entered into a plan to reduce the workforce by eight employees, most of whom had an expected termination date in the Second Quarter of 2005. The employees affected in the reduction were non-billable personnel whose responsibilities have been integrated into our existing operations to realize the synergies of the two operations. We recorded a liability of $1.0 million associated with severance and other termination benefits and the plan was complete as of September 30, 2005. In accordance with EITF 95-3, these costs were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. Cash expenditures related to netNumina severance costs during the years ended December 31, 2006 and December 31, 2005 were $0.2 million and $0.8 million, respectively. As of December 31, 2006, there was no liability remaining.

        In connection with the Fast Track acquisition discussed in Note 10 "BUSINESS ACQUISITIONS", we entered into a plan to reduce the workforce by seven employees, most of whom had a termination date of October 31, 2004. The employees affected in the reduction were non-billable personnel whose responsibilities were integrated into our existing operations to realize the synergies of the two operations. We recorded a liability of approximately $0.1 million associated with severance, retention, and other termination benefits, completed the plan by March 31, 2005, and paid the entire $0.1 million in severance and retention. In accordance with EITF 95-3, these costs were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired.

        In connection with the Nims acquisition discussed in Note 10 "BUSINESS ACQUISITIONS", we entered into a plan to reduce the workforce by 22 employees, most of whom had a termination date of April 30, 2004. The employees affected in the reduction were non-billable personnel whose responsibilities were integrated into our existing operations to realize the synergies of the two operations. We recorded a liability of $0.3 million associated with severance, retention and other termination benefits and, by March 31, 2005, had completed the plan and paid $0.3 million in severance and retention. In accordance with EITF 95-3, these costs were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired.

Branch office closures

        During the Fourth Quarter of 2006, we accrued $0.5 million for the restructuring of real estate locations that we vacated. Also during the Fourth Quarter of 2006, we performed an evaluation of our restructuring balance for properties restructured in prior periods and determined we had approximately $0.2 million of net excess cost accrued due to early lease terminations, lower facility costs and unanticipated subleases. As a result, we recorded a $0.2 million expense reduction during the Fourth Quarter of 2006.

        During December 2005, in accordance with SFAS 146, we accrued $0.6 million for a restructuring of one of our real estate locations that we vacated. Also during the Fourth Quarter of 2005, we performed an evaluation of our restructuring balances for properties restructured in prior periods and determined we had approximately $0.6 million in excess cost over our current needs. This change in estimate was a result of negotiating early lease terminations, obtaining a subtenant, or lower facility

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

costs. The net impact of these actions did not have an effect on our preliminary unaudited consolidated statement of income. Cash expenditures for the years ended December 31, 2006 and 2005 related to the 2005 property restructuring were $0.5 million and $0, respectively. As of December 31, 2006 and December 31, 2005, the remaining reserve balances were $0.1 million and $0.6 million, respectively.

        During December 2004, in accordance with SFAS 146, we accrued $2.3 million for a restructuring of one of our real estate locations that we vacated. During the Fourth Quarter of 2004, we performed an evaluation of our restructuring balances for properties restructured in prior periods and determined that we had excess costs accrued of $2.4 million, as a result of negotiating early lease terminations or obtaining a subtenant. The net impact of these actions resulted in a net expense reduction to the restructuring charge of $0.1 million in the Fourth Quarter of 2004 in our preliminary unaudited consolidated statement of income. Cash expenditures during the years ended December 31, 2006 and 2005 related to the 2004 property restructurings totaled approximately $0.4 million for both periods, net of sublease income of approximately $0.3 million and $15,000, respectively. As of December 31, 2006 and 2005, the remaining reserve balances were $1.5 million and $2.1 million, respectively.

        In connection with the Fast Track acquisition noted above, we entered into a plan to exit certain activities and to consolidate certain facilities. As a result, we recorded a restructuring liability of $0.4 million related to the lease obligation and certain other costs for one facility. In accordance with EITF 95-3, these costs, which were not associated with the generation of future revenues and had no future economic benefit, were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. The total restructuring liability was paid in the First Quarter of 2005.

        In connection with the Nims acquisition noted above, we entered into a plan to exit certain activities and to consolidate certain facilities. As a result, we recorded an initial restructuring liability of $1.4 million related to the lease obligation and certain other costs for eight facilities. During the Fourth Quarter of 2004, we revised our original estimate for Nims-related lease obligations and reduced the accrual by $0.1 million. In accordance with EITF 95-3, these costs, which were not associated with the generation of future revenues and had no future economic benefit, were reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. Additionally, during the Fourth Quarter of 2006, we performed an evaluation of our restructuring balance for properties restructured in prior periods and determined that we had excess costs accrued of $0.1 million due to early lease terminations, lower facility costs and unanticipated subleases, which resulted in a net expense reduction and was reflected in our preliminary unaudited consolidated statement of income for the period. Cash expenditures for the years ended December 31, 2006 and December 31, 2005 related to all Nims-related branch office closings totaled approximately $0.1 million and $0.3 million, respectively, which is net of approximately $0.1 million, for each period, of sublease payments received. As of December 31, 2006 and December 31, 2005, the remaining reserve balances were $0.3 million and $0.5 million, respectively.

        During December 2003, in accordance with SFAS 146, we accrued $0.9 million for a restructuring of two of our real estate locations from which we no longer were receiving economic benefit. Additionally, during the Fourth Quarter of 2003, we performed an evaluation of our restructuring balances for properties restructured in prior periods and determined as a result of negotiating early lease terminations or obtaining a subtenant had approximately $1.0 million in excess costs accrued. In

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

prior years, in accordance with EITF Issue No. 94-3 ("EITF 94-3"), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)," we performed reviews of our business strategy and concluded that consolidating some of our branch offices was key to our success. Cash expenditures for the year ended December 31, 2006 and December 31, 2005 for all branch office closings relating to restructuring charges in 2003 and prior years were $0.9 million and $2.1 million, respectively, which is net of approximately $0.7 million and $1.2 million, respectively, of sublease payments received. As of December 31, 2006 and December 31, 2005, the total remaining reserve balance for branch office closings relating to restructuring in 2003 and prior years was $1.5 million and $2.3 million, respectively.

        A summary of restructuring activity during 2006, 2005, and 2004, which is reported in the accompanying preliminary unaudited consolidated balance sheets, is as follows (dollars in thousands):

	January 1, 2004 Balance	Cash Expenditures, Net	Change in current and prior year's estimate	Charges in Fiscal 2004	Acquisition Related Charges in Fiscal 2004	December 31, 2004 Balance
Branch office closures and other expenditures by year of action
1999	$157	$(115)	$(23)	$—	$—	$19
2000	478	(473)	—	—	—	5
2001	2,343	(1,754)	(30)	—	—	559
2002	9,934	(3,661)	(1,995)	—	—	4,278
2003	870	(318)	(318)	—	—	234
2004	—	(402)	(11)	2,266	1,638	3,491

	13,782	(6,723)	(2,377)	2,266	1,638	8,586
2002 Workforce reduction	24	(24)	—	—	—	—
2003 Workforce reduction	214	(214)	—	—	—	—
2004 Workforce reduction	—	(363)	—	—	454	91

Total Restructuring Balance	$14,020	$(7,324)	$(2,377)	$2,266	$2,092	$8,677

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

	January 1, 2005 Balance	Cash Expenditures, Net	Change in current and prior year's estimate	Charges in Fiscal 2005	Acquisition Related Charges in Fiscal 2005	December 31, 2005 Balance
Branch office closures and other expenditures by year of action
1999	$19	$—	$(19)	$—	$—	$—
2000	5	41	32	—	—	78
2001	559	(202)	(114)	—	—	243
2002	4,278	(1,762)	(581)	—	—	1,935
2003	234	(141)	(78)	—	—	15
2004	3,491	(1,082)	179	—	—	2,588
2005	—	—	—	581	—	581

	8,586	(3,146)	(581)	581	—	5,440
2004 Workforce reduction	91	(91)	—	—	—	—
2005 Workforce reduction	—	(821)	—	—	985	164

Total Restructuring Balance	$8,677	$(4,058)	$(581)	$581	$985	$5,604

	January 1, 2006 Balance	Cash Expenditures, Net	Change in current and prior year's estimate	Charges in Fiscal 2006	Acquisition Related Charges in Fiscal 2006	December 31, 2006 Balance
Branch office closures and other expenditures by year of action
2000	$78	$(9)	$(60)	$—	$—	$9
2001	243	(50)	(147)	—	—	46
2002	1,935	(813)	276	—	—	1,398
2003	15	(3)	—	—	—	12
2004	2,588	(434)	(309)	—	—	1,845
2005	581	(514)	—	—	—	67
2006	—	—	—	487	—	487

	5,440	(1,823)	(240)	487	—	3,864
2005 Workforce reduction	164	(164)	—	—	—	—
2006 Workforce reduction	—	(2,653)	—	2,787	—	134

Total Restructuring Balance	$5,604	$(4,640)	$(240)	$3,274	$—	$3,998

The restructuring balance is included in current accrued restructuring and accrued long-term restructuring costs in the accompanying preliminary unaudited consolidated balance sheets.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

14.    CAPITAL STOCK

        On October 24, 2006, we announced the approval by our Board of Directors of the repurchase of 3.0 million shares of our common stock pursuant to a stock repurchase program ("the October 2006 Program"). The repurchases may be made on the open market or in negotiated transactions, and the timing and amount of shares to be purchased will be determined by our management based on its evaluation of market and economic conditions and other factors. Unless terminated earlier by resolution of our Board of Directors, the October 2006 Program will expire upon the earlier of the date we repurchase all shares authorized for repurchase thereunder or October 23, 2007.

        On October 25, 2005, we announced that our Board of Directors had authorized us to repurchase an additional 3 million shares of our common stock over the subsequent 12 months effective October 20, 2005. Between May 1999 and December 31, 2006, we invested approximately $324.0 million to repurchase approximately 25.9 million shares of our common stock under 13 separate authorizations. The additional paid in capital was reduced to zero as of December 31, 2005 as a result of our cumulative share repurchases. During the year ended December 31, 2006, we repurchased a total of approximately 726,800 shares of common stock for approximately $9.3 million. See "Preliminary Management's Discussion and Analysis of Financial Condition and Results of Operations, "LIQUIDITY AND CAPITAL RESOURCES" for further discussion on share repurchases.

        During the year ended December 31, 2006, a total of 1,195,124 shares of our common stock were exercised or purchased by participants under our stock option plans, ESPP, and UK ESPP. In addition, we granted 385,000 shares of restricted stock during the year ended December 31, 2006.

        As of December 31, 2006, there was approximately $1.3 million of capital stock subscriptions receivable that related to stock option exercises in December 2006 where the transfer agent had not yet remitted the proceeds included in Accounts receivable-Other, net in the accompanying preliminary unaudited consolidated balance sheet. We received the $1.3 million payment for the subscriptions in January 2007.

        Effective July 1, 2004, companies incorporated in Massachusetts became subject to the Massachusetts Business Corporation Act, Chapter 156D. Chapter 156D provides that shares that are reacquired by a company become authorized but unissued shares. As a result, Chapter 156D eliminates the concept of "treasury shares" and provides that shares reacquired by a company become "authorized but unissued" shares. Accordingly, as of July 2, 2004, we redesignated our existing treasury shares, at an aggregate cost of $141.5 million, as authorized but unissued and allocated this amount to the common stock's par value and additional paid in capital.

        On January 13, 2004, we announced that our Board of Directors had voted to convert all of our outstanding shares of Class B common stock into shares of our common stock on a one-for-one basis, effective February 1, 2004. Class B shares were entitled to 10 votes per share whereas shares of our common stock are entitled to only one vote per share on matters submitted to shareholders for vote. As of January 31, 2004, the Class B common stock represented less than 1% of the total of our outstanding shares of our Class B common stock and our common stock, net of treasury stock, but had approximately 4.3% of the combined voting power of our outstanding shares of our Class B common stock and our common stock, net of treasury stock.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        Subsequent to February 1, 2004, we have two classes of stock: preferred stock and common stock. Holders of common stock are entitled to one vote for each share held. The Board of Directors is authorized to determine the rights, preferences, privileges, and restrictions of any series of preferred stock, and to fix the number of shares of any such series.

15.    BENEFIT PLANS

        INCENTIVE COMPENSATION PLANS:    We have established incentive compensation plans for certain officers and selected employees. Payments under the plans are based on actual performance compared to stated plan objectives. Compensation expense under the plans in 2006, 2005, and 2004 was approximately $27.4 million, $26.5 million, and $22.6 million, respectively. In addition, management may award discretionary bonuses based upon an individual's performance and/or contribution to the Company.

        DEFERRED COMPENSATION, SAVINGS, AND PROFIT SHARING PLANS:    During 1984, we established a deferred savings and profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan enables eligible employees to reduce their taxable income by contributing up to 25% of their salary to the plan. After one year of employment, we contribute $0.50 for each pre-tax dollar deferred, up to 6.0% of eligible employee's annual salary contributed. We may elect to make an additional discretionary contribution to the plan based on our profitability each year. Our match and discretionary contributions, if any, vest 25% each year and are fully vested after five years of employment. Our contributions for 2006, 2005 and 2004 amounted to approximately $7.3 million, $7.5 million, and $7.6 million, respectively. In addition, our UK subsidiary offers a defined contribution plan whereby the UK subsidiary provides employer contributions ranging from 6.0% to 9.5% of the employee's annual salary based on the employees' length of service. The UK employer contributions under the UK defined contribution for 2006, 2005, and 2004, were approximately $1.1 million, $1.2 million, and $1.1 million, respectively.

        In addition, we have a deferred compensation plan for officers and eligible employees. The deferred compensation plan allows the participants to reduce their taxable income by contributing 5-50% of their annual salary and 10-90% of their bonus or incentive compensation to the plan. We may make discretionary contributions to the plan based on individual or corporate performance. The amounts deferred earn a yield as determined by the benchmark investments selected by the participant. As of December 31, 2006 and 2005, approximately $8.8 million and $8.0 million, respectively, were accrued under this plan and are included in accrued expenses and other liabilities in the accompanying preliminary unaudited consolidated balance sheets.

        Upon enrollment into the deferred compensation plan, employees make investment elections for contributions. Earnings and losses on contributions based on these investment elections are recorded as a component of compensation expense in the period earned. We have purchased a company-owned life insurance contract, to invest the contributions and to fund payment of these amounts and related earnings, in the amount of $8.0 million and $7.1 million as of December 31, 2006 and 2005, respectively, which approximates the total employee voluntary contributions into the plan. In 2006 and 2005, there were no discretionary contributions. The value of this life insurance contract has been

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

recorded as a component of other long-term assets in the accompanying preliminary unaudited consolidated balance sheets.

  DEFINED BENEFIT PLANS:

  The Gratuity Plan

        We provide our employees in India with benefits under a defined benefit plan (the "Gratuity Plan") as required by India law. The Gratuity Plan provides a lump sum payment to vested employees on retirement or on termination of employment in an amount based on the respective employee's salary and years of employment with us. We determine our liability under the Gratuity Plan by actuarial valuation using the projected unit credit method. Under this method, we determine our liability based upon the discounted value of salary increases until the date of separation arising from retirement, death, resignation, or other termination of services. Critical assumptions used in measuring the plan expense and projected liability under the projected unit credit method include the discount rate and the expected increase in the compensation rates. We evaluate these critical assumptions at least annually. We periodically evaluate and update other assumptions used in the projected unit credit method involving demographic factors, such as retirement age and turnover rate, to reflect our actual experience.

        The discount rate enables us to state expected future cash flows at a present value on the measurement date, which is December 31. The discount rate we use is equal to the yield on high-quality fixed-income investments in India at the measurement date. As of December 31, 2006 and 2005, the discount rate was 8.0% for both years and the expected increase in compensation was 15.0%, also for both years. A lower discount rate increases the present value of benefit obligations and therefore increases gratuity expense. Since our Gratuity Plan is unfunded, we have not assumed any returns on assets. The Gratuity Plan expense was $0.5 million, $0.3 million and $0.3 million for the years ended December 31, 2006, 2005, and 2004, respectively. As of December 31, 2006 and 2005, the amount accrued under the Gratuity Plan represents the project benefit obligation and was approximately $1.8 million and $1.5 million, respectively, and is included in accrued compensation in the accompanying preliminary unaudited consolidated balance sheet.

UK Defined Benefit Plan

        Our United Kingdom ("UK") defined benefit plan ("DBP") provides pension benefits to employees of our UK subsidiary who were active on August 4, 1999, and not to employees who joined after that date. Benefits are based on the employees' compensation and service. Our policy is to fund amounts required by applicable government regulations. Total pension expense for 2006, 2005, and 2004 was approximately $0.7 million, $0.7 million, and $1.2 million, respectively.

        During the First Quarter of 2004, we decided to close our UK DBP to future salary accruals effective April 1, 2004. Accordingly, we accounted for the closing of the UK DBP as a curtailment under SFAS No. 88 ("SFAS 88"), "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." In 2004, we recorded a curtailment loss of approximately $0.2 million to expense the unrecognized prior service cost, and we recorded an additional required minimum liability of approximately $6.6 million through Accumulated other

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

comprehensive loss in the accompanying preliminary unaudited consolidated balance sheets. In 2006, we recorded a net decrease in the required minimum pension liability of approximately $0.9 million through Accumulated other comprehensive loss. In 2005, we recorded an additional required minimum pension liability of $2.8 million through Accumulated other comprehensive income.

Assumptions

        The following tables summarize the benefit costs and the weighted average assumptions associated with our UK DBP (dollars in thousands):

Years ended December 31,	2006	2005	2004
Components of net periodic benefit cost:
Service cost—benefits earned during the period	$59	$58	$277
Interest cost on projected benefit obligations	2,157	1,906	1,807
Expected return on plan assets	(2,149)	(1,752)	(1,563)
Net amortization and deferral—amortization of unrecognized net loss	591	444	491

Net periodic pension cost	658	656	1,012

Curtailment loss	—	—	183

Net periodic pension cost after allowance for curtailment	$658	$656	$1,195

        The actuarial assumptions used are based on market interest rates, past experience, and management's best estimate of future economic conditions. Changes in these assumptions may impact future benefit costs and obligations. We change key employee benefit plan assumptions in response to current conditions in the securities market. The discount rate has been lowered from 5.40% in 2004 to 4.9% in 2005 and increased to 5.35% in 2006 and is based on AA rated corporate bond yields of similar duration as the liabilities of the UK DBP. The expected rate of return on pension plan assets has remained at 7.75% for 2004, 2005, and 2006.

Years ended December 31,	2006	2005	2004
Weighted average assumptions:
Discount rate at end of the year	5.35%	4.90%	5.40%
Expected return on plan assets for the year	7.75	7.75	7.75
Rate of compensation increase at end of the year*	—	—	—
Discretionary pension increased LPI** pension increases	—	—	—
LPI pension increases	3.10	2.90	2.80
Statutory revaluation of benefits (GMP)***	3.50	3.50	3.50

*
In 2004, the UK DBP was curtailed.

**
Limited Price Indexation

***
(Guaranteed Minimum Pension)

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

Plan Assets

        The percentages of the fair value of the UK DBP assets by major category are as follows:

	Percentage of Plan Assets
As of December 31,	2006	2005
Hedge Fund	48%	45%
Equity securities	21	47
Cash	18	—
Debt securities	8	5
Real estate	5	3
Total	100%	100%

Investment Strategy

        The UK DBP assets are invested with the objective of achieving a total rate of return over the long-term, sufficient to fund future pension obligations, to minimize future pension contributions and to ensure a minimum level of funding. We are willing to tolerate a commensurate level of risk to achieve this objective based on the funded status of the plan and the long-term nature of the UK DBP pension liability. Risk is minimized by maintaining a portfolio of assets that is diversified across a variety of asset classes. All of the assets are managed by external investment managers. The expected long-term rate of return on plan assets was determined based on a variety of considerations, including the established asset allocation targets and expectations for those asset classes, historical returns of the plans' assets and the advice of outside advisors. The UK DBP assets are not invested in Keane common stock. Keane invests in a multi-strategy fund, which invests in a range of underlying hedge funds. The investment in hedge funds provides exposure to a broad range of asset classes and foreign investments.

Obligation and Funded Status

        The following tables summarize the benefit obligations and funded status associated with our UK DBP (dollars in thousands):

As of December 31,	2006	2005	2004
Change in projected benefit obligation:
Benefit obligation at beginning of year	$41,220	$37,572	$32,080
Service cost	59	58	277
Interest cost	2,157	1,906	1,807
Employee contributions	—	—	52
Actuarial loss	698	6,378	3,525
Benefits paid	(245)	(244)	(504)
Prior service cost	—	—	—
Curtailment (gain) loss	—	—	(2,288)
Foreign currency translation	5,883	(4,450)	2,623

Benefit obligation at end of year	49,772	41,220	37,572

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

Change in plan assets:
Fair value of plan assets at beginning of year	25,958	24,081	19,725
Actual return on plan assets	3,322	4,783	2,959
Employer contributions	291	164	297
Employee contributions	—	—	52
Benefits paid	(245)	(244)	(504)
Foreign currency translation	3,814	(2,826)	1,552

Fair value of plan assets at end of year	33,140	25,958	24,081

Funded status	(16,632)	(15,262)	(13,491)
Unrecognized net actuarial loss	12,073	12,943	10,147
Unrecognized prior service cost	—	—	—

Accrued pension cost	$(4,559)	$(2,319)	$(3,344)

Amounts recognized in consolidated balance sheet:
Accrued benefit liability (in Other long-term liabilities)	$(16,632)	$(15,262)	$(13,491)
Accumulated other comprehensive loss	12,073	12,943	10,147

Net amount recognized	$(4,559)	$(2,319)	$(3,344)

        As of December 31, 2006, the accumulated benefit obligation and the projected benefit obligation were both $49.8 million. As a result of legislation in the UK, we agreed with the trustees of the UK DBP to increase the employer contributions by approximately $0.2 million for 2006, and a total of approximately $0.3 million in employer contributions for 2006. Also, as a result of legislation in the UK, we agreed with the trustees of the UK DBP to increase the employer contributions in 2007 and in the future based on the financial performance of the UK subsidiary. Expected employer contributions for 2007 are approximately $0.4 million, but could increase based on the financial performance of the UK subsidiary. In addition, we will incur a pension levy of approximately $0.5 million in 2007 that may increase in the future depending on funding levels of UK DBP.

        Based on the same assumptions used to measure the UK DBP as of December 31, 2006, future benefit payments expected to be paid are $0.5 million, $0.4 million, $1.0 million, $0.7 million, and $0.7 million in 2007, 2008, 2009, 2010, and 2011, respectively. In addition, we expect to pay $6.0 million in the aggregate for the years ended 2012 through 2016.

16.    INCOME TAXES

        Income before income taxes includes the following components (dollars in thousands):

Years ended December 31,	2006	2005	2004
Domestic	$40,240	$50,027	$47,151
Foreign	10,737	291	4,357

Total income before income taxes	$50,977	$50,318	$51,508

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        The provision for income taxes consists of the following (dollars in thousands):

Years ended December 31,	2006	2005	2004
Current:
Federal	$10,479	$7,285	$11,729
State	3,954	3,909	1,379
Foreign	953	801	778

Total	15,386	11,995	13,886
Deferred:
Federal	516	4,127	3,430
State	561	770	1,910

Total	1,077	4,897	5,340

Total provision for income taxes	$16,463	$16,892	$19,226

        The following table shows the principal reasons for the difference between the effective income tax rate and the statutory federal income tax rate (dollars in thousands):

Years ended December 31,	2006	2005	2004
Federal income taxes at 35% statutory rate	$17,842	$17,611	$18,028
State income taxes, net	2,891	2,957	2,923
Disallowed meals expense	379	346	421
Foreign rate differential	(3,270)	(1,621)	(1,228)
Non-benefitable book losses	—	1,717	2,125
Adjustment of prior-year's estimated tax liabilities:
Expiration of statutes and changes in estimates	(1,745)	(3,537)	(1,134)
Deferred tax asset adjustment	—	—	(2,180)
Retroactive state tax	—	—	608
Other, net	366	(581)	(337)

Total	$16,463	$16,892	$19,226

        Our policy is to establish reserves for taxes that may become payable in future years as a result of an examination by tax authorities. In accordance with SFAS No. 5 ("SFAS 5"), "Accounting for Contingencies," we establish the reserves based upon our assessment of exposure associated with permanent tax differences and interest expense applicable to both permanent and temporary difference adjustments. The tax reserves are analyzed periodically and adjusted as events occur to warrant adjustment to the reserves, such as when the statutory period for assessing tax on a given tax return or period expires, in which case the reserve associated with that period is reduced. In addition, the adjustment to the reserve may reflect additional exposure based on current calculations. Similarly, if tax authorities provide administrative guidance or a decision is rendered in the courts, appropriate adjustments will be made to the tax reserve.

        In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109 ("SFAS 109"), "Accounting for Income Taxes." FIN 48 also prescribes a recognition threshold and

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and provides guidance on derecognition, classification, interest and penalties, and accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 31, 2006.

        The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is a recognition process whereby the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the enterprise should presume that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is a measurement process whereby a tax position that meets the more-likely-than-not recognition threshold is calculated to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

        We will adopt the provisions of FIN 48 in the quarter ended March 31, 2007, effective January 1, 2007. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48. The cumulative effect of applying the provisions of FIN 48 should be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that fiscal year. We expect the adjustment to opening retained earnings upon adoption of FIN 48 to be a decrease of approximately $1.5 million. We do not expect the adoption of FIN 48 to have a significant impact to our results of operations in 2007.

        For the year ended December 31, 2006, we recorded a $1.7 million reduction to our tax reserves associated with tax examination settlements and changes in estimates and the expiration of certain statutes of limitation. In accordance with SFAS 5 and SFAS 109 we adjusted our tax reserves in the period where the conditions under SFAS 5 are no longer met, which resulted in a reduction of our tax provision. In addition, as a result of owning greater than 80% of the outstanding voting stock of Keane Worldzen, beginning April 1, 2005, we are able to record a tax benefit on the losses associated with Keane Worldzen, thereby reducing our annual effective tax rate. For the years ended December 31, 2005 and December 31, 2004, the reduction of our tax reserves due to the expiration of certain statutes of limitation and changes in estimates were $3.5 million and $1.1 million, respectively. For the year ended December 31, 2004, we also had an increase to the provision due to a retroactive tax law change. In accordance with SFAS 5 and SFAS 109, we adjusted our tax reserves in the period where the conditions under SFAS 5 were no longer met and as of the enactment date of the new tax laws. The determination of the provision for income tax expense, deferred tax assets and liabilities and related valuation allowance involves judgment. As a global company, we are required to calculate and provide for income taxes in each of the tax jurisdictions where we operate. This involves making judgments regarding the recoverability of deferred tax assets, which can affect the overall effective tax rate.

        For the year ended December 31, 2005, we recorded a $3.5 million reduction to our tax reserves due to the expiration of certain statutes of limitation and a change in estimates. In accordance with

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

SFAS 5 and SFAS 109, we adjusted our tax reserves in the period where the conditions under SFAS 5 are no longer met, which resulted in a reduction of our tax provision. In addition, as a result of owning greater than 80% of the outstanding voting stock of Keane Worldzen, beginning April 1, 2005, we are able to record a tax benefit on the losses associated with Keane Worldzen, thereby reducing our annual effective tax rate. For the year ended December 31, 2004, the reduction of our tax reserves due to the expiration of certain statutes of limitation and changes in estimates was $1.1 million. For the year ended December 31, 2004, we also had an increase to the provision due to a retroactive tax law change. In accordance with SFAS 5 and SFAS 109, we adjusted our tax reserves in the period where the conditions under SFAS 5 were no longer met and as of the enactment date of the new tax laws.

        For the year ended December 31, 2004, we identified errors relating to deferred tax balances arising from transactions in prior years. As a result, we recorded an adjustment to record an additional deferred tax asset totaling approximately $2.2 million and a corresponding decrease to the provision for income taxes. This income tax adjustment results from book to tax timing differences related to depreciation expense that management believe relate to a period, or periods, prior to 2004. Since the specific period to which this adjustment relates cannot be identified with certainty, the adjustment has been recorded in the year ended December 31, 2004.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of net deferred tax asset and liabilities are as follows (dollars in thousands):

As of December 31,	2006	2005
Deferred tax assets:
Current:
Allowance for doubtful accounts and other reserves	$3,360	$1,213
Restructuring reserve	612	1,136
Accrued expenses	1,930	1,380
Deferred revenue, short term	2,786	2,136

Net current deferred tax assets	$8,688	$5,865

Noncurrent deferred tax assets:
Restructuring reserve	$1,021	$1,153
Deferred compensation	3,574	3,282
Depreciation	4,968	6,596
Minimum pension liability adjustment	4,990	4,579
Acquired domestic net operating loss carryforwards	6,532	6,816
Other net operating loss carryforwards	11,404	6,807
Other, net	2,286	1,725
Deferred revenue	8,368	3,606

Total noncurrent deferred tax assets	43,143	34,564

Valuation allowance	(16,110)	(15,879)
Net noncurrent deferred tax assets	27,033	18,685

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

Deferred tax liabilities:
Noncurrent:
Intangibles	(28,097)	(27,762)
Financing debt instrument	(17,903)	(12,209)
Capitalized software	(4,786)	(4,852)
Transaction costs	(2,281)	(2,281)
Deferred expenses	(11,101)	(2,445)

Total noncurrent deferred tax liabilities	(64,168)	(49,549)

Total net noncurrent deferred tax liability	$(37,135)	$(30,864)
Total net deferred tax liability	$(28,447)	$(24,999)

        The valuation allowance for deferred tax assets increased by $0.2 million as a result of the minimum pension liability adjustment and certain subsidiary net operating losses. The tax effect of the minimum pension liability adjustment in 2006 totaling $0.2 million was charged to other comprehensive income. Approximately $3.6 million of the benefit of any future reduction of the valuation allowance attributable to the minimum pension liability would be directly allocated to other comprehensive income.

        At December 31, 2006, we had domestic net operating loss ("NOL") carry-forwards for tax purposes of $16.0 million expiring in years ending in 2014 through 2025. All of these NOL carry-forwards are subject to limitation pursuant to IRC Section 382.

        In addition, our India subsidiary, part of the SignalTree Solutions acquisition, and our Keane Worldzen India subsidiary are entitled to claim tax holiday benefits for a period of ten consecutive years due to the fact that they are export oriented companies which reduces or eliminates the income tax in that country. In 2006 the tax holiday for one of the units or Software Technology Parks ("STP") expired, and caused the earnings of that STP to be subject to Indian income tax. The current statutory tax rate in India is 33.66%. The impact of this was minimal due to the increase in income in the remaining holiday units. Deferred tax assets and liabilities related to the unit for which the holiday expired were required to be recorded. This resulted in a decrease to tax expense of $0.4 million and a reduction of goodwill of another $0.4 million related to deferred tax assets that were acquired when Keane purchased SignalTree. The remainder of the holidays will expire in March of 2009. In anticipation of the expiration of certain holidays, we are exploring new development areas designated as Special Economic Zones ("SEZ"), to house the expansion of our India business which will allow us to benefit from the tax incentives offered under the new program. Based on the currently enacted regular corporate income tax rate, the benefit to us of the tax holidays for the year ended December 31, 2006, 2005 and 2004 was approximately $3.0 million or $.04 per share, $2.0 million or $.03 per share, and $1.5 million or $.02 per share, respectively.

        The American Jobs Creation Act of 2004 (the "Act") introduced a special one-time dividend received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. The President signed the Act into law on October 22, 2004. We evaluated the effects of the repatriation provisions and made the decision to reinvest our

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

foreign earnings indefinitely in the future expansion of our business. We have approximately $31.3 million of unremitted foreign earnings. Given our intention to permanently reinvest these earnings, it is not practical to estimate the amount of additional taxes that might be payable upon repatriation of foreign earnings.

17.    RELATED PARTIES, COMMITMENTS, AND CONTINGENCIES (See Note 1 "SUBSEQUENT EVENTS")

Related Party Transactions

        Our principal executive office is located at 100 City Square in Boston, Massachusetts (the "New Facility"). In October 2001, we entered into a lease with Gateway Developers LLC ("Gateway LLC") for a term of 12 years, pursuant to which we agreed to lease approximately 95,000 square feet of office and development space in the New Facility. We lease approximately 57% of the New Facility and the remaining 43% is, or will be, occupied by other tenants. John Keane Family LLC is a member of Gateway LLC. The members of John Keane Family LLC are trusts for the benefit of John F. Keane, Chairman of our Board of Directors, and his immediate family members.

        On October 31, 2001, Gateway LLC entered into a $39.4 million construction loan with Citizens Bank of Massachusetts (the "Gateway Loan") in connection with the New Facility and an adjacent building located at 20 City Square, Boston, Massachusetts. John Keane Family LLC and John F. Keane are each liable for certain obligations under the Gateway Loan if and to the extent Gateway LLC requires funds to comply with its obligations under the Gateway Loan. Stephen D. Steinour, who was a member of our Board of Directors, was Chief Executive Officer of Citizens Bank of Pennsylvania. On November 17, 2005, Mr. Steinour resigned as a member of the Board of Directors due to his promotion to President of Citizens Financial Group, Inc. and the resultant travel demands. Citizens Bank of Massachusetts and Citizens Bank of Pennsylvania are subsidiaries of Citizens Financial Group, Inc. Mr. Steinour was not involved in the approval process for the Gateway Loan. In June 2005, the Gateway Loan was refinanced to a non-recourse permanent loan with CitiGroup.

        We began occupying the New Facility and making lease payments in March 2003. Based upon our knowledge of lease payments for comparable facilities in the Boston area, we believe that the lease payments under the lease for the New Facility, which will be approximately $3.2 million per year ($33.00 per square foot for the first 75,000 square feet and $35.00 per square foot for the remainder of the premises) for the first six years of the lease term and approximately $3.5 million per year ($36.00 per square foot for the first 75,000 square feet and $40.00 per square foot for the remainder of the premises) for the remainder of the lease term, plus specified percentages of any annual increases in real estate taxes and operating expenses, were, at the time we entered into the lease, as favorable to us as those which could have been obtained from an independent third party. Lease payments to Gateway LLC during the year ended December 31, 2006, 2005, and 2004 were approximately $3.6 million, $3.5 million, and $3.4 million, respectively.

        In view of these related party transactions, we concluded that, during the construction phase of the New Facility, the estimated construction in progress costs for the New Facility would be capitalized in accordance with EITF Issue No. 97-10, "The Effect of Lessee Involvement in Asset Construction." A liability in the same amount was included in the caption "Accrued long-term building costs" in the accompanying preliminary unaudited consolidated balance sheets. For purposes of the preliminary unaudited consolidated statements of cash flows, we characterized this treatment as a non-cash financing activity.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        As a result of the completion of the construction phase and our current occupancy, the related capitalized costs are now classified as "Building" and are included in property and equipment, net, in the accompanying preliminary unaudited consolidated balance sheets. A liability for the same amount appears as accrued expenses and other liabilities and accrued long-term building costs, representing our short and long-term components. The costs of the building are being amortized on a straight-line basis over a 39-year useful life. Additionally, the obligation will be reduced over the life of the lease at an interest rate of 8.67%. The net effect of the amortization that is included in the operating results approximates the rent expense resulting from the contractual payments we are required to make under the lease.

        In February 1985, we entered into a lease, which subsequently was extended to a term of 20 years, with City Square Limited Partnership ("City Square"), pursuant to which we leased approximately 34,000 square feet of office and development space in a building located at Ten City Square, in Boston, Massachusetts. As of December 31, 2005, we leased approximately 88% of this building and the remaining 12% was leased by other tenants. John F. Keane, Chairman of our Board of Directors, and Philip J. Harkins, a member of our Board of Directors, are limited partners of City Square. Based upon our knowledge of lease payments for comparable facilities in the Boston area, we believe that the lease payments under this lease, which were approximately $1.0 million per year ($30.00 per square foot) at the end of the lease term (which expired in February 2006), plus specified percentages of any annual increases in real estate taxes and operating expenses, which were approximately $0.2 million per year, were, at the time we entered into the lease, as favorable to us as those which could have been obtained from an independent third party. As a result of our occupancy of the New Facility (as described above), we vacated and obtained a subtenant for approximately 17% of Ten City Square.

        As a result of the vacancy at Ten City Square in December 2002, we reserved the remaining lease payments due to City Square for the remainder of the lease term, resulting in a charge of approximately $3.9 million in the Fourth Quarter of 2002. In February 2006, our lease for Ten City Square expired and the building was sold to a third party. For the year ended December 31, 2006, we paid approximately $0.2 million in lease payments and as of December 31, 2006, there was no remaining reserve balance.

        In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," as amended by FASB Interpretation No. 46(R) ("FIN 46(R)") in December 2003, which requires the consolidation of a variable interest entity, as defined, by its primary beneficiary. Primary beneficiaries are those companies that are subject to a majority of the risk of loss or entitled to receive a majority of the entity's residual returns, or both. In determining whether it is the primary beneficiary of a variable interest entity, an entity with a variable interest shall treat variable interests in that same entity held by its related parties as its own interests.

        We have evaluated the applicability of FIN 46(R) to our relationship with each of City Square and Gateway LLC and determined that we are not required to consolidate these entities within our preliminary unaudited consolidated financial statements. We have determined that Gateway LLC is not a variable interest entity as the equity investment is sufficient to absorb the expected losses and the holders of the equity investment do not lack any of the characteristics of a controlling interest. We have concluded that as we no longer occupy the space at Ten City Square and no longer derive any benefit

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

from leasing the space, we would not be determined to be the related party most closely associated with City Square. As a result, we will continue to account for our leases with City Square and Gateway LLC consistent with our historical practices in accordance with generally accepted accounting principles. We believe that we do not have an interest in any variable interest entities that would require consolidation.

        In July 2003, our Audit Committee approved a related-party transaction involving a member of our Board of Directors. We sub-contracted with ArcStream to develop and assist in the implementation of a wireless electronic application at two client sites. In accordance with this transaction, we agreed to pay ArcStream a royalty fee for potential future installations during the seven-year license period. John F. Keane, Jr., a member of our Board of Directors, was Chief Executive Officer, a director, and founder of ArcStream. John F. Keane, Jr. is the son of John F. Keane, Sr., Chairman of our Board of Directors, and the brother of Brian T. Keane, our former President, Chief Executive Officer, and director. Effective June 21, 2004, our Audit Committee approved the termination of our agreement with ArcStream and a payment of $150,000 by us to ArcStream in exchange for a release of all parties from any further performance or payment obligations under the original agreement. The termination was for convenience and was not related to ArcStream's performance under the agreement. On April 4, 2005, we acquired certain assets and assumed specified liabilities of ArcStream for a base purchase price of ($0.00) dollars, subject to a working capital adjustment and additional consideration based on the performance of the ArcStream business during the remainder of 2005. In addition, in connection with the transaction, John Keane, Jr. agreed to guarantee certain indemnification obligations of ArcStream and we paid John Keane, Jr. $21,875 pursuant to a consulting arrangement to assist in the transition of the acquired business. See Note 10 "BUSINESS ACQUISITIONS" for a further discussion of the acquisition.

        During the Third Quarter of 2004, Keane Worldzen sold a portfolio of receivables to World Credit LLC for approximately $0.6 million. A principal of World Credit LLC is a family member of the President of Keane Worldzen and, as a result, we have determined that World Credit LLC is a related party to Keane Worldzen. The sale of the portfolio was deemed to be an arms length transaction. In addition, World Credit LLC is an affiliate of World Credit Fund I, LLC and World Credit Fund II, LLC and Prairie Financial LLC. Two non-executive employees of Keane Worldzen hold non-controlling equity interests in World Credit Fund I, LLC and World Credit Fund II, LLC. Keane Worldzen entered into a collection services agreement with World Credit LLC in December 2002. Under this agreement Keane Worldzen provides collection services, and related activities, to World Credit LLC. Keane Worldzen earned approximately $0.3 million, $0.2 million, and $0.1 million from World Credit LLC in 2006, 2005, and 2004, respectively, for these services.

        In July 2005, our Audit Committee approved a related party transaction authorizing us to provide services to Citizens Bank, N.A., in connection with the development of an internet application and related support services. As discussed above, Stephen D. Steinour was previously a member of our Board of Directors and as of November 2005 was promoted to President of Citizen's Financial Group, Inc. an affiliate of Citizens Bank, N.A. Under the terms of this approval, the engagement value is estimated to be approximately $1.6 million. The rates charged under this engagement are comparable to those charged to an independent third party. We have not performed any work in 2006, therefore, for the year ended December 31, 2006, we did not receive any payments under the agreement and had

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

no accounts receivable outstanding. During the year ended December 31, 2005, we received $0.2 million of payments and had no accounts receivables outstanding.

Commitments and Contingencies

        We lease the New Facility from Gateway LLC as described above. We lease additional office space and apartments in approximately 56 locations in North America, the UK, Australia and India under operating leases, some of which may be renewed for periods up to five years, subject to increased rental fees. Rental expense for all of our facilities amounted to approximately $17.5 million in 2006, $17.9 million in 2005, and $16.4 million in 2004. Certain of our facilities operating leases contain escalating rent payments and as a result, we have straight-lined the rent expense associated with these leases in accordance with SFAS No. 13 ("SFAS 13"), "Accounting for Leases." In general, our lease agreements require us to pay all taxes, insurance, utilities and other costs associated with the facilities under lease. In the event we default on the lease, the landlord may terminate the lease, accelerate payments and collect liquidated damages. As of December 31, 2006, we were not in default of our leases. We have subleases for certain restructured properties. Our operating lease commitment balances include lease obligations for properties that have been restructured in prior years and are accrued, net of contractual sublease income of approximately $3.6 million, on our accompanying preliminary unaudited consolidated balance sheets. The related cash receipts for these properties are reflected against the restructuring liability and are not recorded in the accompanying preliminary unaudited consolidated statements of income.

        As of December 31, 2006, the future minimum lease payments for the next five years and thereafter under operating leases were as follows (dollars in thousands):

Years Ended December 31,	Operating Leases
2007	$17,805
2008	14,359
2009	10,863
2010	9,952
2011	7,043
Thereafter	13,976

Total minimum lease payments	$73,998

        We are a guarantor with respect to a line of credit for Innovate EC, an entity in which we acquired a minority equity position as a result of a previous acquisition. The total line of credit is for $600,000. We guarantee $300,000 of this obligation. The line is subject to review by the lending institution. We would be required to meet our guarantor obligation in the event the lending institution refuses to extend the credit facility and Innovate EC is unable to satisfy its obligation.

        In February 2003, we entered into a $50.0 million unsecured revolving credit facility (the "credit facility") with two banks. The terms of the credit facility required us to maintain a maximum total funded debt and other financial ratios. The credit facility also included covenants that, subject to

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

certain specific exceptions and limitations, among other things, restricted our ability to incur additional debt, make certain acquisitions or disposition of assets, create liens, and pay dividends. Between June 2003 and July 2005, we and the two banks amended certain provisions of the credit facility including the allowable limit for letters of credit within the total facility and for the purposes of issuing a letter of credit to satisfy bank guarantees with respect to the Victoria TTA contract with the State of Victoria, Australia. One of the banks issued $35.4 million ($45 million AUD) letters of credit dated July 14, 2005 against our credit facility in connection with our Victoria TTA contract. This credit facility was terminated in connection with the execution of our new credit facility on September 15, 2005, described below.

        On September 15, 2005, we entered into a five-year revolving credit facility (the "new credit facility") with a syndicate of banks (the "lenders") in the amount of $200.0 million, plus an additional amount of up to $50.0 million subject to certain terms and conditions (the "loan amount"). The new credit facility has various nonfinancial and financial covenants, which include a total leverage ratio, a senior leverage ratio and a quick ratio. Our borrowing capacity is based on certain financial ratios as defined under the new credit facility. The new credit facility replaced our previous $50.0 million unsecured revolving credit facility. Pursuant to the new credit facility, we may borrow funds from the lenders up to the loan amount with a $50.0 million sub limit for letters of credit. During the First Quarter of 2006, we amended the new credit facility to allow for certain foreign currency hedging at the subsidiary level. The annual commitment fee payable quarterly is at an initial rate of 0.20% per annum on the unused amount of revolving credit commitments, subject to adjustment based on a senior leverage ratio as defined in the new credit facility and up to a maximum per annum rate of 0.25%. To the extent there are letters of credit outstanding under the new credit facility, we will pay the administrative agent a letter of credit fee, initially 1.0% annually, subject to adjustment based on the senior leverage ratio as defined in the new credit facility and up to a maximum per annum rate of 1.5%. In connection with the new credit facility, we paid $1.3 million in related debt issuance costs. Our borrowing capacity is based on certain financial ratios as defined in the new credit facility. As of December 31, 2006, there was approximately $117.5 million available for borrowing after considering $36.2 million of outstanding letters of credit and after considering certain financial ratios. These letters of credit include the $35.4 million ($45 million AUD) letter of credit issued in July 2005 against our previous credit facility in connection with our Victoria TTA contract. See Note 1 "SUBSEQUENT EVENTS" for a discussion of the impact on our obligation under the new credit facility of not timely filing our Annual Report on Form 10-K for the year ended December 31, 2006 with the SEC and any restatement of our financial statements as a result of the ongoing option review.

        During the Third Quarter ended September 30, 2002, in connection with an acquisition of a business complementary to our own, we initially recorded $3.0 million as deferred revenue related to contingent service credits and issued a $3.0 million non-interest bearing note payable as partial consideration. During the year ended December 31, 2005, we recognized revenue of approximately $1.2 million in relation to the contingent service credits and reduced each of the related deferred revenue and note by approximately $0.6 million. The note had a one-year term with a one-year extension, which expired on September 25, 2005. As of December 31, 2006 and 2005, the deferred revenue and note payable balances were each zero. In connection with the Nims acquisition and based on the financial performance related to the first earn-out, we paid $3.3 million in earn-out

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

consideration in April 2005 and recorded a corresponding increase to Goodwill. The second earn-out was achieved as of December 31, 2005. As a result, we accrued the related $3.3 million in earn-out consideration as of December 31, 2005 with a corresponding increase to Goodwill, which we paid in April of 2006. As of December 31, 2006, there is an additional earn-out of $8.3 million that was achieved or is certain to be achieved, which we accrued as of December 31, 2006 with a corresponding increase to Goodwill. We expect to pay this amount in the Second Quarter of 2007.

Guarantees and Indemnifications

        In connection with certain contracts, we have been required to deliver security or performance bonds for the benefit of our clients. These bonds give the beneficiary the right to obtain payment from the issuer of the bond if certain specified events occur or fail to occur. In addition, we have various agreements in which we may be obligated to indemnify our clients or third parties with respect to certain matters. Generally, these indemnification provisions are included in contracts arising in the normal course of business under which we customarily agree to hold the indemnified party harmless against losses arising from a breach of representations related to such matters as title to assets sold and licensed or certain intellectual property rights, improper disclosures of confidential information, personal injuries, or property damages. Typically, there are no specific dollar limits associated with indemnifications. In general, the term of the indemnifications will correspond to the contract term such that the harm or damage must occur during the contract period. Therefore, claims may be raised after completion of the contract associated with the indemnification provision, but the damage must have been caused during the contract term. As a prime contractor under certain contracts, we are responsible for the performance of our subcontractors and would be required to arrange for performance in the event the subcontractors failed to perform. However, we would retain our right to enforce the subcontracts and to seek damages for nonperformance from our subcontractors. A limited number of our contracts include liquidated damages provisions, which would require us to make per diem payments for late deliveries. Further, our obligations under these agreements may be limited in terms of time and/or amount and, in some instances, we may have recourse against third parties, including our subcontractors, for certain payments made by us. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of our obligations and the unique facts of each particular agreement.

        Kamco has obligations under the Victoria TTA contract with respect to both project management and performance of subcontractors. There are numerous indemnification provisions within the Victoria TTA contract, some of which are customarily included through the normal course of business. We have agreed to hold TTA harmless against losses arising from a breach of representations related to such matters as title to assets sold and licensed or certain intellectual property rights, improper disclosures of confidential information, personal injuries, or property damages. As the prime contractor for the Victoria TTA contract, Kamco is the beneficiary of corresponding indemnifications from its subcontractors. Subject to a number of exclusions, Kamco's maximum liability is capped at $78.7 million ($100 million AUD). Under the Victoria TTA contract, liquidated damages, for which Kamco may be liable, are assessed at $39,359 ($50,000 AUD) per day for each day the specified phase completion is behind schedule, but are limited to $7.9 million ($10 million AUD). The first $3.9 million ($5 million AUD) in liquidated damages is split evenly amongst Kamco and certain subcontractors. The next

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

$3.9 million ($5 million AUD) is apportioned based on responsibility for the delay. Based on performance to date and our current estimated timeline for the Victoria TTA contract, the TTA could claim prepayment of estimated liquidated damages up to the maximum of $7.9 million ($10 million AUD). The amount of prepaid estimated liquidated damages, if any, would be allocated between Kamco and its subcontractors as described above. In addition, we have a total of $35.4 million ($45 million AUD) letters of credit issued against the new facility as surety bonds to ensure due and proper performance of our obligations under the Victoria TTA contract.

Settlement and Termination

        On May 10, 2006, Brian T. Keane resigned, effective as of that date, as President, Chief Executive Officer, and a director of Keane. In connection with Mr. Keane's resignation, we entered into a Resignation and Consulting Agreement with Mr. Keane, effective May 10, 2006. Pursuant to the agreement, Mr. Keane resigned, and we accepted his resignation as President, Chief Executive Officer, and a director and from all other positions including offices, directorships, or employment he held with us or any of our affiliates or related entities. Mr. Keane may not permit himself to be considered for election to our board of directors at any time prior to December 31, 2010.

        Pursuant to the Resignation and Consulting Agreement, from June 1, 2006 until December 31, 2007, Mr. Keane has agreed to provide up to a maximum of 150 days of consulting services to us as may be requested by our board of directors. We will pay Mr. Keane an aggregate of $494,000 for his consulting services, payable in equal monthly installments of $26,000 from June 1, 2006 through December 31, 2007. After January 1, 2007, Mr. Keane may terminate his agreement to provide consulting services upon 30 days written notice to us and we will cease making monthly consulting payments to Mr. Keane upon any such termination.

In addition, pursuant to the Resignation and Consulting Agreement:

  •
  We have agreed to provide Mr. Keane with the right to continue to participate in our group medical and dental benefit plans to the extent permitted by and subject to the Consolidated Omnibus Budget Reconciliation Act, or "COBRA".

  •
  We have agreed to pay toward the premium for such coverages the same amount as we pay toward the premiums for our active eligible employees with the same level of coverages.

  •
  All of Mr. Keane's outstanding stock options and restricted stock awards ceased to vest after May 10, 2006, except that 10,000 shares of restricted stock that would otherwise vest on December 16, 2006 will continue to vest despite his resignation.

  •
  We agreed to extend the exercise period for Mr. Keane's vested stock options to December 31, 2006.

  •
  Mr. Keane agreed to release us from any claims he may have against us or our affiliates, including claims relating to Mr. Keane's employment with us and his resignation, provided that the release will not affect any right he may have to seek indemnification under our restated articles of incorporation.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        On May 10, 2006, our Board of Directors appointed John J. Leahy, our Executive Vice President of Finance and Administration and Chief Financial Officer, to serve as our President and Chief Executive Officer on an interim basis effective immediately. In addition, to ensure clear leadership and continuity during this period of transition, the Board formed the Office of the President, consisting of Richard S. Garnick, former President, North American Services and Global Business Lines; Russell J. Campanello, Senior Vice President, Human Resources; and John J. Leahy.

        On June 8, 2006, we entered into a Settlement Agreement with Georgina Fisk, our former Vice President of Marketing, Brian Keane, the former Chief Executive Officer, John Keane, Sr., the Chairman of our Board of Directors, and John Keane, Jr., a member of the our Board of Directors (the "Settlement Agreement"). The Settlement Agreement was entered into in connection with the resolution of Ms. Fisk's previously reported allegations concerning Brian Keane. The Settlement Agreement includes the following terms:

  •
  Ms. Fisk's resignation as our Vice President of Marketing effective June 30, 2006;

  •
  Payment by us and/or our insurer to Ms. Fisk of $1,140,000;

  •
  The extension of Ms. Fisk's right to exercise any vested stock options held by her until December 31, 2006;

  •
  Agreement by us not to exercise our right to repurchase 2,500 shares of restricted stock held by Ms. Fisk which vested on December 16, 2006 until after December 31, 2006;

  •
  Mutual releases between Ms. Fisk and Keane, Brian Keane, John Keane, Sr. and John Keane, Jr.;

  •
  Mutual agreements by all parties as to confidentiality and non-disparagement; and

  •
  Waiver by us of our right to enforce non-competition provisions of Ms. Fisk's agreement with us concerning confidential information and our right to enforce non-solicitation provisions of such agreement after January 1, 2007.

Legal Matters

        On September 29, 2006, we announced that Richard S. Garnick, former President of North American Services and Global Business Lines and a former member of our Office of the President, was dismissed for cause effective on that date. On October 3, 2006, Mr. Garnick filed a lawsuit in Suffolk Superior Court in the Commonwealth of Massachusetts against us and John Leahy, our Executive Vice President of Finance and Administration and Chief Financial Officer, asserting claims for breach of contract with damages of approximately $2.0 million, defamation, invasion of privacy, and tortious interference with contractual relations with unspecified damages. We intend to vigorously defend against the claim.

        As disclosed in Note 1 "SUBSEQUENT EVENTS," we have entered into an Agreement and Plan of Merger dated February 6, 2007 by and among Keane, Caritor, Inc. ("Caritor") and Renaissance Acquisition Corp., a wholly owned subsidiary of Caritor, providing for the acquisition of Keane by Caritor.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

        On February 13, 2007, a purported class action suit was filed in Massachusetts Superior Court by Susan Nichols, naming Keane and certain current and former directors as defendants (the "Nichols Suit"). The complaint alleges that Keane's directors breached fiduciary duties in connection with the recently announced proposed acquisition of Keane by Caritor. The plaintiff in the Nichols Suit seeks monetary and equitable relief.

        On February 14, 2007, a purported Keane shareholder, Henry C. Blaufox, filed a derivative and class action against Keane in the United States District Court for the District of Massachusetts (the "Blaufox Suit"). The suit, which names Keane as a nominal defendant, seeks to bring derivative and direct claims on behalf of Keane and a class of Keane's shareholders, against certain of Keane's present and former directors and executive officers. The suit purports to bring claims for monetary and equitable relief under the federal securities laws and state law, allegedly arising out of Keane's past stock option practices and the recently announced proposed acquisition of Keane by Caritor.

        We intend to review the allegations of both suits and respond when it is appropriate.

        As we announced on February 23, 2007, we have received an inquiry from the SEC requesting documents related to our stock option grants and stock option practices. We intend to cooperate with the SEC on this matter. We cannot assure you that we will not be subject to regulatory fines or penalties or other contingent liabilities at the conclusion of the SEC's inquiry. In addition, our officers and/or directors could be prohibited from serving as officers and directors of any public company and could be subject to criminal penalties and disgorgement. Our Board of Directors has appointed a special committee of disinterested directors to initiate an inquiry into our stock option grants and practices. The special committee has retained independent legal counsel to assist in the inquiry.

        We are involved in other litigation and various legal matters, which have arisen in the ordinary course of business. We do not believe that the ultimate resolution of these matters will have a material adverse effect on our financial condition, results of operations, or cash flows.

18.    SEGMENT INFORMATION

        Based on qualitative and quantitative criteria established by SFAS 131, we operate within two reportable segments: Professional Services and Transportation Ticketing Solutions. In these segments, we offer an integrated mix of end-to-end business solutions, such as Outsourcing, Development and Integration, and Other services. Keane delivers these services through an integrated network of regional profit centers in North America, the UK, and Australia and through ADC's in the U.S., Canada, and India. The Chief Operating Decision Maker ("CODM") evaluates performance and determines the allocation of resources based on the operating profit or loss at the regional profit center level. Within Professional Services, each branch is set-up to deliver all of our service offerings and the expectation is to provide a consistent level of profitability with each offering type. No individual regional profit center meets the quantitative criteria established by SFAS 131 and therefore have been presented in one reportable segment.

        With the entrance into the Transportation Ticketing Solution market in 2005 as a result of our entering into the Victoria TTA contract, we have determined that the economic characteristics of the services and the distinct client base would require a separate reportable segment. The expertise

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

required for the development and management of the Victoria TTA contract is unique to its delivery. We have evaluated our provision of solutions and services under the Victoria TTA contract under the qualitative and quantitative criteria established by SFAS 131 and have concluded these services represent a new reportable segment, in addition to our existing reportable segment Professional Services. As of and for the year ended December 31, 2006 and December 31, 2005, we have not recognized any revenues or direct costs for this segment, there was approximately $1.6 million and $0.1 million, respectively, of property, plant, and equipment associated with Kamco. For the years ended December 31, 2006 and 2005, we recognized approximately $2.9 million and $3.4 million, respectively, in indirect expenses for this segment. As a result, we have not provided any additional segment data.

        See Note 5 "SIGNIFICANT CONTRACTS" for a discussion of the Victoria TTA contract.

        In accordance with the enterprise-wide disclosure requirements of SFAS 131, our geographic information is as follows (dollars in thousands):

	2006		2005		2004
	Revenues	Property & equipment	Revenues	Property & equipment	Revenues	Property & equipment
Domestic	$901,062	$58,669	$899,262	$63,234	$860,354	$64,173
International
UK	28,461	176	38,663	232	40,207	476
Other	18,783	14,258	17,930	14,117	10,982	12,112

Subtotal	47,244	14,434	56,593	14,349	51,189	12,588

Total	$948,306	$73,103	$955,855	$77,583	$911,543	$76,761

        Geographic revenues are presented net of intercompany revenues between the geographic locations. The various agencies of the Federal Government represented 11.4%, 9.8%, and 9.4% of our consolidated revenues for the years ended December 31, 2006, 2005, and 2004, respectively. The total accounts receivable balance related to amounts owed to Keane by the various agencies of the Federal Government were approximately $20.0 million and $23.4 million as of December 31, 2006 and December 31, 2005, respectively. With the exception of the various agencies of the Federal Government in 2006, we had no single client that provides revenues that equaled or exceeded 10 percent of our consolidated revenues in 2006. In 2005 and 2004, there were no single clients that equaled or exceeded 10 percent of consolidated revenues.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

19.    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except per share data)
For the year ended December 31, 2006
Revenues (1)	$243,577	$242,635	$231,956	$230,138
Gross margin (2)	70,326	71,125	65,595	67,241
Income before income taxes	8,694	14,182	13,297	14,804
Net income	5,390	9,399	8,403	11,322
Basic earnings per share	$0.09	$0.16	$0.15	$0.20
Diluted earnings per share (4)	$0.09	$0.15	$0.13	$0.18
For the year ended December 31, 2005
Revenues	$232,204	$237,818	$239,563	$246,270
Gross margin (2)	70,011	71,357	68,547	75,991
Income before income taxes	12,125	10,931	9,781	17,481
Net income (3)	7,275	7,043	8,886	10,222
Basic earnings per share	$0.12	$0.11	$0.15	$0.18
Diluted earnings per share (4)	$0.11	$0.11	$0.14	$0.16
(1)
During the Third Quarter ended September 30, 2006, we recorded a revenue reduction of approximately $2.1 million to adjust in the current period revenue that had been recorded incorrectly in prior quarterly periods, of which approximately $1.6 million related to the Second Quarter ended June 30, 2006. Operating results for the three months ended September 30, 2006 are not necessarily indicative of the results that may be expected for any other period.

(2)
Gross margin (revenues less salaries, wages, and other direct costs).

(3)
Second Quarter of 2006 and Fourth Quarter of 2006 includes a $0.3 million and $1.4 million, respectively, reduction to our tax reserves associated with tax examination settlements and changes in estimates. Third Quarter of 2005 and Fourth Quarter of 2005 include a $2.8 million and $0.7 million, respectively, reduction to our tax reserves due to the expiration of certain statutes of limitation and a change in estimates.

(4)
Reflects the adoption of EITF 04-8, which requires contingently convertible debt to be included in the calculation of diluted earnings per share using the if-converted method regardless of whether the market price trigger has been met. See Note 3 "EARNINGS PER SHARE" for further discussion.

The information contained in these preliminary unaudited consolidated financial statements and the accompanying notes may be subject to significant changes and adjustments as a result of the ongoing review of stock option grants and stock option practices and related accounting or other matters.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Not applicable.

ITEM 9A.    CONTROLS AND PROCEDURES

Management's Preliminary Annual Report on Internal Control Over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Our management preliminarily assessed the effectiveness of our internal control over financial reporting as of December 31, 2006 based on the criteria set forth by the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

        Due to the significant organizational and process changes which occurred in our field operations as part of the One Keane reorganization initiative, as well as the implementation of a PeopleSoft Enterprise Resource Planning system, some of our key controls in the area of revenue recognition were not operating effectively. Management's preliminary assessment identified the following control deficiencies which, in the aggregate, constitute a material weakness in our internal controls over financial reporting in relation to our revenue recognition processes. The first deficiency in the list is also considered a material weakness on a stand alone basis:

  •
  Our quality assurance process to ensure new contracts or projects are initiated properly for revenue recognition purposes in our PeopleSoft ERP system was not operating consistently.

  •
  The report generated by our PeopleSoft ERP system used to analyze our unbilled work-in-process was not providing adequately detailed data at the project level and was not aging activity accurately.

  •
  Our controls to monitor unsubmitted time did not ensure submission of billable time on a timely basis and there was a lack of a control to review subsequently submitted time to ensure appropriate and timely accrual at period end.

  •
  We lacked a control to review adjustments to revenue, which are processed by personnel in the field in the normal course of business, to ensure appropriate accrual at period end.

  •
  The criteria that had been established for new contracts or projects which require review by our corporate accounting organization at initiation for appropriate revenue recognition treatment were not sufficiently comprehensive to ensure that all contracts which could materially impact revenue were reviewed.

        Because of the material weaknesses described above, our management preliminarily believes that, as of December 31, 2006, our internal control over financial reporting was not effective based on the criteria set forth by the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Preliminary Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

        Our management, with the participation of our Vice Chair, President and Chief Executive Officer and our Executive Vice President of Finance and Administration and Chief Financial Officer, who served as our Interim President and Chief Executive Officer during the fiscal quarter ended

December 31, 2006, preliminarily evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of December 31, 2006. Based on this evaluation, our Vice Chair, President and Chief Executive Officer and our Executive Vice President of Finance and Administration and Chief Financial Officer preliminarily concluded that, as of December 31, 2006, our disclosure controls and procedures were not effective due to the material weaknesses in our internal control over financial reporting discussed above.

        Because the material weaknesses noted above had been identified, we performed additional analyses and performed other procedures designed to ensure the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Specifically, we performed the following procedures:

  •
  Reviewed gross margins on all projects meeting a set criteria for reasonableness to ensure proper recognition of revenue and costs.

  •
  Reviewed in detail the unbilled aging report and traced certain amounts to signed customer contracts to validate the amounts had been properly recognized.

  •
  Analyzed and adjusted accordingly, billed and unbilled amounts that were deemed to be uncollectible.

  •
  Generated reports to identify and quantify the revenue impact of time reporting and revenue adjustments that were not processed in a timely manner to ensure that all material amounts were recorded in the proper accounting period.

        Management believes that the consolidated financial statements included in this report fairly present, in all material respects our financial condition, results of operations and cash flows for the periods presented.

Changes in Internal Control Over Financial Reporting

        During the quarter ended December 31, 2006, we enhanced the WIP aging report and implemented more comprehensive criteria for new contracts or projects which require review by our corporate accounting organization. However, as these remedial actions were implemented late in the fourth quarter management was unable to adequately evaluate them for operating effectiveness.

        Except as described above, during the fiscal quarter ended December 31, 2006, there was no change in our internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Remediation Steps to Address Material Weaknesses

        As noted above we have enhanced the WIP aging report and implemented more comprehensive criteria for new contracts or projects which require review by our corporate accounting organization. Remediation plans for the quality assurance process were developed and are in process. We enhanced the quality assurance process to include aspects of the contract/project set-up process not previously reviewed and established centralized monitoring controls designed to ensure the process is operating consistently. In addition, we are re-engineering the time reporting process by implementing centralized monitoring and reporting and establishing clearer accountability for unprocessed time. We are also implementing centralized monitoring of time reporting and field revenue adjustments to ensure significant amounts are recorded on a timely basis. Finally, we are creating an additional position with technical revenue recognition accounting expertise to oversee the remediation process and manage the process on an on-going basis.

ITEM 9B.    OTHER INFORMATION

        None.